Exhibit 10.1

$700,000,000.00

CREDIT AGREEMENT

dated as of October 24, 2007,

among

LINENS ‘N THINGS, INC.
and
LINENS ‘N THINGS CENTER, INC.,
as US Borrowers,

LINENS ‘N THINGS CANADA CORP.,
as Canadian Borrower,

LINENS HOLDING CO.
and
THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

GE CAPITAL MARKETS, INC.,
as Arranger and Bookmanager,

GENERAL ELECTRIC CAPITAL CORPORATION,
as US Administrative Agent and US Collateral Agent,

GE CANADA FINANCE HOLDING COMPANY,
as Canadian Administrative Agent and Canadian Collateral Agent

WELLS FARGO RETAIL FINANCE, LLC,
as Syndication Agent

BANK OF AMERICA, N.A. and MERRILL LYNCH CAPITAL,
 a Division of Merrill Lynch Business Financial Services Inc.,
as Co-Documentation Agents

i

(continued)

(continued)

(continued)

(continued)

v

ANNEXES
Annex I	Applicable Margin

SCHEDULES

Schedule 1.01(a)	Refinancing Indebtedness to Be Repaid
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 1.01(c)	Existing Letters of Credit
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.09	Material Agreements
Schedule 3.19	Insurance
Schedule 3.24	Location of Material Inventory
Schedule 4.01(g)	Local Counsel
Schedule 5.14	Post-Closing Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(a)	Existing Investments
Schedule 9.02	Accounts and Lockboxes

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Landlord Access Agreement
Exhibit H	Form of LC Request
Exhibit I	Form of Lender Addendum
Exhibit K-1	Form of Revolving Note
Exhibit K-2	Form of Canadian Revolving Note
Exhibit K-3	Form of US Swingline Note
Exhibit K-4	Form of Canadian Swingline Note
Exhibit K-5	Form of Discount Note
Exhibit K-6	Form of Tranche B Note
Exhibit L-1	Form of Perfection Certificate
Exhibit L-2	Form of Perfection Certificate Supplement
Exhibit M-1	Form of US Security Agreement
Exhibit M-2	Form of Canadian Security Agreement
Exhibit N	Form of Opinion of Company Counsel
Exhibit P	Form of Intercompany Note
Exhibit Q	Form of Non-Bank Certificate
Exhibit S	Form of Borrowing Base Certificate
Exhibit T	Due Diligence Request

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of October 24, 2007 is among LINENS ‘N THINGS, INC., a Delaware corporation (“LNT”) and LINENS ‘N THINGS CENTER, INC., a California corporation (“LNT Center” and together with LNT the “US Borrowers” and each individually a “US Borrower”), LINENS ‘N THINGS CANADA CORP., a Nova Scotia unlimited company (“Canadian Borrower” and together with US Borrowers, the “Borrowers”); LINENS HOLDING CO., a Delaware corporation (“Holdings”); the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I); the Lenders; GE CAPITAL MARKETS, INC. (“GECM”), as lead arranger (in such capacity, “Arranger”); GENERAL ELECTRIC CAPITAL CORPORATION (“GE CAPITAL”), as US swingline lender (in such capacity, “US Swingline Lender”); GENERAL ELECTRIC CAPITAL CORPORATION, as US administrative agent (in such capacity, “US Administrative Agent”) for the Lenders and the Issuing Banks and as US collateral agent (in such capacity, the “US Collateral Agent”) for the Secured Parties; GE CANADA FINANCE HOLDING COMPANY (“GE CANADA”), as Canadian collateral agent (in such capacity, the “Canadian Collateral Agent”; the US Collateral Agent and the Canadian Collateral Agent are collectively referred to herein as the “Collateral Agents”) for the Secured Parties; GE CANADA, as Canadian administrative agent (in such capacity, the “Canadian Administrative Agent” together with the US Administrative Agent, the “Administrative Agents”) for the Lenders and the Issuing Banks, and GE CANADA, as Canadian swingline lender (in such capacity, “Canadian Swingline Lender” and together with US Swingline Lender, the “Swingline Lenders”).

WITNESSETH:

WHEREAS, Borrowers have requested that Lenders extend revolving credit facilities to Borrowers of up to Seven Hundred Million Dollars ($700,000,000) in the aggregate to provide (a) working capital financing for Borrowers, (b) funds for other general corporate purposes of Borrowers and (c) funds for other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and

WHEREAS, Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to the Collateral Agents, for the benefit of Collateral Agents and the Secured Parties, a security interest in and lien upon all of their existing and after-acquired personal and real property; and

WHEREAS, Holdings is willing to guarantee all of the obligations of Borrowers to Agent and Secured Parties under the Loan Documents and to pledge to the Collateral Agents, for the benefit of Collateral Agents and the Secured Parties, all of the Equity Interests of its Subsidiaries to secure such guaranty; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Article I and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Article I shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01.            Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptance Fee” shall have the meaning assigned to such term in Section 2.06(d).

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Accounts” shall mean all “accounts” as such term is defined in the UCC as in effect on the date hereof in the State of New York or as defined in the PPSA, as applicable, in which such Person now or hereafter has rights and shall include, without limitation, Credit Card Receivables.

“Acquisition” shall mean the acquisition as evidenced by that certain Agreement and Plan of Merger dated as of November 8, 2005 (as amended, supplemented or otherwise modified from time to time, the “Acquisition Agreement”) by and among Holdings, Linens Merger Sub Co and LNT which provided for the acquisition of all of the business of LNT.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Subsidiaries.

“Acquisition Documents” shall mean the Acquisition Agreement and all other documents executed and delivered with respect to the Acquisition or the Acquisition Agreement.

“Activation Notice” has the meaning assigned to such term in Section 9.02.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the applicable Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Agents” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Borrower” shall mean LNT Center, or any successor entity serving in that role pursuant to Section 2.03(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09 , the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Administrative Agents and the Collateral Agents; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a floating rate equal to the higher of (a) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (b) the Federal Funds Effective Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Alternate Base Rate shall take effect at the time of such change in the Alternate Base Rate. If the US Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the US Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Fee” shall mean, for any day, with respect to any Commitment, the applicable percentage set forth in Annex I under the caption “Applicable Fee”.

“Applicable Margin” shall mean, for any day, with respect to any Revolving Loan or Swingline Loan, as the case may be, the applicable percentage set forth in Annex I under the appropriate caption.

“Approved Currency” shall mean each of dollars and Canadian dollars.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger, amalgamation or consolidation and including any Sale and Leaseback Transaction) of any property excluding (i) sales of Inventory in the ordinary course of business, (ii) dispositions of Cash Equivalents and (iii) leases or subleases of less than all or substantially all of the Stores, in each case, in the ordinary course of business, by Holdings or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in each case, to any person other than (i) the Borrowers, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.04(b)), and accepted by the applicable Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the applicable Administrative Agent.

“Average Excess Availability” shall mean, as of any date of determination, the Excess Availability on the last Business Day of the fiscal quarter most recently ended; provided, that, if an Activation Notice has been delivered, the Average Excess Availability shall mean the weighted average amount of Excess Availability for such quarter which shall equal the sum of each “Periodic Availability Amount” (defined below) calculated for such quarter. As used herein, the term “Periodic Availability Amount” shall mean with respect to any period of days in a quarter for which a Borrowing Base Certificate is in effect, (a) the Excess Availability amount determined by the Collateral Agents and Administrative Agents based on (x) the information set forth in the Borrowing Base Certificate as adjusted to reflect any change noted by the Collateral Agents pursuant to the terms hereof, and (y) the outstanding Dollar Equivalents of the Loans and LC Exposures as shown on the books of the applicable Administrative Agent, for such period of days multiplied by (b) the fraction (expressed as a percentage), the numerator of which is the number of days in such quarter for which such Borrowing Base Certificate was in effect, and the denominator of which is the number of days in such quarter. Average Excess Availability shall be calculated for each fiscal quarter by the Collateral Agents and such calculations shall be presumed to be correct, absent manifest error.

“BA Equivalent Loan” shall mean a Canadian Revolving Loan made by a Non-BA Lender.

“Bailee Letter” shall have the meaning assigned thereto in the Security Agreement.

“Bankers’ Acceptance” shall mean a bill of exchange, including a depository bill defined and issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian dollars, drawn by the Canadian Borrower and accepted by the Lender and shall include, where the context requires, a Discount Note and a BA Equivalent Loan not evidenced by a Discount Note.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the US Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the US Administrative Agent to its customers.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada) as such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Blocked Account” shall mean shall have the meaning assigned to such term in Section 9.02(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation (including, for the avoidance of doubt, any company incorporated under the laws of Canada (or any province or territory thereof)), the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrowers” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or Banker’s Acceptances, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Base” shall mean at any time, subject to adjustment as provided in Section 2.20, an amount equal to the lesser of (a) the sum of, without duplication:

(i)            the book value of Eligible Accounts of US Borrowers multiplied by the advance rate of 100%, plus

(ii)           (A) at any time other than during a Seasonal Advance Period, the advance rate of 90% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory of US Borrowers and (B) during a Seasonal Advance Period, the advance rate of 92.5% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory of US Borrowers, plus

(iii)          (A) at any time other than during a Seasonal Advance Period, the advance rate of 90% of the Net Recovery Cost Percentage multiplied by the Cost of all Eligible In-Transit Inventory of US Borrowers, and (B) during a Seasonal Advance Period, the advance rate of 92.5% of the Net Recovery Cost Percentage multiplied by the Cost of all Eligible In-Transit Inventory of US Borrowers, plus

(iv)          the aggregate of all Incorporated Borrowing Bases, plus

(v)           (A) at any time other than during a Seasonal Advance Period, the advance rate of 90% of the Net Recovery Cost Percentage multiplied by the aggregate undrawn face amount of Eligible Letters of Credit of US Borrowers and (B) at any time during a Seasonal Advance

Period, the advance rate of 92.5% of the Net Recovery Cost Percentage multiplied by the aggregate undrawn face amount of Eligible Letters of Credit of US Borrowers, minus

(vi)          a reserve in the amount of the Current Derivative Exposure, minus

(vii)         upon five (5) Business Day’s prior written notice to US Borrowers by the applicable Collateral Agents, any Reserves established from time to time by such Collateral Agents in the exercise of their Permitted Discretion, minus

(viii)        a reserve in the amount of the Tranche B Deficiency Amount; and

(b)           the maximum amount of Revolving Credit Obligations (as defined in the Senior Note Agreement) that are permitted in Section 4.09 of the Senior Note Agreement as Permitted Debt thereunder minus the Canadian Exposure of all the Lenders minus the Line Reserve allocated to US Revolving Commitments minus the Tranche B Exposure.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Collateral Agents and the Administrative Agents with such adjustments as Administrative Agents and Collateral Agents deem appropriate in their collective Permitted Discretion to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement. The parties understand that the exclusionary criteria in the definitions of Eligible Accounts and Eligible Inventory, any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine “lower of cost or market value” and factors considered in the calculation of the Cost of Eligible Inventory or the book value of Eligible Accounts have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Borrowing Base for the same facts or circumstances.

“Borrowing Base Certificate” shall mean an Officers’ Certificate from Borrowers, substantially in the form of (or in such other form as may be mutually agreed upon by Borrowers, Collateral Agents and Administrative Agents), and containing the information prescribed by Exhibit S, delivered to the Administrative Agents and the Collateral Agents setting forth Borrowers’ calculation of the Borrowing Base, the Canadian Borrowing Base and the Tranche B Borrowing Base.

“Borrowing Base Guarantor Intercompany Loan Amount” shall mean, at any time, the amount which is the sum of (a) the net amount of any intercompany advances (including Letters of Credit issued for the account or benefit of a US Borrowing Base Guarantor) which are made and outstanding to or for the account of a US Borrowing Base Guarantor from the Administrative Borrower and (b) interest accrued and unpaid on such amount (from the date of this Agreement for amounts outstanding on the date hereof and which remain outstanding, and from the date of such intercompany advance for subsequent advances) at the rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

“Borrowing Base Guarantors” shall mean the US Borrowing Base Guarantors and the Canadian Borrowing Base Guarantors.

“Borrowing Request” shall mean a request by Borrowers in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agents.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with (a) a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market (b) a Canadian Revolving Loan, the term “Business Day” shall also exclude any day on which banks in Toronto, Canada are authorized or required by law to close.

“CAM Exchange” shall mean the exchange of the Lenders’ interests provided for in Section 2.22.

“CAM Exchange Date” shall mean the date on which (i) any event referred to in Section 8.01(g) or (h) shall occur, or (ii) an acceleration of the maturity of the Loans pursuant to Section 8.01 shall occur.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (i) the numerator shall be (without duplication) the aggregate Dollar Equivalent of the Specified Obligations owed to such Lender and such Lender’s participation in the aggregate LC Obligations immediately prior to the CAM Exchange Date and (ii) the denominator shall be (without duplication) the aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders and the aggregate LC Obligations immediately prior to such CAM Exchange Date.

“Canadian Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Canadian Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Canadian Borrowing Base” shall mean at any time, subject to adjustment as provided in Section 2.21, an amount equal to the lesser of (a) the sum of, without duplication:

(i)            the book value of Eligible Canadian Accounts of Canadian Borrower multiplied by the advance rate of 100%, plus

(ii)           (A) at any time other than during a Seasonal Advance Period, the advance rate of 90% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Canadian Inventory of Canadian Borrower and (B) during a Seasonal Advance Period, the advance rate of 92.5% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Canadian Inventory of Canadian Borrower, plus

(iii)          (A) at any time other than during a Seasonal Advance Period, the advance rate of 90% of the Net Recovery Cost Percentage multiplied by the Cost of all the Eligible Canadian In-Transit Inventory of Canadian Borrower, and (B) during a Seasonal Advance Period, the advance rate of 92.5% of the Net Recovery Cost Percentage multiplied by the Cost of all Eligible Canadian In-Transit Inventory of Canadian Borrower, plus

(iv)          the amount, if any, by which the Borrowing Base exceeds the US Revolving Exposure of all of the Lenders (but only to the extent that such excess is not made available to US Borrowers), minus

(v)           to the extent not already deducted in the calculation of the Borrowing Base, a reserve in the amount of the Current Derivative Exposure; minus

(vi)          a reserve in the amount of the Priority Payables; minus

(vii)         upon five (5) Business Day’s prior written notice to Canadian Borrower by the applicable Collateral Agents, any Reserves established from time to time by such Collateral Agents in the exercise of their Permitted Discretion; and

(b)           the maximum amount of Revolving Credit Obligations (as defined in the Senior Note Agreement) that are permitted in Section 4.09 of the Senior Note Agreement as Permitted Debt thereunder minus the US Revolving Exposure of all of the Lenders minus the Line Reserve allocated to the Canadian Revolving Commitments minus the Tranche B Exposure.

The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Collateral Agents and the Administrative Agents with such adjustments as Administrative Agents and Collateral Agents deem appropriate in their collective Permitted Discretion to assure that the Canadian Borrowing Base is calculated in accordance with the terms of this Agreement. The parties understand that the exclusionary criteria in the definitions of Eligible Canadian Accounts and Eligible Canadian Inventory, any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine “lower of cost or market value” and factors considered in the calculation of the Cost of Eligible Canadian Inventory or the book value of Eligible Canadian Accounts have the effect of reducing the Canadian Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Canadian Borrowing Base for the same facts or circumstances.

“Canadian Borrowing Base Guarantor” shall mean any Wholly Owned Subsidiary of the Canadian Borrower which may hereafter be approved by the Administrative Agents and the Collateral Agents and which (a) is organized under the laws of Canada (or any province or territory thereof), (b) is currently able to prepare all collateral reports in a comparable manner to the Borrowers’ reporting procedures and (c) has executed and delivered to the applicable Collateral Agents such joinder agreements to guarantees, contribution and set-off agreements and other Security Documents as such Collateral Agents have reasonably requested so long as such Collateral Agents have received and approved, in their reasonable discretion, (i) a collateral audit and Inventory Appraisal conducted by an independent appraisal firm reasonably acceptable to such Collateral Agents and (ii) all PPSA and similar search results necessary to confirm such Collateral Agents’ first priority Lien on all of such Canadian Borrowing Base Guarantor’s personal property, subject to Permitted Liens.

“Canadian Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Canadian dollars” or “Can$” shall mean the lawful money of Canada.

“Canadian Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Canadian Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s Swingline Exposure to Canadian Borrower.

“Canadian Guarantors” shall mean LNT I, LNT II, LNT Partnership and each other person, if any, that executes or becomes party to a Canadian Guaranty or other similar agreement guaranteeing the Canadian Obligations in favor of the Canadian Collateral Agent.

“Canadian Guaranty” shall mean each certain Guaranty Agreement dated as of the Closing Date guaranteeing the Canadian Obligations addressed to the Canadian Collateral Agent for the benefit of the Canadian Secured Parties by each Canadian Loan Party governed by Canadian law, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms thereof.

“Canadian Inventory” shall mean all of the Canadian Borrower’s and Canadian Borrowing Base Guarantors’ now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

“Canadian Loan Parties” shall mean Canadian Borrower and the Canadian Guarantors.

“Canadian Minimum Availability Requirement” shall mean, at all times, an amount equal to 10% of the sum of clauses (i) through (iii) of the Canadian Borrowing Base.

“Canadian Obligations” shall mean (a) obligations of Canadian Borrower and the other Canadian Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Canadian Revolving Loans and Canadian Swingline Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Canadian Borrower under this Agreement in respect of any Letter of Credit or LC Acceptance, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Canadian Borrower and the other Canadian Loan Parties under this Agreement and the other Loan Documents with respect to obligations of Canadian Borrower and the Canadian Guarantors, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Canadian Borrower and the Canadian Guarantors under or pursuant to this Agreement and the other Loan Documents with respect to the obligations of Canadian Borrower, (c) the due and punctual payment and performance of all obligations of Canadian Borrower and the other Canadian Loan Parties under each Lender Hedging Agreement to which Canadian Borrower and/or the other Canadian Loan Parties maybe a party, and (d) the due and punctual payment and performance of all obligations of any Canadian Loan Party in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agents or the Collateral Agents arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfer of funds. Notwithstanding anything herein to the contrary, the term “Canadian Obligations” shall only refer to obligations of Canadian Borrower and Canadian Guarantors hereunder and under the other Loan Documents and shall not refer to obligations of US Borrowers and their US Subsidiaries.

“Canadian Pledge Agreements” shall mean that certain Pledge Agreement dated as of the Closing Date by LNT Center pledging sixty-five percent (65%) of its Equity Interests in LNT I and LNT II to secure the US Obligations and pledging 100% thereof to secure the Canadian Obligations and those certain Pledge Agreements dated as of the Closing Date by LNT I, LNT II, LNT Partnership and Canadian Borrower pledging all of their Equity Interests in the Canadian Borrower and the Canadian Guarantors, as applicable, to secure the Canadian Obligations, in each case, addressed to the applicable Collateral Agents for the benefit of the applicable Secured Parties, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms thereof.

“Canadian Prime Rate” shall mean on any day the greater of:

(a)           a rate per annum that is equal to the corporate base rate of interest established from time to time by Bank of Montreal (or such other Schedule I Bank selected by the Canadian Administrative Agent from time to time) as its reference rate then in effect on such day for commercial loans made by it in Canada (it is understood and agreed that such corporate base rate is not necessarily the lowest rate charged by the Canadian Administrative Agent to its customers); and

(b)           the CDOR Rate in effect from time to time plus 100 basis points per annum.

Any change in the Canadian Prime Rate shall be effective as of the opening of business on the date the change become effective generally.

“Canadian Prime Rate Borrowing” shall mean a Borrowing comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loans” shall mean any Canadian Revolving Loan or Canadian Swingline Loan bearing interest at a rate determined by reference to the Canadian Prime Rate in accordance with the provisions of Article II.

“Canadian Pro Rata Percentage” of any Canadian Revolving Lender at any time shall mean the percentage of the total Canadian Revolving Commitments of all Canadian Revolving Lenders represented by such Lender’s Canadian Revolving Commitment.

“Canadian Revolving Borrowing” shall mean a Borrowing comprised of Canadian Revolving Loans.

“Canadian Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment, if any, of such Revolving Lender to make Canadian Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or in the Assignment and Assumption pursuant to which such lender assumed its Canadian Revolving Commitment. The Canadian Revolving Commitment of each Revolving Lender is a sub-commitment of its Revolving Commitment and, as such, may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 11.04. The aggregate amount of the Lenders’ Canadian Revolving Commitments on the Closing Date is $40 million.

“Canadian Revolving Lender” shall mean a Lender with a Canadian Revolving Commitment.

“Canadian Revolving Loan” shall mean a Revolving Loan borrowed by the Canadian Borrower denominated in Canadian dollars or a Bankers’ Acceptance (and any advances with respect thereto) denominated in Canadian dollars.

“Canadian Secured Parties”  shall mean the Canadian Administrative Agent, the Canadian Collateral Agent, each Lender that holds Canadian Revolving Loans or has Canadian Revolving Commitments (in its capacity as such) and the Canadian Swingline Lender.

“Canadian Security Agreement” shall mean each certain Security Agreement dated as of the Closing Date in favor of the Canadian Collateral Agent for the benefit of the Canadian Secured Parties by Canadian Borrower and by each Canadian Guarantor, which is governed by Canadian law, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms thereof.

“Canadian Swingline Commitment” shall mean the commitment of the Canadian Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The amount of the Canadian Swingline Commitment shall initially be $5 million, but in no event shall exceed the Revolving Commitment.

“Canadian Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Canadian Swingline Loans” shall mean any loan made by the Canadian Swingline Lender pursuant to Section 2.17(d).

“Capital Expenditures” shall mean, for any period, without duplication, the increase during that period in the gross property, plant or equipment account in the consolidated balance sheet of LNT and its Subsidiaries, determined in accordance with GAAP, whether such increase is due to purchase of properties for cash or financed by the incurrence of Indebtedness, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(d) and (ii) any portion of such increase attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Collateral Agents for the benefit of the Secured Parties from the proceeds of Collateral collected in the Collection Account that have not either been released to the Borrowers or applicable Guarantor or applied immediately to outstanding Obligations.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States, Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia or any province or territory of Canada having, capital and surplus aggregating in excess of $500 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States or Canada rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit accounts maintained in the ordinary course of business; and (g) other bank accounts which contain funds that have not been swept to the Concentration Accounts because of the need to meet compensating balance or other fee requirements of a bank that provides a Blocked Account.

“Cash Management System” shall have the meaning assigned to such term in Section 9.02.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or substantially all of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof, but shall not include a loss of title to the extent covered by a title insurance policy.

“CDOR Rate” shall mean, on any day, the annual rate of interest which is the arithmetic average of the “BA 1 month” rates applicable to Bankers’ Acceptances issued by Schedule I banks identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto time) on such day (as adjusted by the Canadian Administrative Agent after 10:00 a.m. (Toronto time) to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates applicable to one month Bankers’ Acceptances of, and as quoted by, any two of the Schedule I banks, chosen by the Canadian Administrative Agent, as of 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. If less than two Schedule I banks quote the aforementioned rate, the CDOR Rate shall be the rate chosen by the Canadian Administrative Agent.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A “Change in Control” shall be deemed to have occurred if:

(a)           Holdings at any time ceases to own directly or indirectly 100% of the Equity Interests of Borrowers;

(b)           at any time a change of control occurs under any Material Indebtedness;

(c)           prior to an IPO, the Permitted Holders cease to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing a majority of the voting power of the total outstanding Voting Stock of Holdings;

(d)           following an IPO, (i) the Permitted Holders shall fail to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing more than 25% of the voting power of the total outstanding Voting Stock of Holdings, (ii) the Permitted Holders cease to own Equity Interests representing more than 25% of the total economic interests of the Equity Interests of Holdings or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of an equal or greater percentage of Voting Stock of Holdings than the percentage of Voting Stock that the Sponsor and its Controlled Investment Affiliates own or have the power to vote or direct the voting of after such IPO; or

(e)           following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement, amalgamation agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Charges” shall have the meaning assigned to such term in Section 11.14.

“Chattel Paper” shall mean all “chattel paper,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, or as defined in the PPSA, as applicable, in which any Person now or hereafter has rights.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche B Commitment, US Swingline Commitment or Canadian Swingline Commitment, in each case, under this Agreement, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collection Accounts” has the meaning assigned to such term in Section 9.02(d).

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by US Borrowers or any of their Subsidiaries in the ordinary course of their businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Tranche B Commitment, Canadian Revolving Commitment, US Swingline Commitment or Canadian Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D or such other form as may be acceptable to the Administrative Agents.

“Concentration Accounts” shall have the meaning assigned to such term in Section 9.02(d).

“Confidential Information Memorandum” shall mean that certain confidential information memorandum relating to the Senior Notes dated as of February 8, 2006.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of LNT and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i)            the Net Income (but not loss) of any person that is not a Subsidiary Guarantor or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or converted into cash) to the US Borrowers or a Subsidiary Guarantor;

(ii)           the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; provided that if any such dividend or distribution is actually received it will be included for the purposes of this definition;

(iii)          any increase in amortization and depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated on or after the date of this Agreement will be excluded;

(iv)          the cumulative effect of a change in accounting principles will be excluded;

(v)           any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the board of directors of Holdings) will be excluded;

(vi)          any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness will be excluded;

(vii)         non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations will be excluded;

(viii)        the effects of purchase accounting as a result of the Transactions will be excluded;

(ix)           any fees, expenses and charges relating to the Transactions (whenever paid) will be excluded; and

(x)            accruals and reserves that are established within 12 months of the Closing Date and that are required to be established in accordance with GAAP will be excluded.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the assets of LNT and its Subsidiaries after eliminating intercompany items, determined on a consolidated basis in accordance with GAAP, less (without duplication) (i) the net book value of all of LNT’s and its Subsidiaries’ licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles shown on the balance sheet of LNT and its Subsidiaries as of the most recent date for which such a balance sheet is available, (ii) unamortized Indebtedness discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and all other proper reserves related to assets which in accordance with GAAP have been provided by LNT and its Subsidiaries and (iv) all current liabilities.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of Section 6.02, the following conditions:

(a)           US Borrowers shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b)           at the option and at the request of the US Administrative Agent, to the extent such Lien is in an amount in excess of $100,000, the applicable Collateral Agent shall maintain a Reserve against the Borrowing Base or Canadian Borrowing Base, as applicable, in an amount sufficient to pay and discharge such Lien and the US Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c)           such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the Requirement of Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises

(which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contribution, Intercompany Contracting and Offset Agreement” shall mean that certain Contribution, Intercompany Contracting and Offset Agreement dated as of the Closing Date by and among the Loan Parties (other than Foreign Subsidiaries), Collateral Agents and Administrative Agents, as the same may be amended, amended and restated, reaffirmed, supplemented, revised or modified from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Controlled Investment Affiliate” means, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or other portfolio companies.

“Cost” shall mean, as determined by the applicable Collateral Agents, in good faith, with respect to Inventory or Canadian Inventory, as applicable, the lower of (a) landed cost computed on first-in a first-out basis in accordance with GAAP or (b) market value; provided, that for purposes of the calculation of the Borrowing Base or the Canadian Borrowing Base, (i) the Cost of the Inventory or the Cost of the Canadian Inventory shall not include: (A) the portion of the cost of Inventory or Canadian Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrowers or the Borrowing Base Guarantors or (B) write-ups or write-downs in cost with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory and Canadian Inventory shall be computed in the same manner and consistent with the most recent Inventory Appraisal which has been received and approved by Collateral Agents in their reasonable discretion.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by Borrowers or Borrowing Base Guarantors with any credit card issuer or any credit card processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, without limitation, any agreements entered into in connection with any Private Label Credit Cards.

“Credit Card Receivables” shall mean, collectively, all present and future rights of Borrowers or Borrowing Base Guarantors to payment from (a) any major credit card issuer or major credit card processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card, (b) any major credit card issuer or major credit card processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any major credit card issuer or major credit card processor under the Credit Card Agreements or otherwise and (c) the issuers of Private Label Credit Cards.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Current Derivative Exposure” shall mean, as of any date of determination, 100% of the aggregate mark-to-market exposure then owing by any Borrower under Lender Hedging Agreements, determined by all Lenders that are counterparties to each Lender Hedging Agreement, in good faith and in a commercially reasonable manner, based on net termination values and calculated as if such Lender Hedging Agreements were terminated as of such determination date and a payment were due thereunder to the Lender or its Affiliates and furnished to the applicable Agent on a bi-monthly basis (or more frequently, in the commercially reasonable discretion of the applicable Agent).

“Debt Issuance” shall mean the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(e).

“Disbursement Account” shall have the meaning assigned to such term in Section 9.02(i).

“Discount Note” shall mean a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit K-5, issued by the Canadian Borrower to evidence a BA Equivalent Loan.

“Discount Proceeds” shall mean on any day, for any Bankers’ Acceptance issued hereunder, an amount calculated on such day by multiplying:

(a)           the face amount of such Bankers’ Acceptance by

(b)           the quotient obtained by dividing:

(i)            one by

(ii)           the sum of one plus the product of:

A)           the Discount Rate applicable to such Bankers’ Acceptance and

B)            a fraction, the numerator of which is the number of days in the applicable Interest Period and the denominator of which is 365,

with the quotient being rounded up or down to the fifth decimal place and 0.00005 being rounded up.

“Discount Rate” means, on any day, with respect to an issue of Bankers’ Acceptances, or in respect of a BA Equivalent Loan, with the same maturity date, (a) for a Lender which is a Schedule I Lender, (i) the average bankers’ acceptance discount rate of the appropriate term as quoted on Reuters Screen CDOR Page determined at or about 10:00 a.m. (Toronto time) on that day or, (ii) if the discount rate for a particular term is not quoted on Reuters Screen CDOR Page, the arithmetic average of the actual discount rates for bankers’ acceptances for such term accepted by any two of the Schedule I banks, chosen by the Canadian Administrative Agent, as of 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, and (b) for a Lender which is not a Schedule I Lender, the rate determined by the Canadian Administrative Agent in accordance with (a) above, plus 10 basis points per annum.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollar Equivalent” shall mean, as to any amount denominated in Canadian dollars on any date of determination, the amount of dollars that would be required to purchase the amount of Canadian dollars based upon the Spot Selling Rate.

“dollars” or “$” shall mean lawful money of the United States.

“Eligible Accounts” shall have the meaning assigned to such term in Section 2.20(a).

“Eligible Assignee” shall mean (a) if the assignment does not include assignment of a Revolving Commitment, (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund and (iv) any other person approved by the applicable Administrative Agent (such approval not to be unreasonably withheld or delayed) and (b) if the assignment includes assignment of a Revolving Commitment, (i) any Revolving Lender, (ii) an Affiliate of any Revolving Lender, (iii) an Approved Fund of a Revolving Lender and (iv) any other person approved by the applicable Administrative Agent, the Issuing Bank, the Swingline Lenders and Borrowers (each such approval not to be unreasonably withheld or delayed); provided that (x) no approval of Borrowers shall be required during the continuance of a Default, (y) “Eligible Assignee” shall not include US Borrowers or any of their Affiliates or Subsidiaries or any natural person and (z) each Revolving Lender becoming a party hereto pursuant to an Assignment and Assumption must also arrange to designate an Affiliate as a Canadian Revolving Lender and such Canadian Revolving Lender must also become a party hereto pursuant to such Assignment and Assumption.

“Eligible Canadian Accounts” shall have the meaning assigned to such term in Section 2.21(a).

“Eligible Canadian Inventory” shall mean, subject to adjustment as set forth in Section 2.21(b), items of Canadian Inventory of the Canadian Borrower and any Canadian Borrowing Base Guarantors.

“Eligible Canadian In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Canadian Inventory, Inventory (a) which has been shipped by or on behalf of a supplier from any location for receipt by Canadian Borrower or any Canadian Borrowing Base Guarantor within sixty (60) days of the date of determination, but which has not yet been received by Canadian Borrower or such Canadian Borrowing Base Guarantor, (b) for which the purchase order is in the name of Canadian Borrower or any Canadian Borrowing Base Guarantor, and title has passed to Canadian Borrower or any Canadian Borrowing Base Guarantor, (c) for which the document of title, to the extent applicable, reflects Canadian Borrower or any Canadian Borrowing Base Guarantor as consignee (along with delivery to Canadian Borrower or such Canadian Borrowing Base Guarantor of the documents of title, to the extent applicable, with respect thereto), (d) as to which the applicable Collateral Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Freight Forwarding Agreement), (e) is covered by insurance reasonably acceptable to the Collateral Agents, and (f) which otherwise is not excluded from the definition of Eligible Inventory.

“Eligible Canadian Lender” means a financial institution or commercial finance company that is (i) not a non-resident of Canada for the purpose of the ITA, or (ii) an “authorized foreign bank” as defined in section 2, of the Bank Act (Canada) and in subsection 248(1) of the ITA, that is not subject to the restrictions and requirements referred to in subsection 524(2) of the Bank Act (Canada) and which will receive all amounts paid or credited to it under its Canadian Revolving Loans and under the Loan Documents in respect of its “Canadian banking business” (as defined in subsection 248(1) of the ITA) for the purposes of paragraph 212(13.3)(a) of the ITA.

“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a) which has been shipped by or on behalf of a supplier from any location for receipt by either a US Borrower or any US Borrowing Base Guarantor within sixty (60) days of the date of determination, but which has not yet been received by such US Borrower or US Borrowing Base Guarantor, (b) for which the purchase order is in the name of either a US Borrower or any US Borrowing Base Guarantor, and title has passed to either a US Borrower or any US Borrowing Base Guarantor, (c) for which the document of title, to the extent applicable, reflects either a US

Borrower or any US Borrowing Base Guarantor as consignee (along with delivery to such a US Borrower or US Borrowing Base Guarantor of the documents of title, to the extent applicable, with respect thereto), (d) as to which either the applicable Collateral Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Freight Forwarding Agreement) or the goods covered by such document of title are expected to be delivered to a distribution center operated by US Borrowers or any of their Subsidiaries within 20 days of the date such goods become the subject of such document of title, (e) is covered by insurance reasonably acceptable to the Collateral Agents, and (f) which otherwise is not excluded from the definition of Eligible Inventory.

“Eligible Inventory” shall mean, subject to adjustment as set forth in Section 2.20(b), items of Inventory of the US Borrowers and any US Borrowing Base Guarantors.

“Eligible Letter of Credit” means, as of any date of determination a Commercial Letter of Credit issued by the Issuing Bank which meet the following criteria:

(a)           the Inventory being purchased thereunder has not yet been delivered to a US Borrower or any of the US Borrowing Base Guarantors;

(b)           The purchase order for such Inventory is in the name of US Borrowers or any of its US Borrowing Base Guarantors (or Canadian Borrower or any Canadian Borrowing Base Guarantor, for Letters of Credit issued pursuant to Section 2.18(m)) and the purchase of which is supported by a Commercial Letter of Credit issued under this Agreement having an initial expiry, subject to the proviso hereto, within 120 days after the date of initial issuance of such Commercial Letter of Credit, provided that fifty percent (50%) of the maximum Stated Amount all such Commercial Letters of Credit shall not, at any time, have an initial expiry greater than ninety (90) days after the original date of issuance of such Commercial Letters of Credit;

(c)           Drawing under such Commercial Letters of Credit requires delivery of a bill of lading or other document of title, which names the US Collateral Agent, a US Borrower or any of the US Borrowing Base Guarantors or any of their agents as consignee, which evidences ownership of the subject inventory and which complies with the requirements of the applicable Freight Forwarding Agreement;

(d)           the Inventory is not otherwise included in another category of Eligible Inventory or Eligible In-Transit Inventory;

(e)           the Inventory being purchased thereunder is covered by insurance reasonably acceptable to the Collateral Agents; and

(f)            the Inventory being purchased thereunder is not expected to be excluded from the definition of Eligible Inventory once it has been purchased and delivered.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.20.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence,

Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future, foreign or domestic, federal, provincial, territorial or state (or any Subdivision of any of them) treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equipment” shall have the meaning assigned to such term in the applicable Security Agreement.

“Equity Financing” shall mean the cash equity investment in Holdings by the Equity Investors as the same was further invested in cash equity in the US Borrowers on or prior to February 14, 2006, in an amount not less than $600 million on terms and conditions satisfactory to the Administrative Agents; of which at least 50% was, directly or indirectly, invested by Sponsor and its Controlled Investment Affiliates.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean Sponsor, its Controlled Investment Affiliates and one or more investors reasonably satisfactory to the Administrative Agents and the Arranger.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Holdings; provided, however, that an Equity Issuance shall not include (x) any Preferred Stock Issuance or Debt Issuance, (y) any such sale or issuance by Holdings of not more than an aggregate amount of 5.0% of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests but excluding Disqualified Capital Stock), in each case, to directors, officers or employees of any Company and (z) any Excluded Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 (b), (c) or (m) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the incurrence by the Company of material liability, under Title IV of ERISA with respect to a defined benefit pension plan maintained by an ERISA Affiliate or a multi-employer plan (as defined in ERISA Section 3 (37)) contributed to by an ERISA Affiliate (g) the receipt by any Company from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the incurrence by any Company of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (i) the receipt by any Company of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (j) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (k) the making of any amendment to any Plan which could result in the imposition of a Lien or the posting of a bond or other security; and (l) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II..

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(f)(iii).

“Excess Availability” shall mean, at any time, (a) the sum of (x) the Borrowing Base plus (y) the Canadian Borrowing Base (exclusive of amounts added pursuant to clause (iv) thereof) plus (z) the Tranche B Borrowing Base on the date of determination less (b) all outstanding Loans and Tranche B Loans and LC Exposure less (c) in the applicable Collateral Agents’ reasonable discretion, the aggregate amount of all the outstanding and unpaid trade payables and other obligations of Borrowers and/or the Borrowing Base Guarantors which are not paid within 90 days past the due date according to their original terms of sale, in each case as of such date of determination less (d) in the applicable

Collateral Agents’ reasonable discretion, and without duplication, the amount of checks issued by Borrowers and/or the Borrowing Base Guarantors to pay trade payables and other obligations but which are not paid within 90 days past the due date according to their original terms of sale, in each case as of such date of determination, but which either have not yet been sent or are subject to other arrangements which are expected to delay the prompt presentation of such checks for payment less (e) the Total Minimum Availability Requirement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” shall mean an issuance and sale of Qualified Capital Stock of Holdings, to the extent such Qualified Capital Stock is used, or the Net Cash Proceeds thereof shall be, within ninety (90) days of the consummation of such issuance and sale, used, without duplication, to finance Capital Expenditures or one or more Permitted Acquisitions.

“Excluded Taxes” shall mean, with respect to the Administrative Agents, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction; (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 2.15(a), (y) if such Foreign Lender is an assignee pursuant to a request by Borrowers under Section 2.16 or (z) if the applicable Borrower has re-domiciled to the United States; provided that this subclause (b)(i) shall not apply to any Tax imposed on a Lender following an Event of Default or in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), or (ii) is attributable to such Lender’s failure to comply with Section 2.15(e); and (c) those Canadian federal withholding taxes under Part XIII of the ITA, if any, in excess of the amount of such taxes that would have been imposed had the recipient of the particular payment been, at the time of the payment, a resident of the United States for the purposes of the Canada-United States Income Tax Convention (1980), as amended from time to time, and entitled to the reduced withholding tax rate provided under paragraph 2 of Article XI thereof (such rate, for greater certainty, being 10% (ten percent) as at the date of this Agreement).

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Existing Issuing Bank Letters of Credit” shall mean the outstanding letters of credit issued before the Closing Date by an Issuing Bank for the account of a Borrower or a Subsidiary of a Borrower set forth on Schedule 1.01(c) hereto.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated as of August 13, 2007 by and among GE Capital, GECM, and Borrowers, as the same may be amended, amended and restated, supplemented, revised or modified from time to time.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the Collateral Monitoring Fees, the LC Participation Fees and the Fronting Fees.

“Final Maturity Date” shall mean the Revolving Maturity Date.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Plan” shall mean any defined benefit pension plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Freight Forwarding Agreement” means a multi-party agreement in a form and substance satisfactory to Collateral Agents among a Borrower, a customs broker, freight forwarder, or other carrier, and the applicable Collateral Agents in which the customs broker, freight forwarder, or other carrier acknowledges that it has control over (in the case of persons other than carriers which are issuing non-negotiable bills of lading) and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of such Collateral Agents and agrees, upon notice from such Collateral Agent to hold and dispose of the subject Inventory and other property solely as directed by the such Collateral Agent.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(d).

“Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings and the Subsidiary Guarantors.

“Guarantors” shall mean Holdings, each Borrowing Base Guarantor and the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following:  hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies entered into for the purpose of hedging any Borrower’s exposure to interest or exchange rates, loan credit exchange, security or currency valuations or commodity prices not for speculative purposes.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Incorporated Borrowing Base” shall mean at any time, for each US Borrowing Base Guarantor, subject to adjustment as provided in Section 2.20, an amount equal to the lesser of:

(a)           the sum of, without duplication:

(i)            the book value of Eligible Accounts of such US Borrowing Base Guarantor multiplied by the advance rate of 100%, plus

(ii)           (A) at any time other than during a Seasonal Advance Period, the advance rate of 90% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory of such US Borrowing Base Guarantor and (B) during a Seasonal Advance Period, the advance rate of 92.5% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory of such US Borrowing Base Guarantor, plus

(iii)          (A) at any time other than during a Seasonal Advance Period, the advance rate of 90% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible In-Transit Inventory of such US Borrowing Base Guarantor, and (B) during a Seasonal Advance Period, the advance rate of 92.5% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible In-Transit Inventory of such US Borrowing Base Guarantor, plus

(iv)          (A) at any time other than during a Seasonal Advance Period, the advance rate of 90% of the Net Recovery Cost Percentage multiplied by the aggregate undrawn face amount of Eligible Letters of Credit of such US Borrowing Base Guarantor and (B) at any time during a Seasonal Advance Period, the advance rate of 92.5% of the Net Recovery Cost Percentage multiplied by the aggregate undrawn face amount of Eligible Letters of Credit of such US Borrowing Base Guarantor, or

(b)           with respect to the US Borrowing Base Guarantors, the applicable Borrowing Base Guarantor Intercompany Loan Amount.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all obligations of such person for the reimbursement of any obligor in respect of Standby Letters of Credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (i) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Insolvency Laws” shall mean any of the BIA, the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto, and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Instruments” shall mean all “instruments,” as such term is defined in the UCC as in effect on the date hereof in the State of New York or as defined in the PPSA, as applicable, in which any Person now or hereafter has rights.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of February 14, 2006 by and among Holdings, US Borrowers, Canadian Borrower, the Subsidiary Guarantors party thereto, UBS AG, Stamford Branch, as administrative agent, UBS AG, Stamford Branch and Wachovia Bank, National Association, as US co-collateral agents, UBS AG Canada Branch and Wachovia Capital Finance Corporation (Canada), as Canadian co-collateral agents and Senior Note Collateral Agent, as supplemented by that certain Joinder and Acknowledgement Agreement dated as of the Closing Date by and among Holdings, US Borrowers, Canadian Borrower, the Subsidiary Guarantors party thereto, the US Administrative Agent, the Collateral Agents and Senior Note Collateral Agent and as may be further amended, restated, supplemented or otherwise modified from time to time.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan or Canadian Prime Rate Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the last Business Day of each month to occur during any period in which such Swingline Loan is outstanding and (d) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, Tranche B Borrowing or Bankers’ Acceptance, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine or twelve months) thereafter as the applicable Borrower may elect; provided that with respect to any Eurodollar Borrowing (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion, rollover or continuation of such Borrowing.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, or as defined in the PPSA, as applicable, wherever located, in which any Person now or hereafter has rights.

“Inventory Appraisal” shall mean (a) on the Closing Date, the inventory appraisal prepared by the Great American Appraisal & Valuation Services, L.L.C. dated May, 2007 and the audit prepared by the Great American Appraisal & Valuation Services, L.L.C. dated January, 2007 and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 9 hereof.  For the avoidance of doubt, the Administrative Borrower may, at any time when an Event of Default has not occurred and is not continuing, request that a new Inventory Appraisal be conducted at its expense and the Borrowers and Agents shall thereafter promptly arrange for such appraisal to be completed at Borrower’s expense.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean, as the context may require, (a) Wachovia Bank, National Association in its capacity as issuer of Letters of Credit issued by it; (b) Wells Fargo Retail Finance, LLC and Affiliates in its capacity as issuer of Letters of Credit issued by it; (c) Bank of America, N.A. in its capacity as issuer of Letters of Credit issued by it; (d) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (e) collectively, all of the foregoing.

“ITA” means the Income Tax Act, RSC 1985, c.1 (5th supp), as amended from time to time.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit G, or such other form as may reasonably be acceptable to the applicable Administrative Agent.

“LC Acceptance(s)” shall mean acceptances that are created by an Issuing Bank pursuant to Commercial Letters of Credit.

“LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the applicable Collateral Agents for the benefit of the Secured Parties, in accordance with the provisions of Section 9.01.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18.  The total amount of the LC Commitment shall initially be $400 million, but in no event exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit or a LC Acceptance.

“LC Exposure” shall mean at any time the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all Reimbursement Obligations outstanding at such time, plus, (c) the Dollar Equivalent of the aggregate amount owing on all outstanding LC Acceptances.  The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Obligations” shall mean each payment required to be made by US Borrowers and the other Loan Parties under this Agreement in respect of any Letter of Credit or LC Acceptance, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(d).

“LC Request” shall mean a request by a Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agents.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any material portion of any Real Property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 11.15, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lender Hedging Agreement” shall mean any Hedging Agreement between a Borrower and any Person (or affiliate of such Person) that was a Lender or an Affiliate of such lender at the time it entered into such Hedging Agreement whether or not such Person has ceased to be a Lender under this Agreement.

“Lenders” shall mean (a) the financial institutions and commercial finance companies that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution or commercial finance company that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lenders and the Canadian Revolving Lenders.

“Letter of Credit” shall mean any (i) Standby Letter of Credit, (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of the US Borrowers or the Canadian Borrower pursuant to Section 2.18 and (iii) the Existing Issuing Bank Letters of Credit.

“Letter of Credit Expiration Date” shall mean the date which is five (5) days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the applicable Administrative Agent to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/100th of 1%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Reuters Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Reuters Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the applicable Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.  “Reuters Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or any successor page provided by Reuters or any successor service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement or financing change statement under the UCC or the PPSA or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Reserve” shall have the meaning assigned to such term in Section 2.10(f)(ii).

“LNT” shall have the meaning assigned to such term in the preamble.

“LNT Center” shall have the meaning assigned to such term in the preamble.

“LNT Partnership” means Linens ‘n Things Canada Limited Partnership, an Alberta limited partnership.

“LNT I” means Linens ‘n Things Investment Canada I Company, a Nova Scotia unlimited company.

“LNT II” means Linens ‘n Things Investment Canada II Company, a Nova Scotia unlimited company.

“Loan Documents” shall mean this Agreement, the Fee Letter, any Borrowing Base Certificate, the Letters of Credit, the Notes (if any), the Intercreditor Agreement, and the Security Documents.

“Loan Parties” shall mean Holdings, Borrowers and the Subsidiary Guarantors.

“Loans” shall mean, as the context may require, a US Revolving Loan, a Canadian Revolving Loan, a Tranche B Loan or a Swingline Loan.

“Management Services Agreement” means that certain Management Services Agreement dated as of February 14, 2006 among LNT, Holdings, Apollo Management V, L.P., NRDC Linens B LLC and Silver Point Capital Fund Investments LLC.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, prospects or condition, financial or otherwise, or material agreements of US Borrowers and their Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform their obligations under the Loan Documents; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agents under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agents (for their benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Indebtedness” shall mean (a) the Senior Note Documents and (b) any other Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of Holdings or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $30 million.  For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.14.

“Merger” shall have the meaning assigned to such term in the second recital hereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in a form reasonably satisfactory to the applicable Collateral Agents, in each case, with such schedules and including such provisions as shall be reasonably necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 8(a) to the Perfection Certificate dated the Closing Date and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company is then making or accruing an obligation to make contributions; (b) to which any Company has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a)           with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrowers’ good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts reasonably estimated by Holdings or any of its Subsidiaries as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrowers’ good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than Obligations) which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)           with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by Holdings or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)           with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Income” means, with respect to any specified person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends

“Net Recovery Cost Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory or Canadian Inventory, as applicable, at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal received by Collateral Agents in accordance with Section 4.01 or Section 9, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original Cost of the aggregate amount of the Inventory or the Canadian Inventory, as applicable, subject to appraisal.

“Non-BA Lender” shall mean a Canadian Revolving Lender that cannot or does not, as a matter of policy, accept Bankers’ Acceptances.

“Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Subsidiary Guarantor.

“Notes” shall mean any notes evidencing the Revolving Loans, Tranche B Loans or Swingline Loans, in each case, issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1, K-2, K-3, K-4 or K-6, including any notes issued to the Lenders on the Closing Date.

“Obligations” shall mean (a) obligations of Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrowers and the other Loan Parties under this Agreement in respect of any Letter of Credit or LC Acceptance, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all obligations of the Borrowers and any and all of the other Loan Parties under each Lender Hedging Agreement and (d) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agents or the Collateral Agents arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.

“OFAC” shall have the meaning assigned to such term in Section 3.22.

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or one of the Financial Officers, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) with respect to any Foreign Subsidiary, the equivalent of the foregoing in its jurisdiction of incorporation or organization, and (vi) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 11.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit L-1 or any other form approved by the Collateral Agents, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Collateral Agents.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any line of business or division of any person; (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person; or (c) merger, amalgamation or consolidation or any other combination with any person, if each of the following conditions is met:

(i)            no Default then exists or would result therefrom;

(ii)           after giving effect to such transaction on a Pro Forma Basis, (A) Average Excess Availability determined as of the date five (5) Business Days prior to the Closing Date of such acquisition would have exceeded $150 million (after giving effect to such acquisition and the Revolving Loans to be funded in connection therewith as if made on the first day of such period), and (B) the projections in connection with the proposed acquisition for the 2 years after the consummation of such acquisition shall be reasonably acceptable to the Collateral Agents and Administrative Agents;

(iii)          no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(iv)          the person or business to be acquired shall be, or shall be engaged in, a business of the type that US Borrowers and their Subsidiaries are permitted to be engaged in under Section 6.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Liens;

(v)           the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi)          all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(vii)         with respect to any transaction involving Acquisition Consideration of more than $100 million, unless the Administrative Agent shall otherwise agree, Borrowers shall have provided the Administrative Agents and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agents or the Required Lenders;

(ix)           the Property acquired in connection with any such acquisition shall be made subject to the Lien of the Security Documents on terms reasonably satisfactory to the Agents, and shall be free and clear of any Liens, other than Permitted Liens, and the Agents shall have received all opinions, certificates, lien search results and other documents reasonably requested by the Agents;

(x)            at least 10 Business Days prior to the proposed date of consummation of the transaction, Borrowers shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

(xi)           the Acquisition Consideration (exclusive of any amounts financed by Excluded Issuances) for such acquisition shall not exceed $300 million, and the aggregate amount of the Acquisition Consideration (exclusive of any amounts financed by Excluded Issuances) for all Permitted Acquisitions since the Closing Date shall not exceed $500 million; provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Final Maturity Date.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.

“Permitted Holders” shall mean (a) Sponsor, (b) its Controlled Investment Affiliates, (c) Silver Point Capital, L.P. and National Realty & Development Corp. and (d) each such person’s Related Parties.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by US Borrowers and any US Subsidiaries to Holdings in order to pay consolidated or combined federal, state or local taxes, including estimated taxes, not payable directly by US Borrowers or any of their Subsidiaries which payments by US Borrowers and their US Subsidiaries are not in excess of the tax liabilities that would have been payable by US Borrowers and their Subsidiaries on a stand-alone basis.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or with respect to which any Company could incur liability (including under Section 4069 of ERISA) other than plans of ERISA Affiliates.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the Regulations and Minister’s Orders thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of any Agent’s security interest in any Collateral is governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction of Canada for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by Holdings or any of its Subsidiaries of any Preferred Stock after the Closing Date (other than any Excluded Issuance).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Prior Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of May 24, 2007, by and between the Borrowers, Holdings and the other guarantors party thereto, UBS Securities LLC, as Arranger and Bookmanager, UBS AG, Stamford Branch as an Issuing Bank, US Administrative Agent, and US Co-Collateral Agent, UBS AG Canada Branch, as Canadian Co-Administrative Agent and Canadian and Canadian Collateral Agent, Wachovia Bank, National Association, as US Co-Collateral Agent, Co-Documentation Agent and an Issuing Bank, Wachovia Capital Finance Corporation (Canada), as Canadian Co-Administrative Agent, Canadian Co-Collateral Agent and Canadian Swingline Lender, UBS Loan Finance LLC, as US Swingline Lender, UBS Securities LLC and Bear, Stearns & Co. Inc., as Joint Book Runners, and Bear, Stearns & Co. Inc., as Co-Syndication Agent.

“Prior Lenders” shall mean the lenders from time to time party to the Prior Credit Agreement.

“Prior Lender Obligations” shall mean the obligations of the Borrowers owed under the Prior Credit Agreement.

“Priority Payables” shall mean, at any time, the full amount of the liabilities at such time which have a trust imposed to provide for payment or security interest, lien or charge ranking or capable of ranking senior to or pari passu with security interests, hypothecs, liens or charges securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal, or local law including, but not limited, to claims for unremitted and accelerated rents, taxes, wages, workers’ compensation obligations, vacation pay, government royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all Eligible Canadian Inventory which applicable Collateral Agents consider may be or may become subject to a right of a supplier to recover possession thereof under any federal or provincial or territorial law, where such supplier’s right may have priority over the security interests, liens or charges securing the Obligations including, without limitation, Eligible Canadian Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA.

“Private Label Credit Card” shall mean a credit card that bears either Borrower’s trademark and/or logo and is issued by a third party which takes the credit risk as to customers and makes payments to the Borrowers or Guarantors in a manner similar to other major credit card issuers.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment, and with respect to any Canadian Revolving Lender at any time, the percentage of the total Canadian Revolving Commitments of all Canadian Revolving Lenders represented by such Canadian Revolving Lender’s Canadian Revolving Commitment, and with respect to any Tranche B Lender at any time, the percentage of the total Tranche B Exposure of all Tranche B Lenders represented by such Tranche B Lender’s Tranche B Exposure.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Property Material Adverse Effect” shall have the meaning assigned thereto in the Mortgage.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness of Holdings or any of its Subsidiaries listed on Schedule 1.01(a).

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrowers’ obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” shall mean Lenders having more than 66 2/3% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments; provided that if GE Capital and GE Canada collectively have more than 66 2/3% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments, Required Lenders shall mean (i) GE Capital and GE Canada and one (1) additional Lender if there are two Lenders and (ii) GE Capital and GE Canada and two (2) additional Lenders if there are three or more Lenders; provided further that the preceding proviso shall not apply to changes to the definitions of “Required Lenders” or “Supermajority Lenders” that increase the percentages set forth in such definitions.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Reserves” shall mean reserves established against the Borrowing Base or Canadian Borrowing Base that the Collateral Agents may, in their Permitted Discretion, establish from time to time.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Reuters Screen CDOR Page” shall mean the display designated as page CDOR on the Reuters Monitor Money Rates Service or such other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The portion of the Revolving Commitments, if any, which may be utilized for Canadian Revolving Loans shall constitute the Canadian Revolving Commitment, which shall be treated as a sub-facility of the Revolving Commitment and the total Revolving Loans and LC Exposure shall not exceed the total Revolving Commitments.  The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $625 million.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s LC Exposure, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment and, with respect to any Canadian Revolving Commitment, shall include the respective Canadian Revolving Lender; it being understood that each Revolving Lender that is not a Canadian Revolving Lender shall have an affiliated Canadian Revolving Lender that will provide the Canadian Revolving Loans and become a signatory hereto.

“Revolving Loan” shall mean a Loan made by any of the Lenders to any Borrower pursuant to Section 2.01(a) or (c).  Each Revolving Loan shall either be an ABR Revolving Loan, Eurodollar Revolving Loan, Canadian Prime Rate Loan or Bankers’ Acceptance.

“Revolving Maturity Date” shall mean October 24, 2012.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any person whereby any person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).

“Seasonal Advance Period” shall mean the period from and including the first day of the fiscal month of August of each year to and including the last day of the fiscal month of December of the same year.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrowers and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agents or the Collateral Agents arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.

“Secured Parties” shall mean, collectively, the Administrative Agents, the Collateral Agents, the Lenders, the Issuing Banks and each party to a Lender Hedging Agreement if at the date of entering into such Lender Hedging Agreement such person executes and delivers to the Administrative Agents a letter agreement in form and substance acceptable to the Administrative Agents pursuant to which such person (i) appoints the applicable Collateral Agents as its agent under the applicable Loan

Documents and (ii) agrees to be bound by the provisions of Section 10.03, Section 10.09 and the Security Agreements.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreements.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreements or pursuant to Section 5.11.

“Security Agreements” shall mean, collectively, (a) the US Security Agreement and (b) the Canadian Security Agreements, in each case, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms thereof.

“Security Documents” shall mean the Security Agreements, the Mortgages, the Canadian Pledge Agreements, the US Pledge Agreements, each Canadian Guaranty and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or PPSA or other financing statements or financing change statements or instruments of perfection required by this Agreement, the Security Agreements, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreements or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Seller” shall have the meaning assigned to such term in the first recital hereto.

“Senior Note Agreement” shall mean that certain Indenture dated as of February 14, 2006 by US Borrowers in favor of Senior Note Collateral Agent pursuant to which the Senior Notes are issued as in effect on the February 14, 2006 and thereafter amended from time to time subject to the requirements of this Agreement.

“Senior Note Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Note Collateral Agent” means the Bank of New York, in its capacity as the collateral agent under the Senior Note Documents, together with any successors and assigns.

“Senior Note Documents” shall mean the Senior Notes, the Senior Note Agreement, the Senior Note Guarantees and all other documents executed and delivered with respect to the Senior Notes or the Senior Note Agreement.

“Senior Note Guarantees” shall mean the guarantees of Holdings and the Subsidiary Guarantors pursuant to the Senior Note Agreement.

“Senior Note Secured Parties” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Notes” shall mean US Borrowers’ Senior Secured Floating Rate Notes due 2014 issued on February 14, 2006 and any registered notes issued by US Borrowers in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Specified Obligations” shall mean any obligation of any Loan Parties under the Loan Documents consisting of (i) the payment of principal of and interest on Loans, (ii) Reimbursement Obligations in respect of Letters of Credit and (iii) excluding the payment of principal and interest on Tranche B Loans.

“Sponsor” shall mean Apollo Management, L.P. and its Affiliates.

“Spot Selling Rate” shall mean the spot selling rate at which the US Administrative Agent offers to sell Canadian Dollars for dollars in the Toronto foreign exchange market at approximately 11:00 a.m. Toronto time on such date for delivery two (2) Business Days later.

“Standby Letter of Credit” shall mean any Letters of Credit other than Letters of Credit which are Commercial Letters of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserves” shall mean (a) for any Interest Period for any Eurodollar Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).

“Stores” shall mean any of the retail stores operated by LNT Center and its Subsidiaries.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11.

“Supermajority Lenders” shall mean at any time, Lenders having at least 80% of the Revolving Commitment and Tranche B Exposures or, if the Revolving Commitments have been terminated, at least 80% of the sum of Revolving Exposures and Tranche B Exposures.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such

Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction of structures on the site of such Mortgaged Property or any easement or right of way on the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can reasonably be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement or right of way on the applicable Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agents) to such Administrative Agents, the applicable Collateral Agents and the Title Company, and (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lenders” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loans” shall mean the US Swingline Loans and the Canadian Swingline Loans.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, social security and unemployment taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of US Borrowers then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by Borrowers and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(o)(iii).

“Total Minimum Availability Requirement” shall mean, at all times, an amount equal to the sum of (x) the U.S. Minimum Availability Requirement and (y) the Canadian Minimum Availability Requirement.

“Tranche B Borrowing” shall mean a Borrowing comprised of Tranche B Loans.

“Tranche B Borrowing Base” shall mean at any time, subject to adjustment as provided in Section 2.20, an amount equal to the sum of (i) the advance rate of 10% of the Net Recovery Cost

Percentage multiplied by the Cost of Eligible Inventory of the US Borrowers and US Borrowing Base Guarantors plus (ii) the advance rate of 10% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible In-Transit Inventory of US Borrowers and US Borrowing Base Guarantors plus (iii) the advance rate of 10% of the Net Recovery Cost Percentage multiplied by the aggregate undrawn face amount of Eligible Letters of Credit of the US Borrowers and US Borrowing Base Guarantors.

“Tranche B Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Tranche B Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Assumption pursuant to which such Lender assumed its Tranche B Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The aggregate amount of the Lenders’ Tranche B Commitments on the Closing Date is $75 million.

“Tranche B Deficiency Amount” shall mean, at any time, the excess of (a) the aggregate amount of Tranche B Loans then outstanding over (b) the Tranche B Borrowing Base at such time.

“Tranche B Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Tranche B Loans of such Lender.

“Tranche B Lender” shall mean a Lender with a Tranche B Commitment or Tranche B Exposure.

“Tranche B Loan” shall mean a Loan made by any of the Lenders to any US Borrower pursuant to Section 2.01(b).

“Tranche B Maturity Date” shall mean October 24, 2012.

“Transactions” shall mean, collectively, (a) the transactions which occurred pursuant to the Acquisition Documents or the Senior Note Documents, including (i) the consummation of the Acquisition; (ii) the Refinancing; (iii) the Equity Financing; (iv) the issuance of the Senior Notes; and (v) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing subclauses (i) through (v) and (b) the transactions which occurred on or prior to the Closing Date pursuant to the Loan Documents, including the execution, delivery and performance of the Loan Documents and the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection therewith.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Trigger Event” shall mean at any time (a) a Default shall have occurred and be continuing and/or (b) Average Excess Availability (without taking into account the deduction of the Total Minimum Availability Requirement from the computation of Excess Availability as set forth in clause (e) of the definition thereof) for the preceding fiscal quarter shall be less than $90 million.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate, the Alternate Base Rate, Canadian Prime Rate or Bankers’ Acceptances.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“US Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“US Borrower” shall have the meaning assigned to such term in the preamble hereto.

“US Borrowing Base Guarantor” shall mean LNT Inc., a New Jersey corporation, LNT West, a Delaware corporation, and LNT Merchandising Company, LLC, a Delaware limited liability company and any Wholly Owned Subsidiary of US Borrowers which may hereafter be approved by the Administrative Agents and the Collateral Agents which (a) is organized in a State within the United States, (b) is currently able to prepare all collateral reports in a comparable manner to the Borrowers’ reporting procedures and (c) has executed and delivered to the applicable Collateral Agents such joinder agreements to guarantees, contribution and set-off agreements and other Security Documents as such Collateral Agents have reasonably requested so long as such Collateral Agents have received and approved, in their reasonable discretion, (i) a collateral audit and Inventory Appraisal conducted by an independent appraisal firm reasonably acceptable to such Collateral Agents and (ii) all UCC and similar search results necessary to confirm such Collateral Agents’ first priority Lien on all of such Borrowing Base Guarantor’s personal property, subject to Permitted Liens.

“U.S. Minimum Availability Requirement” shall mean, at all times, an amount equal to 10% of the sum of (x) the sum of clauses (i) through (v) of the Borrowing Base and (y) the Tranche B Borrowing Base.

“US Obligations” shall mean (a) obligations of US Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the US Revolving Loans and the US Swingline Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by US Borrowers and the other Loan Parties under this Agreement in respect of any Letter of Credit or LC Acceptance, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of US Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of US Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all obligations of the US Borrowers and any and all of the other Loan Parties under each Lender Hedging Agreement and (d) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agents or the Collateral Agents arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.

“US Pledge Agreements” shall mean that certain Pledge Agreement dated as of the Closing Date by Holdings pledging all of its Equity Interests in LNT and that certain Pledge Agreement dated as of the Closing Date by LNT and certain US Subsidiaries pledging all of their Equity Interests in LNT Center and the Subsidiary Guarantors, as applicable (except the Canadian Loan Parties), in each case, addressed to the Collateral Agents for the benefit of the Secured Parties, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms thereof.

“US Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment, if any, of such Revolving Lender to make US Revolving Loans hereunder up to its Pro Rata Percentage of the Revolving Commitment.

“US Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Revolving Loans made to US Borrowers of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure to US Borrower.

“US Revolving Lender” shall mean a Lender with a US Revolving Commitment.

“US Revolving Loans” shall mean each Revolving Loan borrowed by a US Borrower.

“US Security Agreement” shall mean that Security Agreement dated as of the Closing Date by and among certain of the Loan Parties and US Collateral Agents for the benefit of the Secured Parties, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms thereof.

“US Subsidiary” shall mean a Subsidiary organized in a State of the United States.

“US Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17.  The amount of the US Swingline Commitment shall initially be $50 million, but in no event shall exceed the Revolving Commitment.

“US Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“US Swingline Loans” shall mean any loan made by the US Swingline Lender pursuant to Section 2.17(a).

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.            Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Tranche B Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.            Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

SECTION 1.04.            Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrowers and the Required Lenders.

SECTION 1.05.            Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II.

THE CREDITS

SECTION 2.01.            Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly as follows:

(a)         each US Revolving Lender agrees, severally and not jointly, to make US Revolving Loans to US Borrowers, at any time and from time to time on or after the Closing Date until the earlier of the Business Day prior to the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not (subject to the provisions of Section 10.10 and Section 10.11) result in such Lender’s US Revolving Exposure exceeding the lesser of (i) such Lender’s Revolving Commitment less such Lender’s Pro Rata Percentage of any Line Reserve and (ii) such Lender’s Pro Rata Percentage multiplied by the result of (A) the Borrowing Base then in effect minus (B) the U.S. Minimum Availability Requirement;

(b)        each Tranche B Lender agrees, severally and not jointly, to make Tranche B Loans on the Closing Date to US Borrowers in accordance with the terms hereof, in an aggregate principal amount that will not (subject to the provisions of Section 10.10 and Section 10.11) result in such Lender’s Tranche B Exposure exceeding such Lender’s Tranche B Commitment on the Closing Date; provided that the aggregate Revolving Exposure plus the aggregate Tranche B Exposure shall not exceed the amount equal to the Borrowing Base minus the U.S. Minimum Availability Requirement minus the Line Reserve plus the Tranche B Borrowing Base; and

(c)         each Canadian Revolving Lender agrees, severally and not jointly, to make Canadian Revolving Loans to Canadian Borrower, at any time and from time to time on or after the Closing Date until the earlier of the Business Day prior to the Revolving Maturity Date and the termination of the Canadian Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not (subject to Section 10.10 and Section 10.11) result in such Lender’s Canadian Exposure exceeding the lesser of (i) such Lender’s Canadian Revolving Commitment less such Lender’s Pro Rata Percentage of any Line Reserve allocated to Canadian Revolving Commitments and (ii) such Lender’s Pro Rata Percentage multiplied by the result of (A) the Canadian Borrowing Base then in effect minus (B) the Canadian Minimum Availability Requirement.

Within the limits set forth in clause (a), clause (b) and clause (c) above and subject to the terms, conditions and limitations set forth herein, the relevant Borrower may borrow, pay or prepay and reborrow Revolving Loans, and borrow on the Closing Date and repay Tranche B Loans; provided that (i) no Tranche B Loans may be repaid at any time that any US Revolving Loans are outstanding, (ii) US Borrowers shall borrow the Tranche B Loans up to the full amount of the Tranche B Commitment on the Closing Date and prior to requesting any US Revolving Loans and (iii) in no event shall the US Borrowers request, and the US Revolving Lenders shall not have any obligation to honor a request for, a US Revolving Loan if (I) the aggregate unpaid balance of all US Revolving Exposure and all Tranche B Exposure outstanding at such time (including the requested US Revolving Loan) would exceed the lesser of (A) the amount of the sum of (x) Commitments less the Line Reserve plus (y) the Tranche B Commitments, (B) the amount of the sum of (x) the Borrowing Base then in effect minus the U.S. Minimum Availability Requirement plus (y) Tranche B Borrowing Base or (II) the aggregate unpaid balance of all US Revolving Exposure outstanding at such time (including the requested US Revolving Loans) would exceed the lesser of (A) the Revolving Commitments less the Line Reserve and (B) the Borrowing Base then in effect minus the U.S. Minimum Availability Requirement or (C) the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments less the Line Reserve then in effect.

Each request for a U.S. Revolving Loan, a Tranche B Loan or a Canadian Revolving Loan by the relevant Borrower shall be deemed to be a representation by such Borrower that such Loan so requested complies with the applicable conditions set forth in this Section 2.01.

SECTION 2.02.            Loans.

(a)         Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.18(e)(ii), (A) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $3.0 million or (ii) equal to the remaining available balance of the applicable Commitments, (B) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $3.0 million or (ii) equal to the remaining available balance of the applicable Commitments, (C) Canadian Prime Rate Loans in Canadian dollars comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of Can$100,000 and not less than Can$1.0 million or (ii) equal to the remaining available balance of the applicable Commitments and (D) Bankers’ Acceptances in Canadian dollars comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of Can$100,000 and not less than Can$3.0 million or (ii) equal to the remaining available balance of the applicable Commitments.

(b)        Reserved.

(c)         Subject to Section 2.11 and Section 2.12, each Borrowing shall be comprised entirely of ABR Loans, Eurodollar Loans, Canadian Prime Rate Loans or Bankers’ Acceptances as the applicable Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided that such Borrower shall not be entitled to request any Borrowing that, if made, would result in more than fifteen Eurodollar Borrowings outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d)        Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City or Toronto, as the case may be, as the applicable Administrative Agent may designate not later than 11:00 a.m., New York City time, and the applicable Administrative Agent shall promptly credit the amounts so received to an account as directed by the Administrative Borrower in the applicable Borrowing Request maintained with the applicable Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(e)         Unless the applicable Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the applicable Administrative Agent such Lender’s portion of such Borrowing, such Administrative Agent may assume that such Lender has made such portion available to such Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and such Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If the applicable Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to such Administrative Agent, each of such Lender and the Borrowers severally agrees to repay to such Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to such Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to such Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrowers’ obligation to repay such Administrative Agent such corresponding amount pursuant to this Section 2.02(e) shall cease.

(f)         Notwithstanding any other provision of this Agreement, Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

SECTION 2.03.            Borrowing Procedure.

(a)         Borrowings.  To request a Revolving Borrowing, the Administrative Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the applicable Administrative Agent (i) in the case of a Eurodollar Borrowing in dollars or a Bankers’ Acceptance, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing or (iii) in the case of a Borrowing of Canadian Prime Rate Loans, not later than 1:00 p.m., New York time, one Business Day before the date of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount and Approved Currency of such Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          for US Revolving Loans or Tranche B Loans, whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing or, for Canadian Revolving Loans, whether such Borrowing is to be by way of Bankers’ Acceptance or Canadian Prime Rate Loan;

(iv)          in the case of a Eurodollar Borrowing or a Bankers’ Acceptance, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)           the name of the applicable Borrower and the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(d); and

(vi)          that the conditions set forth in Section 4.02(b) – (e) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing in dollars or, in the case of a Canadian Revolving Loan in Canadian dollars, a Canadian Prime Rate Loan.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing or Bankers’ Acceptance then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, such Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b)        Bankers’ Acceptances.

(i)            Canadian Administrative Agent.  On each date that a Bankers’ Acceptance is to be accepted hereunder, the Canadian Administrative Agent shall advise the Canadian Borrower as to the Canadian Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptance which any of the Canadian Revolving Lenders have agreed to accept and purchase.

(ii)           Purchase.  Each Canadian Revolving Lender shall purchase a Bankers’ Acceptance accepted by it, and the Canadian Borrower shall sell such Bankers’ Acceptance to such Canadian Revolving Lender at the applicable Discount Rate.  The relevant Canadian Revolving Lender shall provide to the Canadian Administrative Agent on the date of the related

Borrowing the Discount Proceeds less the Acceptance Fee payable by the Canadian Borrower with respect to such Bankers’ Acceptance.

(iii)          Sale.  Each Canadian Revolving Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(iv)          Power of Attorney for the Execution of Bankers’ Acceptances.  To facilitate the issuance of Bankers’ Acceptances, the Canadian Borrower hereby appoints each Canadian Revolving Lender as its attorney to sign and endorse on its behalf, in handwriting or facsimile or mechanical signature as and when deemed necessary by such Canadian Revolving Lender, blank forms of Bankers’ Acceptances.  In this respect, it is each Canadian Revolving Lender’s responsibility to maintain an adequate supply of blank forms of Bankers’ Acceptances for acceptance under this Agreement.  The Canadian Borrower recognizes and agrees that all Bankers’ Acceptances signed and/or endorsed on its behalf by a Canadian Revolving Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower.  Each Canadian Revolving Lender is hereby authorized to issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by such Canadian Revolving Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such Canadian Revolving Lender.  No Canadian Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except for the gross negligence or willful misconduct of such Canadian Revolving Lender.  Each Canadian Revolving Lender shall maintain a record with respect to Bankers’ Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and canceled at their respective maturities.

(v)           Execution.  Drafts drawn by the Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrower or by its attorneys-in-fact, including attorneys-in-fact appointed pursuant to this Section.  Notwithstanding that any person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Canadian Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the Canadian Borrower.  Any executed drafts or orders to be used as Bankers’ Acceptances shall be held in safekeeping with the same degree of care as if they were Lender’s own property.

(vi)          Issuance.  The Canadian Administrative Agent, promptly following receipt of a Borrowing Request or Interest Election Request for Bankers’ Acceptances, shall advise the Canadian Revolving Lenders of the notice and the face amount of Bankers’ Acceptances to be accepted by it and the applicable Interest Period (which shall be identical for all Canadian Revolving Lenders).  The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Revolving Lender shall be determined by reference to such Canadian Revolving Lender’s Canadian Pro Rata Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Revolving Lender would not be Can$500,000 or a whole multiple thereof, the face amount shall be increased or reduced by the Canadian Administrative Agent in its sole discretion to Can$100,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Canadian Revolving Lender shall have aggregate outstanding Canadian Exposure in excess of its Canadian Revolving Commitment.

(vii)         Waiver of Presentment and Other Conditions.  The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to any Canadian Revolving Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Canadian Revolving Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if the Canadian Revolving Lender as holder sues or otherwise commences legal proceedings against the Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder.

(viii)        BA Equivalent Loans by Non-BA Lenders.  Whenever the Canadian Borrower requests a Canadian Revolving Loan under this Agreement by way of Bankers’ Acceptances, each Non-BA Lender (or, at its option, any other Canadian Revolving Lender), shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to such Non-BA Lender’s Canadian Pro Rata Percentage of such Canadian Revolving Loan.

(ix)           Terms Applicable to Discount Notes.  As set out in the definition of “Bankers’ Acceptances”, that term includes Discount Notes and BA Equivalent Loans not evidenced by Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances shall apply equally to BA Equivalent Loans and Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary.  For greater certainty:

(1)           the term of a Discount Note shall be the same as the Interest Period for Bankers’ Acceptances accepted and purchased on the same date in respect of the same Canadian Revolving Loan;

(2)           an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and

(3)           the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to BA Equivalent Loans made on the same date in respect of the same Canadian Revolving Loan.

Notwithstanding the foregoing, it is understood and agreed that any Non-BA Lender may agree, in lieu of receiving any Discount Notes, that such Discount Notes may be uncertificated and the applicable BA Equivalent Loan shall be evidenced by a loan account, which such Non-BA Lender shall maintain in its name, and in such event such loan account shall be entitled to all the benefits of Discount Notes in respect of BA Equivalent Loans.

(x)            Depository Bills and Notes Act.  At the option of the Canadian Borrower and any Canadian Revolving Lender, Bankers’ Acceptances under this Agreement to be accepted by such Canadian Revolving Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).  All depository bills so issued shall be governed by the provisions of this Section.

(xi)           Prepayments and Mandatory Payments.  If at any time any Bankers’ Acceptances are to be paid prior to their maturity, the Canadian Borrower shall be required to deposit the face amount of such Bankers’ Acceptances being prepaid in an interest-bearing cash collateral account with the Canadian Administrative Agent until the date of maturity of such Bankers’ Acceptances.  The cash collateral account shall be under the sole control of the Canadian Administrative Agent and shall be subject to no Liens, except for Liens in favor of the Canadian Administrative Agent in its capacity as such.  Except as contemplated by this Section, neither the Canadian Borrower nor any person claiming on its behalf shall have any right to any of the cash in the cash collateral account.  The Canadian Administrative Agent shall apply the cash held in the cash collateral account and interest earned thereon to the face amount of such Bankers’ Acceptances at maturity, whereupon any cash remaining in the cash collateral account shall be released by the Canadian Administrative Agent to the Canadian Borrower.

(c)         Appointment of Administrative Borrower.  Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Loans and Letters of Credit pursuant to this Agreement in the name or on behalf of such Borrower.  The Administrative Agents and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor.  Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers and agrees to ensure that the disbursement of any Loans to a Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.  Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from the Agents and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.  Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower.  No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Administrative Agents.

(d)        Additional Functions of Administrative Borrower.  The Administrative Borrower operates a centralized cash management system for the Borrowers and their Subsidiaries, including the Borrowing Base Guarantor Intercompany Loan Amounts and all other intercompany accounts owing among the Loan Parties.  All Loans or Letters of Credit requested by the Administrative Borrower for ultimate use by Loan Parties other than LNT or Canadian Borrower shall be drawn or obtained in the name of the Administrative Borrower.  Upon request, Administrative Borrower shall promptly confirm for the Administrative Agents that each Loan or Letter of Credit has been issued in the name of the appropriate Borrower and, in the event of any error, the respective records shall be adjusted without prejudice to the rights of the Agents and Lenders.

SECTION 2.04.            Evidence of Debt; Repayment of Loans.

(a)         Promise to Repay.  The US Borrowers hereby unconditionally promise to pay (i) to the US Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each US Revolving Loan of such Revolving Lender on the Revolving Maturity Date, (ii) to the US Administrative Agent for the account of each Tranche B Lender, the then unpaid principal amount of each Tranche B Loan of such Tranche B Lender on the Tranche B Maturity Date and (iii) to the US Swingline Lender, the then unpaid principal amount of each US Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a US Revolving Loan is made, the US Borrowers shall repay all US Swingline Loans that were outstanding on the date such Borrowing was requested.  Canadian Borrower hereby unconditionally promises to pay (i) to Canadian Administrative Agent for the account of each Canadian Revolving Lender, the then unpaid principal amount of each Canadian Revolving Loan of such Canadian Revolving Lender on the Revolving Maturity Date and (ii) to the Canadian Swingline Lender,

the then unpaid principal amount of each Canadian Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Canadian Revolving Loan is made, the Canadian Borrower shall repay all Canadian Swingline Loans that were outstanding on the date such Borrowing was requested.  All payments or repayments of Loans made pursuant to this Section 2.04(a) shall be made in the Approved Currency in which such Loan is denominated.

(b)        Lender and Administrative Agent Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The applicable Administrative Agent shall maintain accounts in which it will record (i) the amount and Approved Currency of each Loan made hereunder, the Type and Class thereof, the name of the applicable Borrower and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each applicable Lender hereunder; and (iii) the amount of any sum received by such Administrative Agent hereunder for the account of the applicable Lenders and each such Lender’s share thereof.  The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded as well as the Borrower which received such Loans or Letters of Credit; provided that the failure of any Lender or such Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(c)         Promissory Notes.  Any Lender by written notice to Administrative Borrower (with a copy to the Administrative Agents) may request that Loans of any Class made by it be evidenced by a promissory note (unless already evidenced by a Bankers’ Acceptance).  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K-1, K-2, K-3, K-4, or K-6 as the case may be.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05.            Fees.  In addition to the fees payable as set forth in the Fee Letter, the following fees will be payable to the Administrative Agent:

(a)         Commitment Fee.  The Borrowers agree to pay to the applicable Administrative Agent for the account of each Lender with a Revolving Commitment a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Revolving Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees with respect to Revolving Commitments a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)        LC and Fronting Fees.  The US Borrowers agree to pay (i) to the US Administrative Agent for the account of each Revolving Lender (other than a Canadian Revolving Lender) a participation fee (“Standby LC Participation Fee”) with respect to its participations in Standby Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations), as appropriate, during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the US Administrative Agent for the account of each Revolving Lender a participation fee (“Commercial LC Participation Fee” and together with the Standby LC Participation Fee, the “LC Participation Fee”) with respect to its participation in Commercial Letters of Credit, which shall accrue at a rate equal to the greater of (A) the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations), as appropriate, during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure minus 0.50% and (B) 0.50%, and (iii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate.  Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor.  All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  During the continuance of a Default, the LC Participation Fee shall be increased to a per annum rate equal to 2% plus the otherwise applicable rate with respect thereto.

(c)         All Fees shall be paid on the dates due, in immediately available funds in dollars, to the applicable Administrative Agent for distribution, if and as appropriate, among the applicable Lenders, except that the US Borrowers shall pay the Fronting Fees directly to the Issuing Bank.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06.            Interest on Loans.

(a)         ABR Loans.  Subject to the provisions of Section 2.06(e), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)        Canadian Prime Rate Loans.  Subject to Section 2.06(e), the Loans comprising each Canadian Prime Rate Borrowing shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin in effect from time to time.

(c)         Eurodollar Loans.  Subject to the provisions of Section 2.06(e), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(d)        Bankers’ Acceptances.  Subject to Section 2.06(e), upon acceptance of a Bankers’ Acceptance by a Lender, Canadian Borrower shall pay to Canadian Administrative Agent on behalf of such Lender a fee (the “Acceptance Fee”) calculated on the face amount of such Bankers’ Acceptance at a rate per annum equal to the Applicable Margin on the basis of the number of days in the Interest Period applicable to such Bankers’ Acceptance and a year of 365 or 366 days, as applicable.

(e)         Default Rate.  Notwithstanding the foregoing, during an Event of Default, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal and premium, if any, of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans in the case of Borrowings in dollars, or Canadian Prime Rate Loans, in the case of Borrowings in Canadian dollars, as provided in Section 2.06(a) or (b), respectively (in either case, the “Default Rate”).

(f)         Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(e) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan, Canadian Prime Rate Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g)        Interest Calculation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate, the Canadian Prime Rate or Bankers’ Acceptances shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBOR Rate, Canadian Prime Rate or Acceptance Fee shall be determined by the applicable Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(h)        Currency for Payment of Interest.  All interest paid or payable pursuant to this Section 2.06 shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.

(i)          Interest Act (Canada).  For the purposes of the Interest Act (Canada), in any case in which an interest or fee rate is stated in this Agreement to be calculated on the basis of a number of days that is other than the number in a calendar year, the yearly rate, to which such interest or fee rate is equivalent, is equal to such interest or fee rate multiplied by the actual number of days in the year in which the relevant interest or fee payment accrues and divided by the number of days used as the basis for such calculation.

SECTION 2.07.            Termination and Reduction of Commitments.

(a)         Termination of Commitments.  The Revolving Commitments, the Tranche B Commitments, the US Swingline Commitment, the Canadian Swingline Commitment and the LC

Commitment shall automatically terminate on the Revolving Maturity Date and the Tranche B Maturity Date.

(b)        Optional Terminations and Reductions.  At their option, Borrowers may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million, (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments, (iii) the Tranche B Commitment shall not be terminated or reduced if there are any Revolving Loans outstanding and (iv) the Tranche B Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Tranche B Loans in accordance with Section 2.10, the aggregate amount of Tranche B Exposures would exceed the aggregate amount of Tranche B Commitments.  Any permanent reduction of the Revolving Commitment shall result in a pro rata permanent reduction in the Canadian Revolving Commitments.

(c)         Notice by the Borrowers.  The applicable Borrower shall notify the applicable Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, such Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by such Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by any Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to such Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08.            Interest Elections.

(a)         Generally.  Each Revolving Borrowing, including each Canadian Revolving Borrowing, and each Tranche B Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing and a Bankers’ Acceptance, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to rollover or continue such Borrowing and, in the case of a Eurodollar Borrowing or a Bankers’ Acceptance, may elect Interest Periods therefor, all as provided in this Section (except that only the Canadian Borrower may elect Canadian Prime Rate Borrowings or Bankers’ Acceptances).  Borrowings consisting of Canadian Revolving Loans may only be converted to a different Type of Canadian Revolving Loan.  The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary, the applicable Borrower shall not be entitled to request any conversion, rollover or continuation that, if made, would result in more than fifteen Eurodollar Borrowings or Bankers’ Acceptances having more than fifteen different Interest Periods being outstanding hereunder at any one time.  This Section shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.

(b)        Interest Election Notice.  To make an election pursuant to this Section, the applicable Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election

Request to the applicable Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii), (iv) and (v) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          the Approved Currency of the resulting Borrowing;

(iv)          whether the resulting Borrowing is to be an ABR Borrowing, Canadian Prime Rate Borrowing, a Eurodollar Borrowing or an advance by way of Bankers’ Acceptance; and

(v)           if the resulting Borrowing is a Eurodollar Borrowing or an advance by way of Bankers’ Acceptance, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or an advance by way of Bankers’ Acceptance but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, such Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c)         Automatic Conversion to ABR Borrowing or Canadian Prime Rate Borrowings.  If an Interest Election Request with respect to a Eurodollar Borrowing or a Bankers’ Acceptance is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing or Bankers’ Acceptance is repaid as provided herein, at the end of such Interest Period such Eurodollar Borrowing or Bankers’ Acceptance shall be converted to (i) in the case of a Eurodollar Borrowing, an ABR Borrowing and (ii) in the case of a Bankers’ Acceptance, a Canadian Prime Rate Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the applicable Administrative Agent or the Required Lenders may require, by notice to the applicable Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or a Bankers’ Acceptance and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing and each Banker’s Acceptance shall be converted into a Canadian Prime Rate Loan, in each case, at the end of the Interest Period applicable thereto.

SECTION 2.09.            [Intentionally Deleted].

SECTION 2.10.            Optional and Mandatory Prepayments of Loans.

(a)         Optional Prepayments.  Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10 and subject to the provisions of Section 9.02(g); provided that each partial prepayment shall be in an amount that is an integral multiple of $1.0 million (or, if applicable, Can$100,000) and not less than $3.0 million (or, if applicable, Can$1.0 million) or, if less, the outstanding principal amount of such Borrowing; provided further that there shall be no prepayment of any Tranche B Borrowings, in whole or in part, if there are any Revolving Borrowings outstanding, and if any prepayments are made in respect of Tranche B Borrowings as provided herein, the Tranche B Commitments shall be permanently reduced ratably among the Tranche B Lenders in accordance with their applicable Tranche B Commitments in an aggregate amount equal to such prepayment and Borrower shall comply with Section 2.10(b).

(b)        Certain Revolving Loan and Tranche B Loan Prepayments.

(i)            In the event of the termination of all the Revolving Commitments, each Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii)           In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agents shall notify Borrowers and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrowers shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iii)          In the event that (x) the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments less the Line Reserve then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 11.17) or (y) the sum of all Lenders’ Canadian Exposures exceeds the Canadian Revolving Commitments less the Line Reserve allocated to the Canadian Commitments Revolving then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 11.17), then in each case, Borrowers shall, without notice or demand, immediately first, repay or prepay Revolving Borrowings, and second, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iv)          In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 11.17), US Borrowers shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(v)           In the event that (x) the sum of all Lenders’ US Revolving Exposures exceeds the result of (I) the Borrowing Base then in effect minus (II) the U.S. Minimum Availability Requirement or (y) the sum of all Lenders’ Canadian Exposures exceeds the result of (I) the Canadian Borrowing Base then in effect minus (II) the Canadian Minimum Availability Requirement, the Borrowers shall, without notice or demand, immediately apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, in accordance with Section 2.10(f) in an amount sufficient to eliminate such excess.

(vi)          In the event an Activation Notice has been given (as contemplated by Section 9.02), the Borrowers shall pay all proceeds of Collateral (other than proceeds of a Casualty Event or an Asset Sale that do not require a permanent repayment) into the Collection Account, for application in accordance with Section 9.02(g).

(vii)         Borrowings by way of Bankers’ Acceptance may only be prepaid by cash collateralizing the same in accordance with Section 2.03(b)(xi).

(viii)        Subject to Section 2.07(b), in the event of the termination of all the Tranche B Commitments, each Borrower shall, on the date of such termination, repay or prepay all its outstanding Tranche B Borrowings.

(ix)           Subject to Section 2.07(b), in the event of any partial reduction of the Tranche B Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agents shall notify Borrowers and the Tranche B Lenders of the sum of the Tranche B Exposures after giving effect thereto and (y) if the sum of the Tranche B Exposures would exceed the aggregate amount of Tranche B Commitments after giving effect to such reduction, then Borrowers shall, on the date of such reduction, repay or prepay Tranche B Borrowings in an aggregate amount sufficient to eliminate such excess.

(x)            Subject to Section 2.07(b), in the event that the sum of all Lenders’ Tranche B Exposures exceeds the Tranche B Commitments then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 11.17), then Borrowers shall, without notice or demand, immediately repay or prepay the Tranche B Borrowings in an aggregate amount sufficient to eliminate such excess.

(xi)           In the event that the sum of (x) the sum of all Lenders’ aggregate US Revolving Exposure plus the aggregate Tranche B Exposure exceeds the sum of the Borrowing Base then in effect minus the U.S. Minimum Availability Requirement minus the Line Reserve plus the Tranche B Borrowing Base, the Borrowers shall, without notice or demand, immediately apply an amount equal to such excess to prepay the Revolving Loans and any interest accrued thereon in accordance with Section 2.10(f) in an amount sufficient to eliminate such excess.

(c)         Asset Sales.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries, Borrowers shall make any prepayments required by Section 2.10(b) as well as prepayments in accordance with Section 2.10(f) and (g) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)            no such prepayment shall be required under this Section 2.10(c) with respect to (A) any Asset Sale permitted by Section 6.06(a), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than the Dollar Equivalent of $100,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than the Dollar Equivalent of $1.0 million in Net Cash Proceeds in any fiscal year; provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

(ii)           subject to Section 2.10(g) and any requirement for a prepayment made under Section 2.10(b) and so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrowers shall have delivered an Officers’ Certificate to the applicable Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within

365 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the applicable Collateral Agents for their benefit and for the benefit of the other Secured Parties in accordance with Section 5.11 and Section 5.12.

(d)        Casualty Events.  Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by Holdings or any of its Subsidiaries, the applicable Borrower shall make any prepayments required by Section 2.10(b) as well as any prepayments in accordance with Sections 2.10(f) and (g) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)            so long as no Default shall then exist or arise therefrom, such proceeds (other than amounts required under Section 2.10(b) to be prepaid) shall not be required to be so applied on such date to the extent that Borrowers shall have delivered an Officers’ Certificate to the Administrative Agents on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets, no later than 180 days following the date of receipt of such proceeds; provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the applicable Collateral Agents for their benefit and for the benefit of the other Secured Parties in accordance with Section 5.11 and Section 5.12; and

(ii)           if any portion of such Net Cash Proceeds shall not be so applied within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(d).

(e)         [Intentionally Deleted].

(f)         Application of Prepayments.

(i)            Prior to any optional or mandatory prepayment hereunder, Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(g), subject to the provisions of this Section 2.10(f).  Any mandatory prepayments (other than those required by Section 2.10(b)) shall (i) first, be applied to the Revolving Loans and the Revolving Commitments shall be permanently reduced ratably among the Revolving Lenders in accordance with their applicable Revolving Commitments in an aggregate amount equal to such prepayment and Borrower shall comply with Section 2.10(b) and (ii) second, be applied to the Tranche B Loans and the Tranche B Commitments shall be permanently reduced ratably among the Tranche B Lenders in accordance with their applicable Tranche B Commitments in an aggregate amount equal to such prepayment and Borrower shall comply with Section 2.10(b).

(ii)           Notwithstanding the foregoing, in the event that Borrowers have delivered an Officers’ Certificate in accordance with Section 2.10(c) or in accordance with Section 2.10(d), (A) the applicable Net Cash Proceeds shall be applied against the outstanding Revolving Loans, without a permanent reduction in the Commitments, (B) both a Reserve and a reserve against the Commitments (“Line Reserve”) shall be established (in the amount of the Net Cash Proceeds less any amounts used for prepayments that were required by Sections 2.10(b) because of the sale or disposition of Inventory outside of the ordinary course of business) which Reserve and Line Reserve shall each be released simultaneously with and to the extent of any Loans advanced to the Borrowers for the purpose of purchasing assets in accordance with Section 2.10(c) or Section 2.10(d), as applicable; provided Borrowers submit (with the applicable Borrowing Request) an Officer’s Certificate setting forth the use of proceeds of the requested Loan and confirming that such use is in compliance with Section 2.10(c) or Section 2.10(d), as applicable, and (C) in the event that any part or all of the Reserve remains in place at the end of the time period set forth in Section 2.10(c) or Section 2.10(d), as applicable, the Commitments shall be permanently reduced by an amount equal to such remaining Reserve and, simultaneously with the such reduction, the remaining Line Reserve shall be released.

(iii)          Amounts to be applied pursuant to this Section 2.10 to the prepayment of Revolving Loans shall, in the absence of direction from the Borrowers pursuant to Section 2.10(g)(i), be applied to the prepayment of the ABR Loans and Canadian Prime Rate Loans in the discretion of the Administrative Agents.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Revolving Loans or Bankers’ Acceptances, as applicable.  Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans and Canadian Prime Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans and Canadian Prime Rate Loans shall be immediately prepaid and, at the election of the applicable Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the applicable Collateral Agents and applied to the prepayment of Eurodollar Loans or Bankers’ Acceptances on the last day of the then next-expiring Interest Period for the applicable Eurodollar Loans or Bankers’ Acceptances, as the case may be; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(g)        Notice of Prepayment.  The applicable Borrower shall notify the applicable Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing or Bankers’ Acceptances, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing or a Canadian Prime Rate Loan, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), such Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.09.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11.            Alternate Rate of Interest.

(a)         If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)            the applicable Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(ii)           the applicable Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then such Administrative Agent shall give written notice thereof to the applicable Borrower and the Lenders as promptly as practicable thereafter and, until such Administrative Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)        If prior to the commencement of any Interest Period relating to a Bankers’ Acceptance, the Canadian Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that, by reason of circumstances affecting the money markets, there is no active market for Bankers’ Acceptances or the demand for Bankers’ Acceptances is insufficient to allow the sale or trading of the Bankers’ Acceptances to be created hereunder, then:

(i)            the right of the Canadian Borrower to request a Canadian Revolving Loan by means of a Bankers’ Acceptance shall be suspended until such time as the Canadian Administrative Agent determines that the circumstances causing such suspension no longer exist and the Canadian Administrative Agent so notifies the Canadian Borrower;

(ii)           any Borrowing Request which calls for the issuance of a Bankers’ Acceptance which is outstanding shall be cancelled and such Borrowing Request shall be deemed to be a request for a Canadian Prime Rate Loan in the face amount of the requested Bankers’ Acceptance;

(iii)          any outstanding Interest Election Request requesting a conversion of a Canadian Prime Rate Loan into Bankers’ Acceptances or BA Equivalent Loan shall be deemed to be revoked; and

(iv)          any outstanding Interest Election Request requesting a rollover of Bankers’ Acceptances or BA Equivalent Loans shall (unless revoked by the Canadian Borrower before the Borrowing) be deemed to be an Interest Election Request requesting a conversion of such Loans into Canadian Prime Rate Loans.

SECTION 2.12.            Yield Protection.

(a)         Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(ii)           subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it or any Bankers’ Acceptance purchased or accepted by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)          impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than any Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Bankers’ Acceptance purchased or accepted by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan or purchasing or accepting any Bankers’ Acceptance), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements.  If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, the Bankers’ Acceptances purchased or accepted by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to the applicable Borrower shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13.            Breakage Payments.  In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Tranche B Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such prepayment notice is later revoked in accordance with Section 2.10(g)) or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrowers pursuant to Section 2.16(b), then, in any such event, the applicable Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the applicable Borrower (with a copy to the Administrative Agents) and shall be conclusive and binding absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

SECTION 2.14.            Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)         Payments Generally.  Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, Section 2.13, Section 2.15 or Section 11.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 4:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the applicable Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the applicable Administrative Agent at the office designated by it from time to time, except payments to be made directly to the Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.12, Section 2.13, Section 2.15 and Section 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The applicable Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b)        Pro Rata Treatment.

(i)            Each payment by Borrowers of interest in respect of its Loans shall be applied to the amounts of such Borrower’s obligations owing to the applicable Lenders pro rata according to the respective amounts then due and owing to such Lenders.

(ii)           Each payment by Borrowers on account of principal of the Revolving Borrowings or Tranche B Borrowings, as applicable, shall be made to the applicable Lenders pro rata based on the principal amounts of the Revolving Loans or Tranche B Loans, as applicable then held by the Lenders.

(c)         Insufficient Funds.  If at any time insufficient funds are received by and available to the applicable Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees (other than in respect of the Tranche B Loans) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, toward payment of principal (other than in respect of the Tranche B Loans) and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties, (iii) third, toward payment of interest and fees then due hereunder in respect of the outstanding Tranche B Loans, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and  (iv) fourth, toward payment of principal in respect of outstanding Tranche Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal in respect of outstanding Tranche B Loans then due to such parties.

(d)        Sharing of Set-Off.  Subject to the terms of the Intercreditor Agreement, if any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the applicable Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not apply to (x) any application of proceeds and any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e)         Borrowers Default.  Unless the applicable Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to such Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrowers will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)         Lender Default.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), Section 2.14(e), Section 2.17(d), Section 2.18(d), Section 2.18(e) or Section 11.03(c), then the applicable Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15.            Taxes.

(a)         Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Administrative Agent, the applicable Collateral Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)        Payment of Other Taxes by Borrowers.  Without limiting the provisions of paragraph (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)         Indemnification by Borrowers.  Borrowers shall indemnify the Agents, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agents, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or the Issuing Bank (with a copy to the Administrative Agents), or by the Agents on their own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)        Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to the Administrative Agents the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agents.

(e)         Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which US Borrowers are resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to US Borrowers (with a copy to the Administrative Agents), at the time or times prescribed by applicable Requirements of Law or as reasonably requested by US Borrowers or the Administrative Agents, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by US Borrowers or either Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by US Borrowers or the Administrative Agents as will enable US Borrowers or the Administrative Agents to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the above two sentences, in the case of non-U.S. withholding taxes the completion, execution and submission of non-U.S. forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would be otherwise disadvantageous to such Lender in any material respect.

Each initial Canadian Lender of the Canadian Borrower represents and warrants to the Canadian Borrower that on the Closing Date (a) (i)  it is not a “non-resident” within the meaning of the ITA; or (ii) it is an “authorized foreign bank” within the meaning of the Bank Act (Canada) for purposes of the ITA, and is entering into this Agreement in the ordinary course of its trade and business that is its “Canadian banking business” for purposes of the ITA, and each amount paid or credited by or to it in respect of the transactions contemplated hereunder is, and will be brought into account and recorded and reported in computing its income for Canadian tax purposes as having been made or received as the case may be, in respect of its “Canadian banking business” as so defined; and (b) has no present intention to withdraw from this Agreement.  Upon the written request of the Canadian Administrative Agent or the Canadian Borrower acting reasonably, each such Canadian Lender shall use its best efforts to deliver to the Canadian Administrative Agent and Canadian Borrower such certificates, documents or other evidence as may be required from time to time, properly completed and duly executed by such Canadian Lender, to confirm the continuing accuracy of the foregoing representation or alternatively, shall deliver a notice to the Canadian Borrower indicating the facts and circumstances (other than facts and circumstances brought about unilaterally by such Canadian Lender) which have resulted in the above representation and warranty no longer continuing to be true and accurate.  If such Canadian Lender fails to deliver such requested certificates, documents, other evidence on the one hand, or such notice on the other or, for greater certainty, the facts and circumstances relating to the change of the status of the Canadian Lender have been brought about unilaterally by such Canadian Lender, then the Canadian Borrower or the Canadian Administrative Agent, as the case may be, shall withhold from any interest payment to such Canadian Lender an amount equivalent to the applicable Canadian withholding tax imposed by applicable Canadian laws (including any applicable tax treaty) and the Canadian Borrower shall not be required to pay any additional or other amounts to such Canadian Lender under Section 2.15(a).  From time to time, each such Canadian Lender shall (i) promptly submit to the Canadian Administrative Agent and the Canadian Borrower such certificates, documents, other evidence or notice as aforesaid, (ii) promptly notify the Canadian Administrative Agent and the Canadian Borrower of any change in circumstances which would result in the above representation and warranty no longer continuing to be true and accurate, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Canadian Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws that the Canadian Borrower make any deduction or withholding for Taxes from amounts payable to such Canadian Lender.  Notwithstanding the foregoing, but subject to Section 11.04(b)(v), the Borrowers acknowledge that the rights and obligations of a Canadian Lender hereunder may be assigned to an Eligible Assignee that does not qualify as an Eligible Canadian Lender and further agree that any Borrower approval required in respect of such an assignment shall not be withheld on such basis.

Without limiting the generality of any of the foregoing, any Foreign Lender shall, to the extent it may lawfully do so, deliver to US Borrowers and the Administrative Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Administrative Borrower or either Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit Q, or any other form approved by the applicable Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

(v)           any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of the Administrative Borrower and the Administrative Agent that it is an exempt recipient (as defined in Section 6049(b)(4) of the Code and the regulations thereunder) shall deliver to the Administrative Borrower (with a copy to the US Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by Applicable Law or upon the request of the Administrative

Borrower or the US Administrative Agent) two duly executed and properly completed copies of Internal Revenue Service Form W-9 (or applicable successor form).  Each Lender (other than a Foreign Lender) shall promptly notify the Administrative Borrower and the US Administrative Agent at any time that it determines any previously delivered form or certification is no longer accurate.

Each Foreign Lender shall promptly notify the Administrative Borrower and each Administrative Agent at any time that a previously delivered form of certificate is no longer accurate.

(f)         Treatment of Certain Refunds.  If either Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon the request of either Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent, such Lender or the Issuing Bank in the event such Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  If and to the extent that any Lender is able, in its sole opinion, to apply or otherwise take advantage of any offsetting tax credit or other similar tax benefit arising out of or in conjunction with any deduction or withholding which gives rise to an obligation of a Borrower to pay any additional amount pursuant to this Section 2.15, then such Lender shall, to the extent that in its sole opinion it can do so without prejudice to the retention of the amount of such credit or benefit and without any other adverse tax consequences for such Lender, reimburse such Borrower at such time as such tax credit or benefit shall have actually been received by such Lender such amount as such Lender shall, in its sole opinion, have determined to be attributable to the relevant deduction or withholding and as will leave such Lender in no better or worse position than it would have been in if the payment of such additional amount had not been required (net of all out-of-pocket expenses of such Administrative Agent, such Lender or the Issuing Bank, as the case may be); provided that the Borrowers upon the request of either Administrative Agent, such Lender or the Issuing Bank agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event Governmental Authority successfully challenges such tax credits or other tax benefits.

This section shall not be construed to require either Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other person.  Notwithstanding anything to the contrary, in no event will any Administrative Agent, any Lender or the Issuing Bank be required to pay any amount to Borrowers the payment of which would place such Lender, such Administrative Agent or the Issuing Bank in a less favorable net after-tax position than such Lender, such Administrative Agent or the Issuing Bank would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g)        Upon the reasonable request of the Canadian Borrower, and at the Canadian Borrower’s expense, a Canadian Lender shall use its reasonable efforts to co-operate with the Canadian Borrower with a view to obtaining a refund of any Tax which is not, in the Canadian Borrower’s reasonable opinion, correctly or legally imposed and for which the Canadian Borrower has indemnified the Canadian Lender under this Agreement, if obtaining such refund would not, in the sole judgment of the

Canadian Lender, be disadvantageous to the Canadian Lender; provided that nothing in this clause shall be construed to require the Canadian Lender to institute any administrative proceeding (other than the filing of a claim for any such refund) or judicial proceeding to obtain any such refund.  If such Canadian Lender shall receive a refund from a taxing authority (as a result of any error in the imposition of Taxes by such taxing authority) or any Taxes paid by the Canadian Borrower pursuant to this Agreement, the Canadian Lender shall promptly pay to the Canadian Borrower the amount so received, less any Taxes imposed on the Canadian Lender as a result of such amount and net out-of-pocket expenses provided that the Canadian Lender shall only be required to pay the Canadian Borrower such amounts as the Canadian Lender determines are attributable to Taxes paid by the Canadian Borrower.  In the event that the Canadian Lender is required to repay the amount of such refund (including interest, if any), the Canadian Borrower, upon the request of the Canadian Lender, agrees to promptly return to the Canadian Lender the amount of such refund and interest, if any (plus penalties, interest and other charges imposed in connection with the repayment of such amounts by the Canadian Lender).

SECTION 2.16.            Mitigation Obligations; Replacement of Lenders.

(a)         Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b)        Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if Borrowers exercises their replacement rights under Section 11.02(d), then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agents, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            Borrowers shall have paid to the applicable Administrative Agent the processing and recordation fee specified in Section 11.04(b);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers(in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)          such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

SECTION 2.17.            Swingline Loans.

(a)         US Swingline Commitment.  Subject to the terms and conditions set forth herein, the US Swingline Lender agrees to make US Swingline Loans to US Borrowers from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in the aggregate principal amount of outstanding US Swingline Loans exceeding $50 million and provided that after making a US Swingline Loan, the sum of the total US Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments minus any Line Reserve and (B) the Borrowing Base minus the U.S. Minimum Availability Requirement then in effect; provided that the aggregate US Revolving Exposure plus the aggregate Tranche B Exposure shall not exceed the amount equal to the Borrowing Base minus the U.S. Minimum Availability Requirement minus the Line Reserve plus the Tranche B Borrowing Base; provided further that the US Swingline Lender shall not be required to make a US Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, US Borrowers may borrow, repay and reborrow US Swingline Loans.

(b)        US Swingline Loans.  To request a US Swingline Loan, Administrative Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the US Administrative Agent and the US Swingline Lender, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested US Swingline Loan.  Each US Swingline Loan shall be an ABR Loan.  The US Swingline Lender shall make each US Swingline Loan available to the applicable US Borrower by means of a credit to the general deposit account of such US Borrower with the US Swingline Lender (or, in the case of a US Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such US Swingline Loan.  US Borrowers shall not request a US Swingline Loan if at the time of or immediately after giving effect to the extension of credit contemplated by such request a Default has occurred and is continuing or would result therefrom.  US Swingline Loans shall be made in minimum amounts of $1.0 million and integral multiples of $500,000 above such amount.

(c)         Prepayment.  US Borrowers shall have the right at any time and from time to time to repay any US Swingline Loan, in whole or in part, upon giving written notice to the US Swingline Lender and the US Administrative Agent before 2:00 p.m., New York City time, on the proposed date of repayment.

(d)        Canadian Swingline Commitment.  Subject to the terms and conditions set forth herein, the Canadian Swingline Lender agrees to make Canadian Swingline Loans to Canadian Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in the aggregate principal amount of outstanding Canadian Swingline Loans exceeding $5.0 million and provided that after making a Canadian Swingline Loan, the sum of the total Canadian Exposures shall not exceed the lesser of (A) the total Canadian Revolving Commitments minus any Line Reserve allocated to the Canadian Revolving Commitments and (B) the Canadian Borrowing Base minus the Canadian Minimum Availability Requirement then in effect; provided that the Canadian Swingline Lender shall not be required to make a Canadian Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Canadian Borrower may borrow, repay and reborrow Canadian Swingline Loans.

(e)         Canadian Swingline Loans.  To request a Swingline Loan, Administrative Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Canadian Administrative Agent and the Canadian Swingline Lender, not later than 1:00 p.m., New York City time, on the day of a proposed Canadian Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Canadian Swingline Loan.  Each Canadian Swingline Loan shall be a Canadian Prime Rate Loan.  The Canadian Swingline Lender shall make each Canadian Swingline Loan available to Canadian Borrower by means of a credit to the general deposit account of Canadian Borrower with the Canadian Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Canadian Swingline Loan.  Canadian Borrower shall not request a Canadian Swingline Loan if at the time of or immediately after giving effect to the extension of credit contemplated by such request a Default has occurred and is continuing or would result therefrom.  Canadian Swingline Loans shall be made in minimum amounts of Can$1.0 million and integral multiples of Can$500,000 above such amount.

(f)         Prepayment.  Canadian Borrower shall have the right at any time and from time to time to repay any Canadian Swingline Loan, in whole or in part, upon giving written notice to the Canadian Swingline Lender and the Canadian Administrative Agent before 12:00 (noon), New York City time, on the proposed date of repayment.

(g)        Participations.  Either Swingline Lender at any time in its discretion may (and, in any event, not later than the fifth (5th) Business Day after any Swingline Loan is made to the relevant Borrower, the applicable Swingline Lender shall) by written notice given to the applicable Administrative Agent (provided such notice requirement shall not apply if either (i) the US Swingline Lender and the US Administrative Agent are the same entity or (ii) the Canadian Swingline Lender and the Canadian Administrative Agent are the same entity, as applicable) not later than 11:00 A.M., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the applicable Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the applicable Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the applicable Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Lenders.  The applicable Administrative Agent shall notify Administrative Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to such Administrative Agent and not to such Swingline Lender.  Any amounts received by any Swingline Lender from any Borrower (or other party on behalf of Borrowers) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agents.  Any such amounts received by the Administrative Agents shall be promptly remitted by the Administrative Agents to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrowers of any default in the payment thereof.

SECTION 2.18.            Letters of Credit.

(a)         General.  Subject to the terms and conditions set forth herein, US Borrowers may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit denominated in any Approved Currency for its own account or the account of a Subsidiary in a form reasonably acceptable to the US Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that US Borrowers shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary).  Upon receipt of an LC Request in accordance with Section 2.18(b) below, the US Administrative Agent shall notify the Issuing Bank as to whether the issuance of such Letter of Credit is authorized.  The Issuing Bank shall not issue any Letter of Credit without first receiving such authorization and US Borrowers shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the limits set forth in clause (b) below.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by US Borrowers to, or entered into by US Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Each of the parties hereto acknowledge and agree that, effective as of the Closing Date, each of the Existing Issuing Bank Letters of Credit shall be deemed and shall each constitute a Letter of Credit as if such Existing Issuing Bank Letters of Credit were originally issued as a Letter of Credit under and shall be subject to the terms and conditions of this Agreement.

(b)        Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, US Borrowers shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the US Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

Each LC Request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank the following:

(i)            the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii)           the amount and the currency thereof (which shall be any Approved Currency);

(iii)          the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv)          the name and address of the beneficiary thereof;

(v)           whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that US Borrowers shall be a co-applicant, and therefor jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi)          the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii)         the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii)        such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(ix)           the Letter of Credit to be amended, renewed or extended;

(x)            the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(xi)           the nature of the proposed amendment, renewal or extension; and

(xii)          such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, US Borrowers also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit, but in the event of any inconsistency between such standard form and this Agreement, the terms of this Agreement shall control.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, US Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments minus any Line Reserve and (B) the Borrowing Base minus the U.S. Minimum Availability Requirement then in effect, (iii) the aggregate Revolving Exposure plus the aggregate Tranche B Exposure shall not exceed the amount equal to the Borrowing Base minus the U.S. Minimum Availability Requirement minus the Line Reserve plus the Tranche B Borrowing Base and (iv) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied.  Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the US Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18.  On the first Business Day of each calendar month, the Issuing Bank shall provide to the US Administrative Agent a report listing all outstanding Letters of Credit and the outstanding amounts and beneficiaries thereof and the amount and maturities of any LC Acceptances and the US Administrative Agent shall promptly provide such report to each Revolving Lender.

(c)         Expiration Date.  Each Letter of Credit shall expire (or be subject to non-renewal or termination by the US Administrative Agent) at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(d)        Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the US Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by US Borrowers on the date due as provided in Section 2.18(d), or of any reimbursement payment required to be refunded to US Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)         Reimbursement.

(i)            If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit or LC Acceptance, US Borrowers (or Canadian Borrower, in the first instance, and US Borrowers, alternatively, for Letters of Credit governed by Section 2.18(m)) shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Administrative Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Administrative Borrower receives such notice; provided that US Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans or Swingline Loans in an equivalent amount and, to the extent so financed, Administrative Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or Swingline Loans.

(ii)           If US Borrowers (or Canadian Borrower and US Borrowers for Letters of Credit governed by Section 2.18(m)) fail to make such payment when due, the Issuing Bank shall notify the US Administrative Agent and the US Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from US Borrowers in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof.  Each Revolving Lender shall pay by wire transfer of immediately available funds to the US Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving

Lender, and the US Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  The US Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from US Borrowers or Canadian Borrower, as the case may be, pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the US Administrative Agent from US Borrowers or Canadian Borrower, as the case may be, thereafter will be promptly remitted by the US Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii)          If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the US Administrative Agent as provided above, each of such Revolving Lender and US Borrowers severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the US Administrative Agent for the account of the Issuing Bank at (i) in the case of US Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the US Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(iv)          All payments made pursuant to this Section 2.18(e) shall be in the Approved Currency in which the LC Disbursement giving rise to such payment is denominated.

(f)         Obligations Absolute.  The Reimbursement Obligation of US Borrowers and Canadian Borrower, as applicable, as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank (or creation of an LC Acceptance) under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of US Borrowers and Canadian Borrower, as applicable, hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of US Borrowers and its Subsidiaries.  None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any LC Acceptance or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to US Borrowers or Canadian Borrower, as applicable, to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable Requirements of Law) suffered by US Borrowers or Canadian Borrower, as applicable, that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)        Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment (or creation of an LC Acceptance) under a Letter of Credit.  The Issuing Bank shall promptly give written notice to the US Administrative Agent and US Borrowers of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder (or, in the case of the creation of an LC Acceptance, the date payment is due thereunder); provided that any failure to give or delay in giving such notice shall not relieve Administrative Borrower or Canadian Borrower, as applicable, of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h)        Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless US Borrowers or Canadian Borrower, as applicable, shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that US Borrowers or Canadian Borrower, as applicable, reimburse such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(e).  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)          Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Administrative Borrower receives notice from the US Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, US Borrowers shall deposit on terms and in accounts satisfactory to the applicable Collateral Agents, in the name of the applicable Collateral Agents and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to US Borrowers described in Section 8.01(g) or Section 8.01(h).  Funds so deposited shall be applied by the applicable Collateral Agents to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of US Borrowers under this Agreement.  If US Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to US Borrowers within three Business Days after all Events of Default have been cured or waived.

(j)          Additional Issuing Banks.  US Borrowers may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the US Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such Revolving Lender(s).  Any Lender designated as an issuing bank pursuant to this paragraph (j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k)         Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agents and Administrative Borrower.  The Issuing Bank may be replaced at any time by written agreement among US Borrowers, each Agent, the replaced Issuing Bank and the successor Issuing Bank.  US Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank.  At the time any such resignation or replacement shall become effective, US Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c).  From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one Issuing Bank hereunder, US Borrowers may, in their discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l)          Other.  The Issuing Bank shall be under no obligation to issue any Letter of Credit if

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii)           the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(m)        Notwithstanding the foregoing, at no time shall there be greater than $10 million outstanding of Letters of Credit issued for the account of Canadian Borrower and/or Canadian Guarantors and any such Letters of Credit issued for the account of Canadian Borrower and/or the Canadian Guarantors shall be treated as if issued for the account of a US Borrower for purposes of calculating the Borrowing Base.  The Canadian Borrower shall have the primary responsibility for the Reimbursement Obligation with respect to any such Letter of Credit through the borrowing of Canadian Revolving Loans; provided, that in the event Canadian Borrower shall not reimburse such Issuing Bank then such obligation shall be for the account of US Borrowers as provided in Section 2.18(e).

SECTION 2.19.            [Intentionally Deleted.]

SECTION 2.20.            Determination of Borrowing Base and Tranche B Borrowing Base.

(a)         Eligible Accounts.  On any date of determination of the Borrowing Base, the term “Eligible Accounts” as used herein shall comprise all of the Credit Card Receivables of US Borrowers and any of the US Borrowing Base Guarantors as arise in the ordinary course of business, which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below and are reflected in the most recent Borrowing Base Certificate delivered by the Borrowers to the Collateral Agents and the Administrative Agents.  None of the following shall be deemed to be Eligible Accounts:

(i)            Credit Card Receivables due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the applicable Collateral Agents;

(ii)           Credit Card Receivables due from major credit card processors with respect to which US Borrowers or any of the US Borrowing Base Guarantors do not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the applicable Administrative Agent for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, those Liens specified in Section 6.02 (a), (e) and (i) and Permitted Liens having priority by operation of applicable law over the Lien of the Collateral Agents);

(iii)          Credit Card Receivables due from major credit card processors that are not subject to a first priority (except as provided in clause (ii), above) security interest in favor of the Collateral Agents, as applicable, for its own benefit and the benefit of the other Secured Parties;

(iv)          Credit Card Receivables due from major credit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback) (it being the intent that chargebacks in the ordinary course by the credit card processors as contemplated by the applicable Control Agreement shall not be deemed violative of this clause);

(v)           Except as otherwise approved by the US Administrative Agent and applicable Collateral Agents, Credit Card Receivables due from major credit card processors as to which the credit card processor has the right under certain circumstances to require the US Borrowers or any of the US Borrowing Base Guarantors to repurchase such Accounts from such credit card processor;

(vi)          Except as otherwise approved by the US Administrative Agent and applicable Collateral Agents, Credit Card Receivables due from major credit card processors as to which the US Administrative Agent and the applicable Collateral Agents have not received an acceptable Control Agreement;

(vii)         Accounts due from major credit card processors (other than Visa, Mastercard, American Express, Diners Club and Discover) which the applicable Collateral Agents determine in their commercially reasonable discretion, acting in good faith, to be unlikely to be collected; or

(viii)        Except as otherwise approved by the applicable Collateral Agents in their sole discretion, Credit Card Receivables of US Borrowers and any of the US Borrowing Base Guarantors arising from Private Label Credit Cards.

Notwithstanding the above, the applicable Collateral Agents and the US Administrative Agent reserve the right, at any time and from time to time after the Closing Date, to adjust the criteria set forth above, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Accounts, in their Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments, new criteria or changes in the applicable advance rates which have the effect of making more credit available.  The Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Accounts (including, without limitation, for estimates, chargeback or other accrued liabilities or offsets by credit card processors and amounts to adjust for material claims, offsets, defenses or counterclaims or other material disputes described in Section 9.01) from time to time in their Permitted Discretion.

(b)        Eligible Inventory.  For purposes of this Agreement, Eligible Inventory shall exclude any Inventory to which any of the exclusionary criteria set forth below applies.  The Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in their Permitted Discretion, upon five (5) Business Day’s prior written notice to the Administrative Borrower.  In addition, the Collateral Agents and the Administrative Agents reserve the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Inventory, in their Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments, new criteria, changes in the applicable advance rate or the elimination of Reserves which have the effect of making more credit available; provided, that (i) any changes to the eligibility criteria with respect to Eligible Inventory will be made upon five (5) Business Day’s prior written notice to the Administrative Borrower and (ii) any reduction in the applicable advance rate with respect to Eligible Inventory shall require the consent of the Administrative Borrower.  Eligible Inventory shall not include any Inventory of US Borrowers or any US Borrowing Base Guarantor that:

(i)            the applicable Collateral Agents, on behalf of Secured Parties, do not have a first priority and exclusive perfected Lien on such Inventory;

(ii)           (1) is stored at a leased or rented location where the aggregate value of Inventory exceeds $250,000 unless the applicable Collateral Agents have given their prior consent thereto or unless either (x) a Landlord Access Agreement in respect of such location has been delivered to the applicable Collateral Agents, or (y) Reserves reasonably satisfactory to the applicable Collateral Agents have been established with respect thereto or (2) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds $250,000 unless either (x) an acknowledged bailee waiver letter which is in form and substance satisfactory to the applicable Collateral Agents and the US Administrative Agent has been received by the applicable Collateral Agents or (y) Reserves reasonably satisfactory to the applicable Collateral Agents have been established with respect thereto, or (3) is located at an owned location subject to a mortgage in favor of a lender other than any of the Collateral Agents and the Senior Note Collateral Agent where the aggregate value of Inventory exceeds $250,000 unless either (x) mortgagee waiver which is in form and substance satisfactory to the applicable Collateral Agents and the US Administrative Agent has been delivered to the applicable Collateral Agents or (y) Reserves reasonably satisfactory to the applicable Collateral Agents have been established with respect thereto;

(iii)          (1) is placed on consignment by a third party consignor with any US Borrower or US Borrowing Base Guarantor as consignee or (2) is placed on consignment by any US Borrower or US Borrowing Base Guarantor as consignor with any third party as consignee, unless a valid consignment agreement which is reasonably satisfactory to applicable Collateral Agents is in place with respect to such Inventory;

(iv)          is covered by a negotiable document of title, unless such document has been delivered to the applicable Collateral Agents with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agents and the Lenders and landlords, carriers, bailees and warehousemen if clause (ii) above has been complied with;

(v)           is to be returned to suppliers;

(vi)          is obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

(vii)         consists of display items, samples or packing or shipping materials, manufacturing supplies, work-in-process Inventory, replacement parts or spare parts;

(viii)        is not finished goods held for sale in the ordinary course of US Borrower’s or any US Borrowing Base Guarantor’s, as applicable, business;

(ix)           breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(x)            consists of Hazardous Material or goods that, in either case, can be transported or sold only with licenses that are not readily available;

(xi)           is not covered by casualty insurance maintained as required by Section 5.04;

(xii)          supplies used or consumed in US Borrower’s business;

(xiii)         bill and hold goods;

(xiv)        unserviceable or slow moving Inventory;

(xv)         inventory returned by retail customers that is not held for resale;

(xvi)        inventory subject to deposit made by retail customers for sale of Inventory that have not been delivered to the extent of such deposits; or

(xvii)       is subject to any licensing arrangement the effect of which would be to limit the ability of any Collateral Agent, or any person selling the Inventory on behalf of such Collateral Agent, to sell such Inventory in enforcement of such Collateral Agent’s Liens, without further consent or payment to the licensor or other person.

SECTION 2.21.            Determination of Canadian Borrowing Base.

(a)         Eligible Canadian Accounts.  On any date of determination of the Canadian Borrowing Base the term “Eligible Canadian Accounts” as used herein shall comprise all of the Credit Card

Receivables of Canadian Borrower and any of Canadian Borrowing Base Guarantors as arise in the ordinary course of business, which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below and are reflected in the most recent Borrowing Base Certificate delivered by the Borrowers to the Collateral Agents and the Administrative Agents.  None of the following shall be deemed to be Eligible Accounts:

(i)            Credit Card Receivables due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of sale or, in the case of Accounts due from American Express to the Canadian Borrower or any of the Canadian Borrowing Base Guarantors, that have been outstanding for more than ten (10) Business Days from the date of sale, or for such longer period(s) as may be approved by the applicable Collateral Agents;

(ii)           Credit Card Receivables due from major credit card processors with respect to which Canadian Borrower or any of the Canadian Borrowing Base Guarantors do not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the applicable Administrative Agent for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, those Liens specified in Section 6.02 (a), (e) and (i) and Permitted Liens having priority by operation of applicable law over the Lien of the applicable Collateral Agents);

(iii)          Credit Card Receivables due from major credit card processors that are not subject to a first priority (except as provided in clause (ii), above) security interest in favor of the Collateral Agents, as applicable, for its own benefit and the benefit of the other Secured Parties;

(iv)          Credit Card Receivables due from major credit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback) (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(v)           Except as otherwise approved by the Canadian Administrative Agent and applicable Collateral Agents, Credit Card Receivables due from major credit card processors as to which the credit card processor has the right under certain circumstances to require the Canadian Borrower or any of the Canadian Borrowing Base Guarantors to repurchase such Accounts from such credit card processor;

(vi)          Except as otherwise approved by the Canadian Administrative Agent and applicable Collateral Agents, Credit Card Receivables due from major credit card processors as to which the Canadian Administrative Agent and the applicable Collateral Agents have not received an acceptable Control Agreement;

(vii)         Accounts due from major credit card processors (other than Visa, Mastercard, American Express, Diners Club and Discover) which the applicable Collateral Agents determine in their commercially reasonable discretion, acting in good faith, to be unlikely to be collected.; or

(viii)        Except as otherwise approved by the applicable Collateral Agents in their sole discretion, Credit Card Receivables of Canadian Borrower and any of the Canadian Borrowing Base Guarantors arising from Private Label Credit Cards.

Notwithstanding the above, the applicable Collateral Agents and the Canadian Administrative Agent reserve the right, at any time and from time to time after the Closing Date, to adjust the criteria set forth above, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Canadian Accounts, in their Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments, new criteria or changes in the applicable advance rates which have the effect of making more credit available. The Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Canadian Accounts (including, without limitation, for estimates, chargeback or other accrued liabilities or offsets by credit card processors and amounts to adjust for material claims, offsets, defenses or counterclaims or other material disputes described in Section 9.01) from time to time in their Permitted Discretion.

(b)        Eligible Inventory.  For purposes of this Agreement, Eligible Canadian Inventory shall exclude any Canadian Inventory to which any of the exclusionary criteria set forth below applies.  The applicable Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Canadian Inventory from time to time in their Permitted Discretion, upon five (5) Business Day’s prior written notice to the Administrative Borrower.  In addition, the applicable Collateral Agents and the Canadian Administrative Agent reserve the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Canadian Inventory, in their Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments, new criteria, changes in the applicable advance rate or the elimination of Reserves which have the effect of making more credit available; provided, however, that (i) any changes to the eligibility criteria with respect to Eligible Canadian Inventory will be made upon five (5) Business Day’s prior written notice to the Administrative Borrower and (ii) any reduction in the applicable advance rate with respect to Eligible Canadian Inventory shall require the consent of the Administrative Borrower.  Eligible Canadian Inventory shall not include any Canadian Inventory of Canadian Borrower or any of the Canadian Borrowing Base Guarantors that:

(i)            the applicable Collateral Agents, on behalf of Secured Parties, do not have a first priority and exclusive perfected Lien on such Canadian Inventory;

(ii)           (1) is stored at a leased or rental location where the aggregate value of Canadian Inventory exceeds $250,000 unless the applicable Collateral Agents have given their prior consent thereto or unless either (x) a Landlord Access Agreement in respect of such location has been delivered to the applicable Collateral Agents, or (y) Reserves reasonably satisfactory to the applicable Collateral Agents have been established with respect thereto or (2) is stored with a bailee or warehouseman where the aggregate value of Canadian Inventory exceeds $250,000 unless either (x) an acknowledged bailee waiver letter which is in form and substance satisfactory to the applicable Collateral Agents and the Canadian Administrative Agent has been received by the applicable Collateral Agents or (y) Reserves reasonably satisfactory to the applicable Collateral Agents have been established with respect thereto, or (3) is located at an owned location subject to a mortgage in favor of a lender other than the Collateral Agents and the Senior Note Collateral Agent where the aggregate value of such Canadian Inventory exceeds $250,000 unless either (x) a mortgagee waiver which is in form and substance satisfactory to the applicable Collateral Agents and the Canadian Administrative Agent has been delivered to the applicable Collateral Agents or (y) Reserves reasonably satisfactory to the applicable Collateral Agents have been established with respect thereto;

(iii)          (1) is placed on consignment by a third party consignor with any Canadian Borrower or any Canadian Borrowing Base Guarantor as consignee or (2) is placed on consignment by any Canadian Borrower or Canadian Borrowing Base Guarantor as consignor with any third party as consignee, unless a valid consignment agreement which is reasonably satisfactory to applicable Collateral Agent is in place with respect to such Canadian Inventory;

(iv)          is covered by a negotiable document of title, unless such document has been delivered to one of the applicable Collateral Agents with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agents and the Lenders and landlords, carriers, bailees and warehousemen if clause (ii) above has been complied with;

(v)           is to be returned to suppliers;

(vi)          is obsolete, unsalable, shopworn, seconds, defective, damaged or unfit for sale;

(vii)         consists of display items, samples or packing or shipping materials, manufacturing supplies, work-in-process Canadian Inventory, replacement or spare parts;

(viii)        is not finished goods held for sale in the ordinary course of Canadian Borrower’s or any of the Canadian Borrowing Base Guarantor’s, as applicable, business;

(ix)           breaches any of the representations or warranties pertaining to Canadian Inventory set forth in the Loan Documents;

(x)            consists of Hazardous Material or goods that, in either case, can be transported or sold only with licenses that are not readily available;

(xi)           is not covered by casualty insurance maintained as required by Section 5.04;

(xii)          supplies used or consumed in Canadian Borrower’s business;

(xiii)         bill and hold goods;

(xiv)        unserviceable or slow moving Canadian Inventory;

(xv)         inventory returned by retail customers that is not held for resale;

(xvi)        inventory subject to deposit made by retail customers for sale of Inventory that have not been delivered to the extent of such deposits; or

(xvii)       is subject to any licensing arrangement the effect of which would be to limit the ability of any Collateral Agent, or any person selling the Canadian Inventory on behalf of such Collateral Agent, to sell such Canadian Inventory in enforcement of such Collateral Agent’s Liens, without further consent or payment to the licensor or other person.

SECTION 2.22.            Collection Allocation Mechanism.

(a)         Notwithstanding any other provision of this Agreement or any Loan Document, on the CAM Exchange Date, with respect solely to Revolving Lenders, (i) all Revolving Commitments shall automatically and without further act be terminated as provided in Section 8 and (ii) the Revolving Lenders shall automatically and without further act be deemed to have exchanged interests in the Revolving Loans such that in lieu of the interest of each Revolving Lender in each Revolving Loan in which it shall participate as of such date, such Revolving Lender shall hold an interest in every one of the Revolving Loans, whether or not such Revolving Lender shall previously have participated therein, equal to such Revolving Lender’s CAM Percentage thereof; provided that such CAM Exchange will not affect the aggregate amount of the obligations of the Loan Parties to the Revolving Lenders under the Loan Documents.  Each Revolving Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Revolving Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Revolving Loan.  Each Loan Party agrees from time to time to execute and deliver to the Agents all promissory notes and other instruments and documents as the Agents shall reasonably request to evidence and confirm the respective interests of the Revolving Lenders after giving effect to the CAM Exchange, and each Revolving Lender agrees to surrender any promissory notes originally received by it in connection with its Revolving Loans hereunder to the Agents against delivery of new promissory notes evidencing its interests in the Revolving Loans; provided, however, that the failure of any Loan Party to execute or deliver or of any Revolving Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b)        As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agents pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by the Administrative Agents pursuant to any Loan Document in respect of the Specified Obligations, shall be distributed to the Revolving Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Revolving Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Specified Obligation, shall be paid over to the US Administrative Agent or the Canadian Administrative Agent, as applicable, for distribution to the Revolving Lenders in accordance herewith.

(c)         In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under any Letter of Credit shall remain unpaid, each Revolving Lender shall, before giving effect to the CAM Exchange, promptly pay over to the Administrative Agents, in immediately available funds and in the currency that such Letter of Credit is denominated, an amount (determined after deducting any cash collateral held by the Collateral Agents on behalf of the Loan Parties with respect to such Letter of Credit) equal to such Revolving Lender’s Pro Rata Percentage (as notified to such Revolving Lender by the Administrative Agents), of such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) any unpaid LC Disbursement under Section 2.18(e)(ii), together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the applicable Administrative Agent, at the rate that would be applicable at the time to a Revolving Loan that is an ABR Loan accruing interest at the ABR Rate in a principal amount equal to such amount.  The Administrative Agents shall establish a separate account or accounts for each Revolving Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence.  The applicable Administrative Agent shall deposit in each Revolving Lender’s L/C Reserve Account such Revolving Lender’s CAM Percentage of the amounts received from the Revolving Lenders as provided above.  The Administrative Agents shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (d), (e), (f) or (g) below.  The applicable Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Revolving Lender’s CAM Percentage.  The amounts held in each Revolving Lender’s L/C Reserve Account shall be held as a reserve against the LC Obligations due and owing , shall be the property of such Revolving Lender, shall not constitute Revolving Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Revolving Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.18.

(d)        In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the applicable Administrative Agent shall, at the request of the Issuing Bank in respect of such Letter of Credit, withdraw from the L/C Reserve Account of each Revolving Lender any amounts, up to the amount of such Revolving Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Revolving Lenders under Section 2.18 (but not of any Borrower under Section 2.18). In the event any Revolving Lender shall default on its obligation to pay over any amount to the Administrative Agents in respect of any Letter of Credit as provided in this Section 2.22, the Issuing Bank in respect thereof shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Revolving Lender had defaulted on its obligations under Section 2.18, but shall have no claim against any other Revolving Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 2.22(a). Each other Revolving Lender shall have a claim against such defaulting Revolving Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(e)         In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the applicable Administrative Agent shall withdraw from the L/C Reserve Account of each Revolving Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Revolving Lender.

(f)         With the prior written approval of the US Administrative Agent or the Canadian Administrative Agent, as applicable, and the Issuing Bank in respect of such Letter of Credit, any Revolving Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Revolving Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the applicable Administrative Agent for the account of such Issuing Bank on demand, its CAM Percentage of such drawing.

(g)        Pending the withdrawal by any Revolving Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the applicable Administrative Agent will, at the direction of such Revolving Lender and subject to such rules as the applicable Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash Equivalents. Each Revolving Lender that has not withdrawn the amounts in its L/C Reserve Account as provided in Section 2.22(f) above shall have the right, at intervals reasonably specified by the applicable Administrative Agent to withdraw the earnings on investments so made by the Administrative Agents with amounts in its L/C Reserve Account and to retain such earnings for its own account.

(h)        Notwithstanding any other provision of this Agreement, if, as a direct result of the implementation of the CAM Exchange, any Borrower is required to withhold Taxes from amounts payable to any Agent, any Revolving Lender or any Participant hereunder, the amounts so payable to such Agent, such Revolving Lender or such Participant shall be increased to the extent necessary to yield to such Agent, such Revolving Lender or such Participant (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that such Borrower shall not be required to increase any such amounts payable to such Revolving Lender or Participant under this Section 2.22 (but, rather, shall be required to increase any such amounts payable to such Revolving Lender or Participant to the extent required by Section 2.15) if such Revolving Lender or Participant was prior to or on the CAM Exchange Date already a Revolving Lender or Participant with respect to such Borrower. If a Revolving Lender that is not incorporated in the United States, in its good faith judgment, is eligible for an exemption from, or reduced rate of, U.S. federal withholding tax on payments by the U.S. Borrower under this Agreement, the U.S. Borrowers shall not be required to increase any such amounts payable to such Revolving Lender if such Revolving Lender fails to comply with the requirements of Section 2.15(e).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agents, the Collateral Agents, the Issuing Bank and each of the Lenders that:

SECTION 3.01.            Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02.            Authorization; Enforceability. The transactions contemplated by the Loan Documents to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.            No Conflicts. Except as set forth on Schedule 3.03, the execution, delivery and performance of the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04.            Financial Statements; Projections.

(a)         Historical Financial Statements. The Borrowers have heretofore delivered to the Lenders (i) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries (or their predecessors) as of and for the fiscal years ended January 3, 2004, January 1, 2005, December 31, 2005 and December 30, 2006, audited by and accompanied by the unqualified opinion of KPMG LLP, independent public accountants (the “Accountants”) and (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Holdings and its Subsidiaries as of and for the fiscal quarter ended June 30, 2007 (with respect to which the Accountants have performed SAS 100 reviews), in each case, certified by the chief financial officer of US Borrowers. Such financial statements and all financial statements delivered pursuant to Section 5.01(a), Section 5.01(b) and Section 5.01(c) since the Closing Date have been prepared in accordance with GAAP and present fairly and accurately the financial condition and results of operations and cash flows of the Holdings and its Subsidiaries (or their predecessors, where applicable) as of the dates and for the periods to which they relate, subject in the case of unaudited statements, to year-end audit adjustments.

(b)        No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a) (including the notes thereto), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and the Senior Note Documents. Since December 30, 2006, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c)         Forecasts. The forecasts of financial performance of Holdings and its Subsidiaries furnished to the Lenders have been prepared in good faith by the Borrowers and based on assumptions believed by the Borrowers to be reasonable.

SECTION 3.05.            Properties.

(a)         Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b)        Real Property.

(i)            Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (x) owned by any Company as of the date hereof and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (y) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Company.

(ii)           The fair market value (net of existing mortgage debt secured by each such property) of the Real Property owned by US Borrowers or their US Subsidiaries located in Colorado Springs, Colorado and Newport News, Virginia does not exceed $500,000 individually for any such property or $1,000,000 in the aggregate for all such properties.

(c)         No Casualty Event. No Company has received any written notice of, nor has any knowledge of, the occurrence or pendency of any Casualty Event affecting all or any material portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04 or the applicable Collateral Agent has waived such requirement in the Mortgage.

(d)        Collateral. Each Company owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.            Intellectual Property.

(a)         Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, industrial designs, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property in any material respect, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)        Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent, industrial designs or trademark (as such terms are defined in the Security Agreement) listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect.

(c)         No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the date hereof, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent, industrial designs or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of such Loan Party.

SECTION 3.07.            Equity Interests and Subsidiaries.

(a)         Equity Interests. Schedules 1(a) and 10(a) to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of US Borrowers, are owned by LNT Center, directly or indirectly through Wholly Owned Subsidiaries. All Equity Interests of LNT are owned directly by Holdings. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)        No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or First Priority status of the security interest of the applicable Collateral Agent in any Equity Interests pledged to such Collateral Agent for the benefit of the Secured Parties under the Security Agreements or the exercise by such Collateral Agent of the voting or other rights provided for in any such Security Agreement or the exercise of remedies in respect thereof, except to the extent that, with respect only to the transfer of any Equity Interests in a Nova Scotia unlimited company pledged to a Collateral Agent, the approval of the board of directors of the relevant Nova Scotia unlimited company or the pledgor of its Equity Interests therein may be required under any applicable corporate and securities laws.

(c)         Organizational Chart. An accurate organizational chart, showing the ownership structure of Holdings, the Borrowers and each Subsidiary on the Closing Date is set forth on Schedule 10(a) to the Perfection Certificate dated the Closing Date.

SECTION 3.08.            Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09.            Agreements. No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default. Schedule 3.09 accurately and completely lists all material agreements (other than leases of Real Property set forth on Schedule 8(a) or 8(b) to the Perfection Certificate dated the Closing Date) to which any Company is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agents complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.

SECTION 3.10.            Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreements does not violate such regulations.

SECTION 3.11.            Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12.            Use of Proceeds. The Borrowers will use the proceeds of their respective Revolving Loans, Tranche B Loans and Swingline Loans for working capital and general corporate purposes (including to effect Permitted Acquisitions) on and after the Closing Date.

SECTION 3.13.            Taxes. Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, provincial, territorial, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as, in each case, could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect in respect of Taxes.

SECTION 3.14.            No Material Misstatements. No information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agents or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.15.            Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of any employee benefit plans, employment insurance and employee income taxes except where such failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Refinancing did not and will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16.            Solvency. As of the Closing Date and after giving effect to the transactions contemplated by the Loan Documents and after giving effect to the application of the proceeds of each Loan and the operation of the Contribution, Intercompany Contracting and Offset Agreement, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date and (e) each Loan Party is not “insolvent” as such term is defined under any bankruptcy, insolvency or similar laws of any jurisdiction.

SECTION 3.17.            Employee Benefit Plans. Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such failure could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

To the extent applicable, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities except where failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Company has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan except where such obligation could not reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed by $1,000,000 the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued except where such failure to accrue could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18.            Environmental Matters.

(a)         Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i)            The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next five years;

(ii)           The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(iii)          There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could reasonably be expected to result in liability by the Companies under any applicable Environmental Law;

(iv)          There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim; and

(v)           No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)        (i) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(i)            No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(ii)           No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

(iii)          The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(iv)          The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19.            Insurance. Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement, except for minor defaults that, taken as a whole, do not adversely affect the coverage provided by such insurance. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20.            Security Documents.

(a)         Security Agreements. The execution and delivery of the Security Documents by the Loan Parties on the Closing Date, together with the actions taken on or prior to the date hereof (including (i) the filing of financing statements and other filings in appropriate form in the offices specified on Schedule 7 to the initial Perfection Certificate, (ii) the filing of the Security Agreements or a short form thereof in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, as applicable, and (iii) the delivery to the applicable Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (all of which Collateral has been so delivered to the extent possession or control by such Collateral Agent is required by the applicable Security Document) was and continues to be effective to create in favor of the Collateral Agents for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Security Agreement Collateral, subject to no Liens other than Permitted Liens, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than (i) the periodic filing of UCC continuation statements and PPSA renewal financing change statements in respect of UCC and PPSA financing statements filed by or on behalf of the Collateral Agent and (ii) such Security Agreement Collateral subject to or referenced in the US Security Agreement or Canadian Security Agreements in which a security interest cannot be perfected (x) under the UCC or PPSA as in effect at the relevant time in the relevant jurisdiction or (y) by other filings in appropriate form filed in the offices specified on Schedule 7 to the initial Perfection Certificate.

(b)        [Intentionally Omitted.]

(c)         [Intentionally Omitted.]

(d)        Mortgages. Each Mortgage is effective to create, in favor of the applicable Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens reasonably acceptable to the Senior Note Collateral Agent, and when the Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 5.11 and Section 5.12, unless a Loan Party has disclosed in writing any issues related to perfection thereof or the security interest therein to the applicable Collateral Agent when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 5.11 and Section 5.12), the Mortgages shall constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.

(e)         Valid Liens. Each Security Document, unless a Loan Party has disclosed in writing any issues related to the legality, enforceability, validity or security interest therein, delivered pursuant to Section 5.11 and Section 5.12 will, upon execution and delivery thereof, be effective to create in favor of the applicable Collateral Agent, for the benefit of the applicable Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Security Document will constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

SECTION 3.21.            [Intentionally Omitted].

SECTION 3.22.            Anti-Terrorism Law. No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)            a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.23.            [Intentionally Deleted].

SECTION 3.24.            Executive Offices; Location of Material Inventory. Schedule 3.24 sets forth as of the Closing Date all locations in the United States and Canada where the aggregate value of Inventory owned by the Loan Parties exceeds $250,000. As of the Closing Date, the location in Canada of each chief executive office, principal place of business and domicile (within the meaning of the Civil Code of Quebec), as applicable, of each Canadian Loan Party is as set out in Schedule 3.24.

SECTION 3.25.            Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, (i) each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria stated herein to be an Eligible Account and an item of Eligible Inventory, respectively, (ii) each Account and each item of Inventory included in the calculation of the Canadian Borrowing Base satisfies all of the criteria stated herein to be an Eligible Canadian Account and an item of Eligible Canadian Inventory, respectively, and (iii) each item of Inventory included in the calculation of the Tranche B Borrowing Base satisfies all of the criteria stated herein to be an item of Eligible Inventory.

SECTION 3.26.            [Intentionally Omitted.]

SECTION 3.27.            Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties affects the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from (i) successful operations of each of the other Loan Parties, and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.28.            No Defaults. No event or circumstance has occurred or exists as of the date of this Agreement that constitutes a Default or Event of Default

ARTICLE IV.

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01.            Conditions to Effectiveness of this Agreement. This Agreement shall become effective and the obligations of each Lender hereunder to undertake and continue the

Commitments shall be subject to the prior or concurrent satisfaction (except to the extent that such conditions are permitted to be satisfied on a post-closing basis pursuant to Section 5.14 herein, in each case, upon mutual agreement of the Borrowers and the Administrative Agents) of each of the conditions precedent set forth in this Section 4.01.

(a)         Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank, the Collateral Agents and to the Administrative Agents and there shall have been delivered to the Administrative Agents an executed counterpart of each of the Loan Documents and the Perfection Certificate. All schedules, exhibits, annexes and other attachments to each of the Agreement and the other Loan Documents will be in form and substance mutually agreeable to the Borrowers and the Administrative Agents.

(b)        Corporate Documents. The Administrative Agents shall have received:

(i)            a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii)           a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(iii)          such other documents as the Lenders, the Issuing Bank or the Administrative Agents may reasonably request.

(c)         Officers’ Certificate. The Administrative Agents shall have received a certificate, dated the Closing Date and signed by the chief executive officer(s) and the chief financial officer(s) of the Borrowers, confirming compliance with the conditions precedent set forth in this Section 4.01 and Section 4.02(b), (c), (d) and (e).

(d)        Financial Statements; Projections. The Lenders shall have received the financial statements described in Section 3.04 and an updated version of the forecasts of the Borrowing Base (on a monthly basis through December 2008), Excess Availability (on a monthly basis through December 2008) and the financial performance of Holdings, the Borrowers, and their respective Subsidiaries, in each case, with results consistent with those which were provided to the Prior Lenders for the same periods as provided to the Prior Lenders in connection with the syndication of the Prior Credit Agreement.

(e)         Indebtedness and Minority Interests. After giving effect to the Refinancing and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or preferred stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Senior Notes, (iii) the Indebtedness listed on Schedule 6.01(b) and (iv) Indebtedness owed to any Borrower or any Guarantor.

(f)         Opinions of Counsel. The Administrative Agents shall have received, on behalf of themselves, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion of (i) Morgan, Lewis & Bockius LLP, special counsel for the Loan Parties, and (ii) each local and foreign counsel listed on Schedule 4.01(g), in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering the matters set forth in Exhibit N and such other matters relating to the Loan Documents as the Administrative Agents shall reasonably request.

(g)        [Intentionally Omitted].

(h)        Requirements of Law. The Lenders shall be satisfied that Holdings, its Subsidiaries and the Refinancing shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(i)          Consents. The Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the transactions contemplated hereby, except for such consents or approvals the absence of which could not reasonably be expected to have a Material Adverse Effect, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated hereby.

(j)          Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Holdings, the Borrowers and their respective Subsidiaries to fully and timely perform their respective obligations under the Loan Documents, or the ability of the parties to consummate the financings or transactions contemplated hereby.

(k)         Sources and Uses. The sources and uses of the Loans shall be as set forth in Section 3.12.

(l)          Fees. The Arranger, Administrative Agents and Collateral Agents shall have received all Fees, interest and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable legal fees and expenses of Bingham McCutchen LLP, special counsel to the applicable Administrative Agents and the applicable Collateral Agents, and the reasonable fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(m)        Security Documents. The Agents shall have received the Security Documents in effect on and after the Closing Date and evidence that all other actions that Agents may deem necessary or desirable in order to perfect and protect, and continue the perfection and protection of, the First Priority Liens and security interests created under the Security Documents have been taken.

(n)        Real Property Requirements. The applicable Collateral Agents shall have received:

(i)            a Mortgage encumbering each Mortgaged Property owned by a US Borrower or US Subsidiary that, together with any improvements thereon, individually has a fair market value (net of existing mortgage debt secured by each such property) of greater than $500,000, in each case, in favor of the applicable Collateral Agents, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to such Collateral Agent;

(ii)           with respect to each such Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall reasonably be deemed necessary by such Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii)          with respect to each Mortgage required under clause (i) above, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid First Priority mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to such Collateral Agent) as shall be reasonably requested by such Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), and (D) contain no exceptions to title other than Permitted Liens and other exceptions acceptable to such Collateral Agent;

(iv)          with respect to each such Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v)           evidence reasonably acceptable to such Collateral Agent of payment by or on behalf of the Borrowers of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi)          with respect to each such Mortgaged Property, copies of all Leases in which any Borrower or any Subsidiary holds the lessor’s interest. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to such Collateral Agent;

(vii)         with respect to each such Mortgaged Property, each Company shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(viii)        Surveys reasonably acceptable to Collateral Agents with respect to each such Mortgaged Property; and

(ix)           a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Mortgaged Property.

(o)        Insurance. The Administrative Agents shall have confirmed receipt by Collateral Agents of copies of, or certificates as to coverage under, the insurance policies and endorsements required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be in form and substance satisfactory to the Administrative Agents and Collateral Agents.

(p)        USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 11.13.

(q)        Initial Borrowing Base Certificate. The Collateral Agents and the Administrative Agents shall have received a Borrowing Base Certificate dated as of the last day of the fiscal month of September.

(r)         Excess Availability. As of the Closing Date, Excess Availability shall not be less than $100,000,000 or such lesser amount as GE Capital, after consultation with the Lenders, may approve.

(s)         Repayment of Prior Lender Obligations. The Agents shall have received a fully executed original of a pay-off letter reasonably satisfactory to Agents confirming that all outstanding Prior Lender Obligations consisting of, but not limited to, principal and interest, will be repaid in full from the proceeds of the Loans and that all Liens upon any of the property of the Borrowers, Holdings, or any of their Subsidiaries in favor of Prior Lenders shall be terminated by Prior Lenders immediately upon such payment;

(t)         Outstanding Letters of Credit. All outstanding letters of credit issued by Prior Lenders shall either (i) become Letters of Credit under this Agreement, (ii) be terminated, (iii) be cash collateralized by the Issuing Bank or (iv) be supported by back-to-back Letters of Credit issued hereunder, in each case, as mutually agreed upon by the Agents, the Borrowers and Prior Lenders;

(u)        Solvency. The Agents shall have received a certificate, in form and substance reasonably satisfactory to each of them, from a Financial Officer of Holdings as to the solvency of the Loan Parties.

(v)        Due Diligence. Agents shall have received the information and materials listed on the Due Diligence Request attached hereto as Exhibit T and Agents shall be satisfied with their review of such information and materials; and

(w)        Certificate re: Indenture Compliance. The Agents shall have received a certificate signed by the chief executive officer(s) or chief financial officer of each Borrower confirming that this Agreement is in compliance with the provisions of the Senior Note Documents.

SECTION 4.02.            Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including on the Closing Date) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)         Notice. The applicable Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the applicable Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the applicable Swingline Lender and the applicable Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b)        No Default. The Borrowers and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c)         Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d)        Compliance with Borrowing Base. After giving pro forma effect to the proposed Credit Extension, (i) the outstanding Revolving Exposure plus the outstanding Tranche B Exposure shall not exceed the result of the Borrowing Base minus the U.S. Minimum Availability Requirement plus (without duplication) the Canadian Borrowing Base minus the Canadian Minimum Availability Requirement plus the Tranche B Borrowing Base, in each case as then in effect, (ii) the sum of all Lenders’ US Revolving Exposures shall not exceed the result of (A) the Borrowing Base minus (B) the U.S. Minimum Availability Requirement, in each case as then in effect, (iii) the sum of all Lenders’ Canadian Exposures shall not exceed the result of (A) the Canadian Borrowing Base minus (B) the Canadian Minimum Availability Requirement, in each case as then in effect and (iv) the sum of all Lenders’ Revolving Exposures shall not exceed the Revolving Commitments less the Line Reserve then in effect.

(e)         No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by the Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrowers and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Section 4.02(b) – (e) have been satisfied. The Borrowers shall provide such information as the Administrative Agents and Collateral Agents may reasonably request to confirm that the conditions in Section 4.02(b) – (e) have been satisfied.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Administrative Agent, Collateral Agent and Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01.            Financial Statements, Reports, etc. Furnish to the Administrative Agents and each Lender:

(a)         Annual Reports. As soon as available and in any event, within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2007, (i) the consolidated balance sheet of Holdings as of the end of each such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and, in each case, notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out the results of Holdings, the Borrowers, each Borrowing Base Guarantor and the aggregate results of all Subsidiaries), all prepared in accordance with Regulation S-X and accompanied by an opinion of KPMG LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agents (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows of Holdings as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agents setting forth (A) statement of income items of Holdings for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal year consistent with internal and industry-wide reporting standards, including same-store sales, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agents, of the financial condition and results of operations of Holdings for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-K);

(b)        Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the first fiscal quarter ending after the date hereof, (i)(A) the consolidated balance sheet of Holdings as of the end of each of the first three fiscal quarters and related consolidated statements of income and cash flows for each such fiscal quarter and for the then elapsed portion of the fiscal year and (B) the consolidated balance sheet of Holdings as of the end of each of the first three fiscal quarters of each fiscal year, beginning with the first fiscal quarter ending after the date hereof, and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes, in each case, thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Holdings, the Borrowers and the Subsidiaries), all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agents setting forth (A) statement of income items of Holdings for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal quarter and for the then elapsed portion of the fiscal year consistent with internal and industry-wide reporting standards, including same-store sales and (iii) management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agents, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-Q);

(c)         Monthly Reports. Within 30 days after the end of each of the first two months of each fiscal quarter (i) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such two months and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and (ii) same store sales information and statistics for such month and for the then elapsed portion of the fiscal year consistent with internal and industry-wide reporting standards, each in form and substance reasonably satisfactory to the Administrative Agent;

(d)        Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending December 31, 2007, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(e)         Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

(f)         Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, the Ontario Securities Commission or any Governmental Authority succeeding to any or all of the functions of any said Commission, or with any national or other securities exchange or securities commission, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g)        Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h)        Budgets. Within 60 days after the beginning of each fiscal year, a budget for Holdings in form reasonably satisfactory to the Administrative Agents, but to include balance sheets, statements of income and sources and uses of cash, for (i) each month of such fiscal year prepared in detail, including line items for budgeted Borrowing Base levels and utilization of Revolving Loans and Tranche B Loans and (ii) each fiscal year thereafter, through and including the fiscal year in which the Final Maturity Date occurs, prepared in summary form, in each case, of Holdings, Borrowers and their respective Subsidiaries, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Holdings is a reasonable estimate for the periods covered thereby and, promptly when available, any material revisions of such budget;

(i)          Organization. Concurrently with any delivery of financial statements under Section 5.01(a), an accurate organizational chart as required by Section 3.07(c), or confirmation that there are no changes to Schedule 10(a) to the Perfection Certificate;

(j)          Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice; and

(k)         Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document or matters regarding the Collateral (beyond the requirements contained in Section 9.04) as the Administrative Agents or any Lender may reasonably request.

SECTION 5.02.            Litigation and Other Notices. Furnish to the Administrative Agents and each Lender written notice of the following promptly (and, in any event, within three Business Days of the occurrence thereof):

(a)         any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)        the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)         any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(d)        the occurrence of a Casualty Event; and

(e)         (i) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral.

SECTION 5.03.            Existence; Businesses and Properties.

(a)         Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)        Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except where such failure could reasonably be expected to result in a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases, Loan Documents and Senior Note Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers or amalgamations by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04.            Insurance.

(a)         Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law and (vi) such other insurance against risks as the Administrative Agents and the Collateral Agents may from time to time reasonably require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the applicable Administrative Agent and applicable Collateral Agent); provided that with respect to physical hazard insurance, neither Collateral Agent nor the applicable Company shall agree to the adjustment of any claim for more than $5.0 million thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required during an Event of Default.

(b)        Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material reduction in coverage thereof shall be effective until at least 30 days after receipt by the applicable Collateral Agent of written notice thereof, (ii) with respect to the Collateral, name the applicable Collateral Agents as mortgagee (in the case of property insurance) or additional insured on behalf of the applicable Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by such Collateral Agents, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to such Collateral Agents.

(c)         Notice to Agents. Notify the Administrative Agents and the Collateral Agents immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agents and the Collateral Agents a duplicate original copy of such policy or policies.

(d)        Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agents or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e)         Broker’s Report. Deliver to the Administrative Agents and the Collateral Agents and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agents or the Collateral Agents may from time to time reasonably request.

(f)         Mortgaged Properties. Each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agents and the Collateral Agents, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05.            Obligations and Taxes.

(a)         Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (iii) in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b)        Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

(c)         Tax Shelter Reporting. Each Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event any Borrower determines to take any action inconsistent with such intention, such Borrower will promptly notify the Administrative Agents thereof.

SECTION 5.06.            Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect and (b) furnish to the Administrative Agents (x) as soon as possible after, and in any event within 5 Business Days after any Responsible Officer of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien, a statement of a Financial Officer of the Borrowers setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agents, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agents shall reasonably request.

SECTION 5.07.            Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a)         Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities, including, without limitation, proper records of intercompany transaction and the Borrowing Base Guarantor Intercompany Loan Amounts with full, true and correct entries reflecting all payments received and paid (including, without limitation, funds received by or for the account of Borrower from deposit accounts of the other Companies). Each Company will permit any representatives designated by the Administrative Agents or any Lender to visit and inspect the financial records and the property of such Company at reasonable times during regular business hours and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agents or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).

(b)        Within 150 days after the end of each fiscal year of the Companies, at the request of the Administrative Agents or Required Lenders, hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Administrative Agents, by conference call, the costs of such venue or call to be paid by the Borrowers) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

SECTION 5.08.            Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.

SECTION 5.09.            Compliance with Environmental Laws; Environmental Reports.

(a)         Comply, and cause all lessees and other persons occupying Real Property of any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)        If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agents or the Required Lenders through the Administrative Agents, provide to the Lenders within 45 days after such request, at the expense of the Borrowers, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate in the reasonable judgment of the Administrative Agents, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agents and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.10.            [Intentionally Deleted].

SECTION 5.11.            Additional Collateral; Additional Guarantors.

(a)         Subject to the terms of the Intercreditor Agreement and this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents (as specified in this Section 5.11), promptly (and in any event within 60 days after the acquisition thereof) (i) execute and deliver to the applicable Administrative Agent and the applicable Collateral Agents such amendments or supplements to the relevant Security Documents or such other documents as such Administrative Agent or such Collateral Agents shall deem reasonably necessary or advisable to grant to such Collateral Agents, for their benefit and for the benefit of the Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by such Administrative Agent. The Borrowers shall otherwise take such actions and execute and/or deliver to the applicable Collateral Agents such documents as the applicable Administrative Agent or such Collateral Agents shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b)        Subject to the terms of the Intercreditor Agreement, with respect to any person that is or becomes a Subsidiary after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) pledge and deliver to the applicable Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, provided that with respect to any Foreign Subsidiary no more than 65% of the Equity Interests of any first-tier Foreign Subsidiary of US Borrowers or any US Subsidiary (and no stock of any other Foreign Subsidiary) shall be so pledged and delivered as security for the US Obligations, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, (ii)(A) deliver to the US Collateral Agent as security for the US Obligations all intercompany notes owing from such Subsidiary to any Loan Party that is a US Borrower or US Subsidiary and (B) deliver to the Canadian Collateral Agent as security for the Canadian Obligations all intercompany notes owing from such Subsidiary to any Loan Party that is a Canadian Borrower or Foreign Subsidiary, in each case, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and  (iii) (A) if such new Subsidiary is a US Subsidiary, cause such new US Subsidiary to execute and deliver a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto, (B) if such new Subsidiary is a Foreign Subsidiary, cause such new Foreign Subsidiary to execute and deliver a pledge agreement, security agreement and guarantee substantially in the form of the applicable Canadian Pledge Agreement, Canadian Security Agreement and Canadian Guaranty and (C) cause to take all actions necessary or advisable in the opinion of the applicable Administrative Agent or the applicable Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the applicable Administrative Agent or the applicable Collateral Agent.

(c)         Subject to the terms of the Intercreditor Agreement, promptly grant to the applicable Collateral Agents, within 60 days of the acquisition thereof, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party that is a US Borrower or US Subsidiary, as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $5,000,000, in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Subject to the terms of the Intercreditor Agreement, such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the applicable Administrative Agents and the applicable Collateral Agents and shall constitute valid and enforceable perfected First Priority Liens subject only to Permitted Liens or other Liens reasonably acceptable to the such Collateral Agent. Subject to the terms of the Intercreditor Agreement, the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the First Priority Liens in favor of the applicable Collateral Agents required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the applicable Collateral Agents such documents as the applicable Administrative Agent or such Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to such Administrative Agent and such Collateral Agent) in respect of such Mortgage).

(d)        The Borrowers may designate any Subsidiary acquired or formed after the Closing Date as a Non-Guarantor Subsidiary by written notice to the applicable Administrative Agent; provided, however, that if at any time any Non-Guarantor Subsidiary or group of Non-Guarantor Subsidiaries in the aggregate (other than any Foreign Subsidiary not otherwise subject to Section 5.11(b)) has assets with either a book value or fair market value in excess of $1.0 million, then the Borrowers shall, and shall cause one or more of such Subsidiaries to, comply with Section 5.11(b) within the time frames set forth therein so that no Non-Guarantor Subsidiary or group of Non-Guarantor Subsidiaries in the aggregate holds property having either a book value or fair market value in excess of $1.0 million.

SECTION 5.12.            Security Interests; Further Assurances. Subject to the terms of the Intercreditor Agreement, promptly, upon the reasonable request of any Administrative Agent, Collateral Agent or Lender, at the applicable Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by such Administrative Agent or such Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document or this Agreement, or obtain any consents or waivers as may be reasonably necessary or appropriate in connection therewith. Deliver or cause to be delivered to the applicable Administrative Agent and the applicable Collateral Agents from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to such Administrative Agent and such Collateral Agents as such Administrative Agent and such Collateral Agents shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by any Administrative Agent, Collateral Agent or Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that such Administrative Agent, Collateral Agent or Lender may require. If any Administrative Agent, any Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrowers shall provide to the applicable Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA, as applicable, and are otherwise in form and substance satisfactory to such Administrative Agent and the applicable Collateral Agent.

SECTION 5.13.            Information Regarding Collateral.

(a)         Not effect any change (i) in any Loan Party’s legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it, domicile (within the meaning of the Quebec Civil Code) or any office or facility (other than any Store) at which Collateral owned by it with a value of more than $250,000 is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging or amalgamating with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the applicable Collateral Agents and the applicable Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by such Collateral Agents, of its intention so to do, clearly describing such change and providing such other information in connection therewith as such Collateral Agents or such Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to such Collateral Agents to maintain the perfection and priority of the security interest of such Collateral Agents for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the applicable Collateral Agents with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the applicable Collateral Agents of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

(b)        Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the applicable Administrative Agents and applicable Collateral Agents a Perfection Certificate Supplement and a certificate of a Financial Officer and the chief legal officer(s) of the Borrowers certifying that all UCC financing statements (including fixture filings, as applicable), PPSA financing statements or financing change statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.14.            Post Closing Collateral Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case, (i) upon mutual agreement of the Borrowers and the Administrative Agents in respect of such documents and tasks to be listed on such schedule and (ii) within the time limits specified on such schedule. The Administrative Agents may, in their sole and Permitted Discretion, (i) waive the requirement for the delivery of any of the documents set forth on such schedule or any actions to be taken by the Borrowers or any Loan Parties as set forth on such schedule and (ii) waive or extend the time deadlines set forth on such schedule.

SECTION 5.15.            Affirmative Covenants with Respect to Leases. With respect to each Lease, the respective Loan Party shall perform all the obligations imposed upon the landlord under such Lease and enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.16.            Interest Rate Agreements. Within one hundred eighty (180) days after the Closing Date, US Borrowers shall enter into, and shall maintain, Hedging Agreements providing for interest rate protection for an amount equal to fifty percent (50%) of the outstanding principal due on the Senior Notes at any time on terms and conditions reasonably satisfactory to US Administrative Agent.

ARTICLE VI.

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Administrative Agent, each Collateral Agent and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01.            Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a)         Indebtedness incurred under this Agreement and the other Loan Documents;

(b)        (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon, accrued or capitalized interest and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced and (iii) the Senior Notes and Senior Note Guarantees (including any notes and guarantees issued in exchange therefor in accordance with the registration rights document entered into in connection with the issuance of the Senior Notes and Senior Note Guarantees);

(c)         Indebtedness of any Company under Hedging Agreements;

(d)        Indebtedness permitted by Section 6.04(i);

(e)         To the extent recorded in the Companies’ intercompany account ledgers, intercompany Indebtedness of the Companies outstanding to the extent permitted by Section 6.04(d);

(f)         Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof (other than refinancings funded with intercompany advances), in an aggregate amount not to exceed the greater of (i) $30 million or (ii) 1% of Consolidated Net Tangible Assets, in either case, at any time outstanding;

(g)        Indebtedness incurred by Foreign Subsidiaries and/or Non-Guarantor Subsidiaries in an aggregate amount not to exceed $15 million at any time outstanding;

(h)        Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by a Company in the ordinary course of its business;

(i)          Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;

(j)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(k)         Indebtedness of any seller, the business, person or properties acquired in a Permitted Acquisition;

(l)          Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(m)        [Intentionally Omitted]; and

(n)        unsecured Indebtedness of any Company in an aggregate amount not to exceed $100 million at any time outstanding.

SECTION 6.02.            Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)         inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b)        Liens in respect of property of any Company imposed by Requirements of Law, and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c)         any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b) (ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d)        easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

(e)         Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(f)         Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents, (iii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iv) the aggregate amount of deposits at any time pursuant to clause (y) and clause (z) of this paragraph (f) shall not exceed $250,000 in the aggregate;

(g)        Leases of the properties of any Company, so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i)          Liens securing Indebtedness incurred pursuant to Section 6.01(f); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

(j)          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)         Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(l)          Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m)        licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n)        the filing of UCC financing statements or PPSA financing statements or financing change statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o)        Liens securing Indebtedness incurred pursuant to Section 6.01(g); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the Foreign Subsidiary incurring such Indebtedness;

(p)        the existence of the “equal and ratable” clause in the Senior Note Documents (but not any security interests granted pursuant thereto); and

(q)        Liens with respect to obligations that do not in the aggregate exceed $10 million at any time outstanding;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents or the Senior Note Documents. Furthermore, notwithstanding anything to the contrary contained herein (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Lien), nothing herein and no approval by any Administrative Agent, Collateral Agent or Lender of any Lien or Permitted Lien (whether such approval is verbal or in writing) shall be construed as or deemed to constitute a subordination by any Administrative Agent, Collateral Agent or Lender of any Lien or vary any of the terms or priorities established by the Intercreditor Agreement or other right or interest held by or for the benefit of any of them in or to any Collateral of any of the Loan Parties or any part thereof in favor of any Lien or Permitted Lien held by or for the benefit of any other person.

SECTION 6.03.            Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction unless it makes any mandatory prepayment required by Section 2.10.

SECTION 6.04.            Investment, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)         Investments outstanding on the Closing Date and identified on Schedule 6.04(a);

(b)        the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(c)         any Borrowing Base Guarantor (other than Holdings) may make intercompany loans and advances to any other Borrowing Base Guarantor (other than Holdings) that is a Wholly Owned Subsidiary; provided, that such loan shall simultaneously be recorded on such Borrowing Base Guarantor’s ledgers as an intercompany loan, evidenced by a promissory notes and shall be pledged (and delivered) by such Borrowing Base Guarantor that is the lender of such intercompany loan as Collateral pursuant to the Security Agreement, provided further that (i) no Borrowing Base Guarantor may make loans to any Foreign Subsidiary pursuant to this paragraph (d) unless permitted under Section 6.01(g) and (ii) any loans made pursuant to this paragraph (d) shall be subordinated to the obligations of the Borrowing Base Guarantors pursuant to an intercompany note in substantially the form of Exhibit P and may only be repaid in accordance with Section 6.09(b);

(d)        The Borrowers and the Borrowing Base Guarantors may make loans and advances (including payroll, travel and entertainment related advances) in the ordinary course of business to their respective employees (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act) so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $1.0 million;

(e)         Any Borrower may enter into Hedging Agreements to the extent permitted by Section 6.01(c);

(f)         The Borrowers and the Borrowing Base Guarantors may sell or transfer amounts and acquire assets to the extent permitted by Section 6.06;

(g)        loans and advances to directors, employees and officers of the Borrowers and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Holdings, in aggregate amount not to exceed $1.0 million at any time outstanding;

(h)        Investments (i) by any Company in any Borrower or any Subsidiary Guarantor, (ii) by a Subsidiary Guarantor in another Subsidiary Guarantor and (iii) by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(i)          Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(j)          Investments made by any Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(k)         other Investments in an aggregate amount not to exceed $35 million at any time outstanding; and

(l)          An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to any Borrower or any Subsidiary Guarantor.

SECTION 6.05.            Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a)         Asset Sales in compliance with Section 6.06;

(b)        acquisitions in compliance with Section 6.07;

(c)         any Company may merge or consolidate with or into any Borrower or any Subsidiary Guarantor (as long as such Borrower is the surviving person in the case of any merger, amalgamation or consolidation involving such Borrower and such Subsidiary Guarantor is the surviving person and remains a Wholly Owned Subsidiary of Holdings in any other case); provided that the Lien on and security interest in such property granted or to be granted in favor of the applicable Collateral Agents under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable; and

(d)        any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

To the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral

(unless sold to a Company) shall be sold, subject to the terms of the Intercreditor Agreement, free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate in order to effect the foregoing.

SECTION 6.06.            Asset Sales. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a)         disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrowers, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b)        Asset Sales (other than Sale and Leaseback Transactions); provided that the aggregate consideration received in respect of all Asset Sales (other than Sale and Leaseback Transactions) pursuant to this clause (b) shall not exceed $100 million in any four consecutive fiscal quarters of the Borrowers;

(c)         dispositions as part of Sale and Leaseback Transactions with respect to any Store, distribution center or corporate office building constructed or owned by US Borrowers or any of their Subsidiaries;

(d)        leases and subleases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(e)         mergers, amalgamations and consolidations in compliance with Section 6.05; and

(f)         Investments in compliance with Section 6.04.

To the extent the Required Lenders waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate in order to effect the foregoing.

SECTION 6.07.            Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a)         Capital Expenditures by the Borrowers and the Subsidiaries;

(b)        purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(c)         Investments in compliance with Section 6.04;

(d)        leases or subleases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(e)         Permitted Acquisitions; and

(f)         Mergers, amalgamations and consolidations in compliance with Section 6.05;

provided that the Lien on and security interest in such property granted or to be granted in favor of the applicable Collateral Agents under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable.

SECTION 6.08.            Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a)         Dividends by any Company to any Borrower or any Guarantor that is a Wholly Owned Subsidiary of any Borrower;

(b)        so long as no Default shall then exist or would arise therefrom, payments to Holdings to permit Holdings, and the subsequent use of such payments by Holdings, to repurchase or redeem Qualified Capital Stock of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed $2.5 million, in any fiscal year, (and up to 100% of such $2.5 million not used in any fiscal year may be carried forward to the next succeeding (but no other) fiscal year);

(c)         so long as no Default shall then exist or would arise therefrom, (A) to the extent actually used by Holdings to pay such taxes, costs and expenses, payments by any Borrower to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings and (B) payments by any Borrower to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings, in the case of clauses (A) and (B) in an aggregate amount not to exceed $5 million in any fiscal year;

(d)        Permitted Tax Distributions, so long as Holdings uses such distributions to pay its taxes; and

(e)         payments to Holdings by any Company to permit distributions by Holdings, and the subsequent use of such payments by Holdings to make distributions, in an aggregate amount not exceeding the sum of 50% of Consolidated Net Income for the period from October 2, 2005 to the end of the most recent fiscal quarter for which financial statements are available plus 100% of the Net Cash Proceeds of Equity Issuances after the Closing Date (to the extent not used for Permitted Acquisitions), so long as at the time of such distribution (i) Administrative Borrower has given five (5) Business Days written notice to Administrative Agents of its intention to make such distribution, which notice shall specify the amount of such distribution, (ii) no Triggering Event has occurred and is continuing and (iii) Excess Availability, after giving effect to such distribution, shall be greater than $90 million.

SECTION 6.09.            Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among one or both Borrowers and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)         Dividends permitted by Section 6.08;

(b)        Investments permitted by Section 6.04(h) and Section 6.04(i);

(c)         reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, which in the case of director and executive officer compensation is approved by the Board of Directors of Borrower;

(d)        transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e)         so long as no Default exists, (i) the payment of regular management fees to Sponsor in the amounts and at the times specified in the Management Services Agreement, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date; provided that payments under this clause (e)(i) shall in any event not exceed $2.0 million per fiscal year plus out of pocket expenses and (ii) the payment of the “Transaction Fee” as defined in the Management Services Agreement;

(f)         the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which has been disclosed to the Lenders as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.09(f) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;

(g)        sales of Qualified Capital Stock of Holdings to Affiliates of the Borrowers not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith; and

(h)        any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Holdings.

SECTION 6.10.            [Intentionally omitted.]

SECTION 6.11.            Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(a)         make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Senior Notes unless (i) the Administrative Borrower shall have given the Administrative Agents five (5) Business Day’s prior written notice of its intention to make such payment or prepayment, which notice shall specify the amount of such payment or prepayment, (ii) no Triggering Event has occurred and is continuing and (ii) Excess Availability, after giving effect to such payment or prepayment, shall be greater than $90 million;

(b)        amend or modify, or permit the amendment or modification of, any provision of any Loan Document or Senior Note in any manner that is adverse in any material respect to the interests of the Lenders; or

(c)         terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC or under the PPSA) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Holdings may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend its Organizational Documents to authorize any such Equity Interests.

SECTION 6.12.            Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrowers or any Subsidiary, or pay any Indebtedness owed to the Borrowers or a Subsidiary, (b) make loans or advances to the Borrowers or any Subsidiary or (c) transfer any of its properties to the Borrowers or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Note Documents, as in effect on the Closing Date; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrowers, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Borrowers; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clauses (iii) or (viii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.13.            Limitation on Issuance of Capital Stock.

(a)         With respect to Holdings, issue any Equity Interest that is not Qualified Capital Stock.

(b)        With respect to the Borrowers or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the aggregate percentage ownership of the Borrowers and their Subsidiaries in any class of the Equity Interest of any other Subsidiary; (ii) Subsidiaries of the Borrowers formed after the Closing Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Subsidiary of the Borrowers which is to own such Equity Interests; and (iii) the Borrowers may issue common stock that is Qualified Capital Stock to Holdings. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Section 5.11 and Section 5.12 or any Security Agreement, be delivered to the applicable Collateral Agent for pledge pursuant to the applicable Security Agreement.

SECTION 6.14.            Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, the Borrowers may (i) establish or create one or more Wholly Owned Subsidiaries of the Borrowers, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04(i), or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.11(b) shall be complied with.

SECTION 6.15.            Business.

(a)         With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of the Borrowers, (ii) obligations under the Loan Documents and the Senior Note Documents and (iii) activities and properties incidental to the foregoing clauses (i) and (ii).

(b)        With respect to the Borrowers and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which the Borrowers and its Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).

SECTION 6.16.            Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

SECTION 6.17.            Fiscal Year. Change its fiscal year-end more than one time prior to the Revolving Maturity Date (provided that, Administrative Borrower shall provide the Administrative Agents with forty-five (45) day’s advance written notice of such change).

SECTION 6.18.            No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Senior Note Documents, as in effect on the Closing Date; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of the Borrowers or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrowers, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (5)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.19.            Anti-Terrorism Law; Anti-Money Laundering.

(a)         Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.19).

(b)        Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.20.            Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder or that is named as a “listed person” or “listed entity” or any other similar lists made under any Anti-Terrorism Laws, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

ARTICLE VII.

GUARANTEE

SECTION 7.01.    The Guarantee. The Guarantors (other than the Canadian Guarantors which have executed and delivered the Canadian Guaranty) and each US Borrower hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code or the provisions of any Insolvency Law) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors (other than the Canadian Guarantors) and each US Borrower hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantors and each US Borrower will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02.            Obligations Unconditional. The obligations of the Guarantors and each US Borrower under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety, Guarantor or US Borrower (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of such Guarantors and each US Borrower hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)            at any time or from time to time, without notice to the Guarantors or US Borrowers, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)          any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)           the release of any other Guarantor or US Borrower pursuant to Section 7.09 or otherwise.

The Guarantors (other than the Canadian Guarantors) and each US Borrower hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors (other than the Canadian Guarantors) and each US Borrower waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03.            Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Secured Party.

SECTION 7.04.            Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against the Borrowers or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05.            Remedies. Subject to the terms of the Intercreditor Agreement, the Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06.            Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07.            Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08.            General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, provincial, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09.            Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the applicable Collateral Agents pursuant to the Security Agreements shall be released, and the applicable Collateral Agents shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, including the return of any certificates or securities in the possession of such Collateral Agents; provided that such Guarantor is also released from its obligations under the Senior Note Documents, on the same terms.

ARTICLE VIII.

EVENTS OF DEFAULT

SECTION 8.01.            Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)         default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)        default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document,

when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c)         any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)        default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, Section 5.03(a) or Section 5.08 or in Article VI;

(e)         default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agents or any Lender to the Borrowers;

(f)         any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $5 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g)        an involuntary proceeding shall be commenced (including the filing of any notice of intention in respect thereof) or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other Insolvency Law, federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)        any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Insolvency Law, federal, state, provincial or foreign bankruptcy, insolvency, receivership, incorporation law in any jurisdiction or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i)          one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5 million shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j)          one or more ERISA Events or noncompliance with respect to Foreign Plans shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien on any properties of a Company;

(k)         any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the applicable Collateral Agents for the benefit of the applicable Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of such Collateral Agents, or shall be asserted by the Borrowers or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l)          any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m)        there shall have occurred a Change in Control;

(n)        any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

then, and in every such event (other than an event with respect to Holdings or any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agents may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings or any Borrower described in paragraph (g) or (h) above, the

Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02.            Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant Section 11.02, then upon the written consent of the Required Lenders and written notice to Administrative Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Bank to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit the Borrowers and do not give the Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03.            Application of Proceeds. Subject to the terms of the Intercreditor Agreement, the proceeds received by the applicable Collateral Agents in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by such Collateral Agents of their remedies shall be applied, in full or in part, together with any other sums then held by such Collateral Agents pursuant to this Agreement, promptly by such Collateral Agents as follows:

(a)         First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to such Collateral Agents and their agents and counsel, and all expenses, liabilities and advances made or incurred by such Collateral Agents in connection therewith and all amounts for which such Collateral Agents are entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)        Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)         Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations, (other than (i) Obligations in respect of Tranche B Loans, and (ii) principal, Reimbursement Obligations and obligations of the type described in clause (d) in the definition of “Obligations”) and any fees, premiums and scheduled periodic payments due under Hedging Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)        Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations (including Reimbursement Obligations, but excluding (i) obligations of the type described in clause (d) in the definition of “Obligations” and (ii) Obligations in respect of Tranche B Loans) and any breakage, termination or other payments under Hedging Agreements constituting Secured Obligations and any interest accrued thereon;

(e)         Fifth, to the indefeasible payment in full in cash, pro rata, of interest and other amounts (other than principal) constituting Obligations in respect of each of the Tranche B Loans;

(f)         Sixth, to the indefeasible payment in full in cash, pro rata, of principal amount of Obligations in respect of each of the Tranche B Loans;

(g)        Seventh, to the indefeasible payment in full in cash, pro rata, of obligations of the type described in clause (d) in the definition of “Obligations”;

(h)        Eighth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (d) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency. Each Loan Party acknowledges the relative rights, priorities and agreements of the Senior Note Secured Parties, as set forth in the Intercreditor Agreement and this Agreement, including as set forth in this Section 8.03.

ARTICLE IX.

COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless Collateral Agents and Administrative Agents or the Required Lenders shall otherwise consent in writing:

SECTION 9.01.            Collateral Accounts.

(a)         The Borrowers and each Borrowing Base Guarantor shall notify the Collateral Agents promptly of:  (i) any material delay in the performance by the Borrowers or any Borrowing Base Guarantor of any of their material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Loan Party relating to the financial condition of any Account Debtor and (iii) any event or circumstance which, to any Loan Party’s knowledge, would result in any Account no longer constituting an Eligible Account. The Borrowers and each Borrowing Base Guarantor hereby agree not to grant to any Account Debtor any credit, discount, allowance or extension, or to enter into any agreement for any of the foregoing, without the applicable Collateral Agents consent, except in the ordinary course of business in accordance with practices and policies previously disclosed in writing to the Collateral Agents. So long as no Event of Default exists or has occurred and is continuing, the Borrowers and each Borrowing Base Guarantor may settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default exists or has occurred and is continuing, the applicable Collateral Agents shall, at their option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors of any Loan Party or grant any credits, discounts or allowances.

(b)        With respect to each Account:  (i) the amounts shown on any invoice delivered to Collateral Agents or schedule thereof delivered to Collateral Agents shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments immediately delivered to Collateral Agents pursuant to the terms of this Agreement or any applicable Security Document (to the extent so required), (iii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Collateral Agents and promptly reflected in the reporting of the Borrowing Base, in accordance with the terms of this Agreement, and (iv) none of the transactions giving rise thereto will violate any applicable laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c)         Collateral Agents shall have the right at any time or times, in Collateral Agents’ name or in the name of a nominee of a Collateral Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, e-mail, facsimile transmission or otherwise. To facilitate the exercise of the right described in the immediately preceding sentence, the Borrowers hereby agrees to provide Collateral Agents upon request the name and address of each Account Debtor of the Borrowers and Borrowing Base Guarantors.

SECTION 9.02.            Accounts; Cash Management.

The Borrowers and each Guarantor shall maintain a cash management system which is acceptable to the Administrative Agents and the applicable Collateral Agents (the “Cash Management System”), which shall operate as follows:

(a)         All funds held by Borrowers or any other Loan Party (other than funds being collected pursuant to the provisions stated below) shall be deposited in one or more bank accounts or securities investment accounts, in form and substance reasonably satisfactory to applicable Collateral Agents subject to the terms of the Security Agreement and applicable Control Agreements.

(b)        The Borrowers shall establish and maintain in such Borrower’s name, at their sole expense, and shall cause each Guarantor to establish and maintain in such Guarantor’s name, at its sole expense blocked accounts or lockboxes and related deposit accounts, which, on the Closing Date, shall consist of accounts and related lockboxes maintained by the financial institutions as described on Schedule 9.02 hereto (in each case, “Blocked Accounts”), as the applicable Collateral Agent may specify, with such banks as are acceptable to the applicable Collateral Agents into which the Borrowers and Guarantors shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral (other than proceeds of a Casualty Event or an Asset Sale that do not require a permanent repayment under Loan Documents) in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Loan Parties. The Borrowers and Guarantors shall deliver, or cause to be delivered, to the applicable Collateral Agents a Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of the Borrowers or any Guarantor is maintained, and by each bank where any other deposit account is from time to time maintained. The Borrowers shall further execute and deliver, and shall cause each Guarantor to execute and deliver, such agreements and documents as the applicable Collateral Agents may require in connection with such Blocked Accounts and such Control Agreements. The Borrowers and Guarantors shall not establish any deposit accounts after the Closing Date, unless the

Borrowers or Guarantor (as applicable) have complied in full with the provisions of Section 9.01 herein with respect to such deposit accounts. Borrowers agree that from and after the delivery of an Activation Notice (as defined below) all payments made to such Blocked Accounts or other funds received and collected by the applicable Collateral Agents or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to the applicable Collateral Agents and Lenders in respect of the Obligations and therefor shall constitute the property of such Collateral Agents and Lenders to the extent of the then outstanding Obligations.

(c)         With respect to the Blocked Accounts of US Borrowers and such Guarantors (other than Guarantors organized under the laws of Canada) as the applicable Collateral Agents shall determine in their sole discretion, the applicable bank maintaining such Blocked Accounts shall agree to forward daily all amounts in each Blocked Account to one of the Blocked Accounts designated as a concentration account in the name of US Borrowers (the “US Concentration Account”) at the bank that shall be designated as the Concentration Account bank for US Borrowers (the “US Concentration Account Bank”), which, on the Closing Date, shall be account #8900338261 maintained by The Bank of New York (or other financial institution acceptable to the applicable Collateral Agents); provided, however, that amounts in the Blocked Accounts with numbers 2000028308229, 2000028308245, 2000028308261, 2000028308274, 2000028308258 and 2000028308232 maintained at Wachovia Bank, National Association (the “US Tax Bank”) will be combined into account #2000028308216 (the “Master Tax Account”) at Wachovia Bank, National Association. The US Concentration Account Bank and US Tax Bank shall agree, from and after the receipt of a notice (an “Activation Notice”) from the applicable US Collateral Agent (which Activation Notice may or, upon instruction of the Required Lenders, shall be given by such Collateral Agent at any time from and after the occurrence of a Trigger Event which is continuing at the time of such notice) pursuant to the applicable Control Agreement, to forward daily all amounts in the US Concentration Account to the account designated as collection account  (the “US Collection Account”) which shall be under the exclusive dominion and control of the US Administrative Agent.

(d)        With respect to the Blocked Accounts of Canadian Borrower and such Guarantors organized under the laws of Canada as the applicable Collateral Agents shall determine in their sole discretion, the applicable bank maintaining such Blocked Accounts shall agree to forward daily all amounts in each Blocked Account to one of the Blocked Accounts designated as a concentration accounts in the name of Canadian Borrower (the “Canadian Concentration Accounts” and together with the US Concentration Account and Master Tax Account, the “Concentration Accounts”) at the bank that shall be designated as the Concentration Account bank for Canadian Borrower (the “Canadian Concentration Account Bank” and together with the US Concentration Account Bank, the “Concentration Account Banks”), which, on the Closing Date, shall be account nos. 1496-666 and 4688-785 maintained by The Bank of Montreal (or other financial institution acceptable to the applicable Collateral Agents). The Canadian Concentration Account Bank shall agree, from and after the receipt of a notice an Activation Notice (which Activation Notice may or, upon instruction of the Required Lenders, shall be given by such Collateral Agent at any time from and after the occurrence of a Trigger Event which is continuing at the time of such notice) pursuant to the applicable Control Agreement, to forward daily all amounts in the Canadian Concentration Account to the account designated as collection account (the “Canadian Collection Account” and together with the US Collection Account, the “Collection Accounts”) which shall be under the exclusive dominion and control of the Canadian Administrative Agent.

(e)         With respect to the Blocked Accounts of such Guarantors as the respective Collateral Agents shall determine in their sole discretion, the applicable bank maintaining such Blocked Accounts shall agree, from and after the receipt of an Activation Notice (which Activation Notice may or, upon instruction of the Required Lenders, shall be given by the applicable Collateral Agents at any time from and after a Trigger Event), to forward all amounts in each Blocked Account to the US Collection Account and/or Canadian Collection Account, as applicable, and to commence the process of daily sweeps from such Blocked Account into the applicable Collection Accounts.

(f)         Any provision of this Section 9.02 to the contrary notwithstanding, (A) Loan Parties may maintain payroll accounts and trust accounts that are not a part of the Cash Management System provided that no Loan Party shall accumulate or maintain cash in such accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements and (B) Loan Parties may maintain local cash accounts that are not a part of the Cash Management System which individually do not at any time contain funds in excess of $500,000 and, together with all other such local cash accounts, do not exceed $5 million.

(g)        (i)  The US Administrative Agent shall apply all funds received in the US Collection Account on a daily basis to the repayment of the Obligations of the US Borrowers and its US Subsidiaries to either, at its option, (a) outstanding US Swingline Loans or (b) in accordance with any instructions received under Section 2.10(g). From and after the delivery of an Activation Notice, unless Administrative Agents and Collateral Agents determine to release such funds to Borrowers in accordance with the following sentence, US Administrative Agent shall apply all such funds in the US Collection Account on a daily basis to the repayment of (a) first, Fees and reimbursable expenses of the US Administrative Agent and the US Collateral Agent then due and payable; (b) second, interest then due and payable on all Loans (other than Canadian Revolving Loans and Tranche B Loans), (c) third, Overadvances (other than such Overadvances comprised of Canadian Revolving Loans), (d) fourth, the Swingline Loans, (e) fifth, ABR Revolving Loans (other than Canadian Revolving Loans and Tranche B Loans), (f) sixth, Eurodollar Revolving Loans (other than Canadian Revolving Loans and Tranche B Loans), together with all accrued and unpaid interest thereon (provided, however, payments on Eurodollar Revolving Loans with respect to which the application of such payment would result in the payment of the principal prior to the last day of the relevant Interest Period shall be transferred to the Cash Collateral Account to be applied to the Eurodollar Revolving Loans (other than Canadian Revolving Loans and Tranche B Loans) on the last day of the relevant Interest Period of such Eurodollar Revolving Loan or to the Obligations of the US Borrowers and its Domestic Subsidiaries as they come due (whether at stated maturity, by acceleration or otherwise)) (g) seventh, interest then due and payable on all ABR Tranche B Loans, (h) eighth, all ABR Tranche B Loans, (i) ninth, interest then due and payable on all Eurodollar Tranche B Loans and (j) tenth, all Eurodollar Tranche B Loans. Notwithstanding the foregoing sentence, after payment in full has been made of the amounts required under subsections (a)-(c) above, upon US Borrower’s request and as long as no Default has occurred and is continuing and all other conditions precedent to a Borrowing have been satisfied, any additional funds deposited in the US Collection Account or Cash Collateral Account shall be released to US Borrower. In addition, if consented to by the Administrative Agents, the Collateral Agents and the Required Lenders, such funds in the US Collection Account or Cash Collateral Account may be released to Borrowers. Notwithstanding the above, if the applicable Administrative Agent has declared the Loans and/or Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part pursuant to Section 8.01, the US Administrative Agent shall apply all funds received in the Collection Account in accordance with Section 8.03.

(ii)           The Canadian Administrative Agent shall apply all funds received in the Canadian Collection Account on a daily basis to the repayment of the Canadian Obligations to either, at its option, (a) outstanding Canadian Swingline Loans or (b) in accordance with any instructions received under Section 2.10(g). From and after the delivery of an Activation Notice, unless Administrative Agents and Collateral Agents determine to release such funds to Borrowers in accordance with the following sentence, Canadian Administrative Agent shall apply all such funds in the Canadian Collection Account on a daily basis to the repayment of  (a) first, Fees and reimbursable expenses of the Canadian Administrative Agent and the Canadian Collateral Agent then due and payable; (b) second, to interest then due and payable on all Canadian Revolving Loans, (c) third, Overadvances comprised of Canadian Revolving Loans, (d) fourth, the Swingline Loans, (e) fifth pro rata, Canadian Prime Rate Loans, and (f) sixth, Bankers’ Acceptances in accordance with Section 2.03(xi). Notwithstanding the foregoing sentence, after payment in full has been made of the amounts required under subsections (a)-(c) above, upon Canadian Borrower’s request and as long as no Default has occurred and is continuing and all other conditions precedent to a Borrowing have been satisfied, any additional funds deposited in the Canadian Collection Account or Cash Collateral Account shall be released to Canadian Borrower. In addition, if consented to by the Administrative Agents, the Collateral Agents and the Required Lenders, such funds in the Canadian Collection Account or Cash Collateral Account may be released to Borrowers. Notwithstanding the above, if the applicable Administrative Agent has declared the Loans and/or Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part pursuant to Section 8.01, the Collateral Agents shall apply all funds received in the Collection Account in accordance with Section 8.03.

(h)        The Borrowers and their directors, officers, employees, agents and other Affiliates and Borrowing Base Guarantors (each a “Related Person”) shall (i) hold in trust for the applicable Administrative Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by such Borrower or any such Related Person, and (ii) promptly, in any event within two (2) Business Days, after receipt by such Borrower or any such Related Person, deposit or cause the same to be deposited, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts, Inventory or other Collateral which come into their possession or under their control in the applicable Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to the applicable Collateral Agents. Each Borrower on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts. In no event shall the same be commingled with Borrowers’ own funds. US Borrowers agrees to reimburse US Collateral Agents and Canadian Borrower agrees to reimburse Canadian Collateral Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of such Collateral Agents’ payments to or indemnification of such bank or person.

(i)          Each Borrower may maintain, in its name, an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at Bank of New York Mellon Corporation or another bank reasonably acceptable to the applicable Agent into which such Agent shall, from time to time, deposit proceeds of Loans made to such Borrower pursuant to Section 2.02 for use by such Borrower solely in accordance with the provisions of Section 5.08.

SECTION 9.03.            Inventory. With respect to the Inventory:  (a) the Borrowers and Borrowing Base Guarantors shall at all times maintain records of Inventory reasonably satisfactory to Collateral Agents, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto; (b) any of the Administrative Agents’ and Collateral Agents’ officers, employees or agents shall have the right, at any time or times, in the name of such Administrative Agent or Collateral Agent, as applicable, any designee of the Administrative Agents, Collateral Agents or the Borrowers, to verify the validity, amount or any other matter relating to Accounts or Inventory by mail, telephone, electronic communication, personal inspection or otherwise and to conduct field audits of the financial affairs and Collateral of the Loan Parties, and the Borrowers shall cooperate fully with the Administrative Agents and Collateral

Agents in an effort to facilitate and promptly conclude any such verification process; (c) the Loan Parties shall cooperate fully with the Collateral Agents and their agents during all Collateral field audits and Inventory Appraisals which shall be conducted, in each case, (i) by persons acceptable to the Collateral Agents (it being understood that Great American Appraisal & Valuation Services, L.L.C. and the Durkin Group are deemed acceptable to the Collateral Agents), (ii) at the expense of the Borrowers and (iii) (A) (1) not more than once in any twelve (12) month period or (2) following either (x) a time period when Excess Availability (without taking into account the deduction of the Total Minimum Availability Requirement from the computation of Excess Availability as set forth in clause (e) of the definition thereof) does not exceed $90,000,000 or (y) a Trigger Event, more frequently at any Collateral Agent’s reasonable request or (B) at such additional other times as Borrowers shall reasonably determine; (d) neither the Borrowers nor any Borrowing Base Guarantor shall sell Inventory to any customer on approval, or any other basis which entitles the customer to return (except for the right of customers for Inventory which is defective or non-conforming) or may obligate any Loan Party to repurchase such Inventory; and (e) Borrowers and Borrowing Base Guarantor shall keep the Inventory in good and marketable condition.

SECTION 9.04.            Borrowing Base-Related Reports. The Borrowers shall deliver or cause to be delivered (at the expense of the Borrowers) to the Collateral Agents and the Administrative Agents the following:

(a)         in no event less frequently than 20 days after the end of each month, a Borrowing Base Certificate from the Borrowers accompanied by such supporting detail and documentation as shall be requested by the applicable Collateral Agent in its reasonable credit judgment, provided, that if at any time the Average Excess Availability (without taking into account the deduction of the Total Minimum Availability Requirement from the computation of Excess Availability as set forth in clause (e) of the definition thereof) is less than $90 million and so long as Borrowers do not maintain Average Excess Availability (without taking into account the deduction of the Total Minimum Availability Requirement from the computation of Excess Availability as set forth in clause (e) of the definition thereof) in excess of $90 million for a period of three (3) consecutive fiscal months, Borrowers shall deliver additional weekly roll-forward of Accounts and Inventory referenced in paragraph (b) below within five (5) Business Days after the end of each calendar week, and, if requested by the applicable Collateral Agents, a Borrowing Base Certificate (prepared weekly to reflect results satisfactory to such Collateral Agents) within five (5) Business Days after the end of each calendar week, or more frequent Borrowing Base Certificates reflecting shorter periods as reasonably requested by such Collateral Agents. Each Borrowing Base Certificate shall reflect all information through the end of the appropriate period for Borrowers and each Borrowing Base Guarantor;

(b)        upon request by the Collateral Agents, and in no event less frequently than 30 days after the end of (i) each month, a monthly trial balance showing Accounts outstanding aged from statement date as follows:  1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s trial balance and such supporting detail and documentation as shall be requested by the Collateral Agents in their reasonable credit judgment and (ii) each month, a summary of Inventory by location and type accompanied by such supporting detail and documentation as shall be requested by the Collateral Agents in their reasonable credit judgment (in each case, together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date);

(c)         on the date any Borrowing Base Certificate is delivered pursuant to Section 9.04(a) or at such more frequent intervals as the Collateral Agents may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), (i) a copy of the ledger registering the Borrowing Base Guarantor Intercompany Loan Amount as of the date of the Borrowing Base Certificate and (ii) a collateral report with respect to the Loan Parties, including all additions and reductions (cash and non-cash) with respect to intercompany loan accounts of the Borrowers and Borrowing Base Guarantors, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agents in their reasonable credit judgment;

(d)        at the time of delivery of each of the financial statements delivered pursuant to Section 5.01(a) and (b), a reconciliation of the Accounts trial balance and quarter-end Inventory reports of the Borrowers and Borrowing Base Guarantors to the general ledger of such Loan Party, in each case, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agents in their reasonable credit judgment;

(e)         a list of any applications for the registration of any patent, trademark or copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Loan Party has filed in the prior fiscal quarter; and

(f)         such other reports, statements and reconciliations with respect to the Borrowing Base, Canadian Borrowing Base or Collateral of any or all Loan Parties as the Collateral Agents shall from time to time request in its reasonable credit judgment.

The delivery of each certificate and report or any other information delivered pursuant to this Section 9.04 shall constitute a representation and warranty by the Borrowers that the statements and information contained therein are true and correct in all material respects on and as of such date.

SECTION 9.05.            Rescission of Activation Notice. Notwithstanding any of the provisions of Section 9.02, after Collateral Agents have delivered an Activation Notice and upon delivery of a certificate (provided, such certificate may not be delivered more than once in any 360 day period) by a Financial Officer of the Borrowers to the Collateral Agents certifying that (i) the Average Excess Availability has exceeded $90 million for the previous fiscal quarter and (ii) no Default has occurred or is continuing, the Collateral Agents shall rescind the Activation Notice by written notice, as necessary, to the applicable Concentration Account Banks and any such other banks to which Collateral Agents had issued such Activation Notice and following such rescission the Cash Management System shall be operated as if no such Activation Notice had been given.

ARTICLE X.

THE ADMINISTRATIVE AGENTS AND THE COLLATERAL AGENTS

SECTION 10.01.         Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints GE Capital, to act on its behalf as the US Administrative Agent and as US Collateral Agent hereunder and under the other Loan Documents and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints GE Canada, to act on its behalf as a Canadian Collateral Agent hereunder and under the other Loan Documents and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints The Bank of New York, to act on its behalf as the Senior Note Collateral Agent hereunder and under the other Loan Documents and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agents, the Collateral Agents, the Lenders and the

Issuing Bank, and neither Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 10.02.         Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.03.         Exculpatory Provisions.

(a)         No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i)            shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii)          shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

(b)        No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrowers, a Lender or the Issuing Bank.

(c)         No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agents or the Collateral Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)        Canadian Administrative Agent represents and warrants to the Canadian Borrower that on the Closing Date and throughout the term of this Agreement it is not a “non-resident” within the meaning of the ITA.

SECTION 10.04.         Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agents and the Collateral Agents may presume that such condition is satisfactory to such Lender or the Issuing Bank unless such Administrative Agent or such Collateral Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.05.         Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 10.06.         Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States or in the case of a successor to the Canadian Administrative Agent, a person which  (i) (A) is not a “non-resident” within the meaning of the ITA, or (B) is an “Authorized Foreign Bank” within the meaning of the Bank Act for purposes of the ITA and which becomes a party hereunder in the ordinary course of its trade and business that is its “Canadian banking business” for purposes of the ITA and (ii) which has provided a representation and warranty substantially in the form of that contained in Section 10.03(d), or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each

Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 10.07.         Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.08.         No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents, Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent, a Collateral Agent, a Lender or the Issuing Bank hereunder.

SECTION 10.09.         Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers or the Guarantors and without limiting the obligation of the Borrowers or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 10.10.         Overadvances. The Administrative Agents shall not, without the prior consent of Lenders, make (and shall prohibit the Issuing Banks and Swingline Lenders, as applicable, from making) any Revolving Loans or provide any Letters of Credit to the Borrowers on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans, Swingline Loans, or Letters of Credit would either (i) cause the aggregate amount of the Revolving Exposure to exceed the Borrowing Base or (ii) be made when one or more of the other conditions precedent to the making of Loans hereunder cannot be satisfied except, that, Administrative Agents may make (or cause to be made) such additional Revolving Loans or Swingline Loans or provide such additional Letters of Credit on behalf of Lenders (each an “Overadvance” and collectively, the “Overadvances”), intentionally and with actual knowledge that such Loans or Letters of Credit will be made without the satisfaction of the foregoing conditions precedent, if the Administrative Agents deem it necessary or advisable in their discretion to do so, provided, that: (a) the total principal amount of the Overadvances to the Borrowers which Administrative Agents may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the conditions precedent have not been satisfied, shall not exceed the amount equal to $30 million outstanding at any time and shall not cause the Revolving Exposure to exceed the Revolving Commitments of all of the Lenders or the Revolving Exposure of a Lender to exceed such Lender’s Revolving Commitment, (b) without the consent of all Lenders, (i) no Overadvance shall be outstanding for more than sixty (60) days and (ii) after all Overadvances have been repaid, Administrative Agents shall not make any additional Overadvance unless sixty (60) days or more have elapsed since the last date on which any Overadvance was outstanding and (c) Administrative Agents shall be entitled to recover such funds, on demand from the Borrowers together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Administrative Agent at the interest rate provided for in Section 2.06(e). Each Lender shall be obligated to pay such Administrative Agent the amount of its Pro Rata Percentage of any such Overadvance provided, that such Administrative Agent is acting in accordance with the terms of this Section 10.10 and provided further, if a CAM Exchange shall have occurred, then the Pro Rata Percentage of any such Overadvance shall be calculated by reference to the CAM Percentage.

SECTION 10.11.         Concerning the Collateral and the Related Loan Documents. Each Lender and Issuing Bank authorizes and directs Agents to enter into this Agreement and the other Loan Documents. Further, each Lender and Issuing Bank hereby authorizes and directs the Agents to enter into any modifications, confirmations, reaffirmations, acknowledgements or other amendments to the Security Documents and the other Loan Documents as such Agent deems necessary or desirable in order to perfect and protect, and to continue the perfection, priority and protection of, the Liens and security interests created under the Security Documents and/or other Loan Documents. Each Lender agrees that any action taken by Agents or Required Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by Agents or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

SECTION 10.12.         Field Audit, Examination Reports and Other Reports. By signing this Agreement, each Lender:

(a)         is deemed to have requested that Agents furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agents (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Borrowers and its Subsidiaries received by Agents;

(b)        expressly agrees and acknowledges that Agents (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c)         expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agents or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’

and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d)        agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 11.12, and not to distribute or use any Report in any other manner.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.01.         Notices.

(a)         Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)            if to any Loan Party, to US Borrowers at:

6 Brighton Road
Clifton, New Jersey 07012
Attention:  Frank Rowan
Telephone: (973) 614-2009
Email:  FRowan@lnt.com

(ii)           if to General Electric Capital Corporation, as US Administrative Agent, US Collateral Agent and US Swingline Lender, to it at:

General Electric Capital Corporation

401 Merritt Seven

Norwalk, Connecticut  06851

Attention: Linens ‘N Things Account Manager

Facsimile No: (203) 956-4002

with a copy to each of the other Agents
as set forth herein and, except with respect to
communications under Sections 5.01 and 9.04, to:

Bingham McCutchen LLP

150 Federal Street

Boston, Massachusetts  02110

Attention: Robert A.J. Barry

Facsimile No:  (617) 951-8736

(iii)          if to GE Canada Finance Holding Company, as Canadian Administrative Agent, Canadian Collateral Agent and Canadian Swingline Lender, to it at:

GE Canada Finance Holding Company

123 Front Street

Suite 1400

Toronto, Ontario

M5J 2M2

Attention: Linens ‘N Things, Inc., Account Manager

Facsimile No.: (416) 202-6226

with a copy to each of the other Agents
as set forth herein and, except with respect to
communications under Sections 5.01 and 9.04, to:

Bingham McCutchen LLP

150 Federal Street

Boston, Massachusetts  02110

Attention: Robert A.J. Barry

Facsimile No:  (617) 951-8736

(iv)          if to Wachovia Bank, National Association, as Issuing Bank, to it at:

Wachovia Bank, National Association

1133 Avenue of the Americas

New York, New York 10036

Attention:  Portfolio Manager

Telecopier No.:  (212) 545-4283

with a copy to the other Agents as set

forth herein

(v)           if to Wells Fargo Retail Finance, LLC and Affiliates, as Issuing Bank, to it at:

Wells Fargo Retail Finance, LLC

One Boston Place

18th Floor

Boston, MA  02108

Attention: Danielle Baldinelli

Facsimile No: 617-523-4027

with a copy to the other Agents as set

forth herein

(vi)          if to Bank of America, N.A., as Issuing Bank, to it at:

Bank of America, N.A.

MA5-100-09-09

100 Federal Street

Boston, MA 02110

Attention:  Account Specialist

Telecopier No.:  617-434-4339

(vii)         if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)        Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agents; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agents that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agents, the Collateral Agents or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 11.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the applicable Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)         Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)        Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agents all information, documents and other materials that it is obligated to furnish to the Administrative Agents pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the US Administrative Agent at such e-mail address(es) provided to the Borrowers from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agents shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agents in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agents shall require. Nothing in this Section 11.01(d) shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by any Administrative Agent in writing from time to time, the applicable Administrative Agent agrees that receipt of the Communications by such Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to such Administrative Agent for purposes of the Loan Documents; provided that the Borrowers shall also deliver to such Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that the Administrative Agents may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agents or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 11.02.         Waivers; Amendment.

(a)         Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b)        Required Consents. Subject to the terms of the Intercreditor Agreement and to Section 11.02(c) and (d) neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agents, the Collateral Agents (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)            increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)           reduce the principal amount or premium of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(d)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)          (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(e)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv)          increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v)           permit the assignment or delegation by the Borrowers of any of their rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)          release Holdings or all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii)         except as provided for in the Intercreditor Agreement, release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii)        change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), Section 2.17(d) and Section 2.18(d), without the written consent of each Lender directly affected thereby;

(ix)           change any provision of this Section 11.02(b), (c), or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans consented to by the Required Lenders);

(x)            change the percentage set forth in the definition of “Required Lenders,” “Supermajority Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi)           change the application of payments as among or between Classes under Section 2.10(f), Section 8.03 or Section 9.02(g) without the written consent of the Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment under Section 2.10(f) so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Classes of Revolving Loans under this Agreement consented to by the Required Lenders are made, such new Revolving Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10(f));

(xii)          [Intentionally Deleted];

(xiii)         change or waive any provision of Article X as the same applies to any Agent, or any other provision of this Agreement as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiv)        change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the applicable Administrative Agent and the Issuing Bank; or

(xv)         change or waive any provision hereof relating to Swingline Loans (including the definition of “US Swingline Commitment” or “Canadian Swingline Commitment”), without the written consent of the applicable Swingline Lender;

(xvi)        amend or modify the definition of (a) “U.S. Minimum Availability Requirement” or (b) “Canadian Minimum Availability Requirement” or the usage of either such term in any of Sections 2.01(a), 2.01(b), 2.01(c), 2.10(b)(5), 2.10(b)(9), 2.17, 2.18(b) or 4.02(d), without the written consent of each Lender;

provided, further, that

(1)           any waiver, amendment or modification prior to the completion of the syndication of the Commitments and Loans (as determined by the Arranger) may not be effected without the written consent of the Arranger ; and

(2)           any waiver, amendment or modification of the Intercreditor Agreement (and any related definitions) may be effected by an agreement or agreements in writing entered into among the Collateral Agents, the US Administrative Agent, the Required Lenders and the Senior Note Collateral Agent (without the consent of any Loan Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Loan Parties or alter or impair any right of any Loan Party under the Loan Documents).

(c)         Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agents and/or the Collateral Agents may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(d)        Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.02(b), the consent of the Required Lenders or Supermajority Lenders, as applicable, is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

SECTION 11.03.         Expenses; Indemnity; Damage Waiver.

(a)         Costs and Expenses. The Borrowers and Guarantors shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agents and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agents and/or the Collateral Agents) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, including any Inventory Appraisal, or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agents, any Lender or the Issuing Banks (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agents, the Collateral Agents, any Lender or the Issuing Banks), in connection with the enforcement or protection or attempted enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.03, or (B) in preserving and protecting, or attempting to preserve or protect its interests in the Collateral, or (C) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.

(b)        Indemnification by Borrower. Each of the Borrowers and Guarantors shall indemnify the Administrative Agents (and any sub-agent thereof), the Collateral Agents (and any sub-agent thereof) each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)         Reimbursement by Lenders. To the extent that any Borrowers or Guarantors for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 11.03 to be paid by it to the Administrative Agents (or any sub-agent thereof), the Collateral Agents, the Issuing Bank, the Swingline Lenders or any Related Party of any of the foregoing, each applicable Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agents (or any sub-agent thereof), the Issuing Bank, the Swingline Lenders or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agents (or any sub-agent thereof), the Swingline Lenders or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agents (or any sub-agent thereof), the Swingline Lenders or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.

(d)        Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)         Payments. All amounts due under this Section shall be payable not later than three (3) Business Days after demand therefor.

SECTION 11.04.         Successors and Assigns.

(a)         Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agents, the Issuing Bank, the Swingline Lenders and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 11.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 11.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)            except in the case of any assignment made in connection with the syndication of the Commitment and Loans by GE Capital or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, unless the applicable Administrative Agent and, so long as no Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not permit any Lender to assign all or a portion of its rights and obligations among separate tranches or to separate Lenders on a non-pro rata basis;

(iii)          after the Effective Date (as defined in the related Assignment and Assumption), the assigning Lender shall hold the same percentage of Canadian Revolving Loans as compared to Revolving Loans as such Lender held prior to the such Effective Date;

(iv)          the parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption, together with the Assigning Lender’s original Note (if any) and a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire; and

(v)           in the case of an assignment of rights and obligations hereunder by a Canadian Lender, such Lender shall use its commercially reasonable efforts to assign such rights and obligations to an Eligible Assignee which qualifies as an Eligible Canadian Lender.

Subject to acceptance and recording thereof by the applicable Administrative Agent pursuant to paragraph (c) of this Section 11.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender, including a

Canadian Revolving Lender, as applicable, under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.15 and Section 11.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.04.

(c)         Register. The applicable Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agents, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank, the Collateral Agents, the Swingline Lenders and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agents, the Issuing Bank or the Swingline Lenders sell participations to any person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agents and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.12, Section 2.13 and Section 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)         Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12, Section 2.13 and Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(f)         Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrowers or the Administrative Agents, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

SECTION 11.05.         Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.14, Section 2.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.06.         Counterparts; Integration; Effectiveness; Electronic Execution.

(a)         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)        Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.07.         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08.         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrowers and the Administrative Agents promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.09.         Governing Law; Jurisdiction; Consent to Service of Process.

(a)         Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)        Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and any court of competent jurisdiction in Ontario, Canada, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court, each Ontario court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agents, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)         Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 11.10.         WAIVER OF JURY TRIAL. EACH LOAN PARTY, THE AGENTS AND THE LENDERS HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11.         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12.         Treatment of Certain Information; Confidentiality. Each of the Administrative Agents, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below) for a period of two (2) years following the receipt thereof, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.10, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agents, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 11.13.         USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agents (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name, address and tax identification number of the Borrowers and other information regarding the Borrowers that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agents.

SECTION 11.14.         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 11.15.         Lender Addendum. Each Lender party to this Agreement on the date hereof, shall do so by delivering to the applicable Administrative Agent a Lender Addendum duly executed by such Lender, the Borrowers and the such Administrative Agent.

SECTION 11.16.         Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)         any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)        any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)         any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)        any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)         any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)         any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 11.17.         Dollar Equivalent Calculations. For purposes of this Agreement, the Dollar Equivalent of each Loan that is an Approved Currency Revolving Loan and the Dollar Equivalent of the stated amount of each Letter of Credit that is an Approved Currency Letter of Credit shall be calculated on the date when any such Loan is made, such Letter of Credit is issued, on the first Business Day of each month and at such other times as designated by the applicable Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by such Administrative Agent as provided above and notice of such recalculation is received by the Borrowers, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to the Borrowers by such Administrative Agent. Such Administrative Agent shall promptly notify the Borrowers and the Lenders of each such determination of the Dollar Equivalent.

SECTION 11.18.         Judgment Currency.

(a)         The Borrowers’ obligation hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the applicable Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to such Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Borrowers in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent, and in the case of other currencies, the rate of exchange (as quoted by such Administrative Agent or if such Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by such Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)        If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)         For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 11.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 11.19.         Special Provisions Relating to Currencies Other Than Dollars.

(a)         All funds to be made available to the applicable Administrative Agent pursuant to this Agreement in Canadian dollars shall be made available to such Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center in Canada as such Administrative Agent shall from time to time nominate for this purpose.

(b)        In relation to the payment of any amount denominated in Canadian dollars, no Administrative Agent shall be liable to the Borrowers or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by such Administrative Agent if such Administrative Agent shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Canadian dollars) to the account with the bank in the principal financial center in Canada which the Borrowers or, as the case may be, any Lender shall have specified for such purpose. In this Section 11.19(b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as such Administrative Agent may from time to time determine for the purpose of clearing or settling payments of Canadian dollars. Furthermore, and without limiting the foregoing, such Administrative Agent shall not be liable to the Borrowers or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).

SECTION 11.20.         Intercreditor Agreement. Notwithstanding anything herein to the contrary, each Lender acknowledges that the Lien and security interest granted to the Collateral Agents pursuant to the Security Documents and the exercise of any right or remedy by such Collateral Agents thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall govern and control. The parties hereto consent to the collateral agents under the Prior Credit Agreement and the Senior Note Collateral Agent terminating the Control Agreements entered into under the Prior Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

US BORROWERS:
LINENS ‘N THINGS, INC.

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

LINENS ‘N THINGS CENTER, INC.

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

CANADIAN BORROWER:
LINENS ‘N THINGS CANADA CORP.

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

HOLDINGS:
LINENS HOLDING CO.

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

SUBSIDIARY GUARANTORS:

BLOOMINGTON MN., L.T., INC.

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

LNT, INC.

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

LNT SERVICES, INC.

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

LNT WEST, INC.

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

VENDOR FINANCE, LLC

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

LNT LEASING II, LLC

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

LNT VIRGINIA LLC

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

LNT MERCHANDISING COMPANY, LLC

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

LNT LEASING III, LLC

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

CITADEL LNT, LLC

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

LINENS ‘N THINGS CANADA LIMITED PARTNERSHIP

By: Linens ‘N Things Investment Canada II Company, its general partner

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

LINENS ‘N THINGS INVESTMENT CANADA I COMPANY

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

LINENS ‘N THINGS INVESTMENT CANADA II COMPANY

By:	/s/ FRANCIS M. ROWAN
Name:	Francis M. Rowan
Title:	Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION
as US Collateral Agent, US Administrative Agent, US Swingline Lender and Lender

By:	/s/ MARK J. FORTI
Name:	Mark J. Forti
Title:	Duly Authorized Signatory

GE CANADA FINANCE HOLDING COMPANY
as Canadian Collateral Agent, Canadian Administrative Agent, Canadian Swingline Lender and Lender

By:	/s/ RICHARD ZENI
Name:	Richard Zeni
Title:	Duly Authorized Signatory

Annex I to
Credit Agreement

Applicable Margin

	Revolving Loans
Average Excess Availability for Preceding Fiscal Quarter	Eurodollar/ Acceptance Fees	ABR/Canadian Prime
Level I: <$125 million	1.75%	0.25%
Level II: > $125 million and < $350 million	1.50%	0.00%
Level III: > $350 million and < $475 million	1.25%	0.00%
Level IV: > $475 million	1.00%	0.00%

Tranche B Loans:  The Applicable Margin with respect to Tranche B Loans (consisting of per annum rate margins) shall be 2.75% in the case of Eurodollar Loans and, in the event the Adjusted LIBOR Rate is not available, 1.25% in the case of ABR Loans.

Applicable Fee

Fee
Level I	0.375%
Level II	0.375%
Level III	0.375%
Level IV	0.250%

Each change in the Applicable Margin or Applicable Fee resulting from a change in the Excess Availability shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agents of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d) (as well as the Borrowing Base Certificate for the last month of such fiscal quarter), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates (and related Borrowing Base Certificate) indicating another such change. Notwithstanding the foregoing, the Average Excess Availability shall be deemed to be in (i) Level II from the Closing Date to the date of delivery to the Administrative Agents of the financial statements and certificates required by Section 5.01(b) and Section 5.01(d) (as well as the Borrowing Base Certificate for the month ended November 30, 2007) and (ii) Level I (A) at any time during which the Borrowers have failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, and (B) at any time during the existence of an Event of Default.